UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2025

City Office REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36409	98-1141883
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

666 Burrard Street, Suite 3210,
Vancouver, British Columbia	V6C 2X8
(Address of principal executive offices)	(Zip Code)

(604) 806-3366

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbols	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	CIO	New York Stock Exchange
6.625% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share	CIO.PrA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On July 23, 2025, City Office REIT, Inc., a Maryland corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MCME Carell Holdings, LP, a Delaware limited partnership (“Parent”), and MCME Carell Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent (“Merger Sub” and, collectively with Parent, “MCME Carell”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, upon the closing of the transaction, the Company will be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Entity”).

The Merger Agreement was unanimously approved by the Company’s Board of Directors (the “Board”). At the time that the Merger becomes effective (the “Effective Time”), each issued and outstanding share of common stock of the Company, par value $0.01 per share (the “Common Stock”), other than certain excluded shares owned, directly or indirectly, by Parent, Merger Sub or the Company, will be converted automatically into the right to receive $7.00 per share in cash, without interest, and subject to deduction for any required withholding tax (the “Merger Consideration”).

The Merger Agreement provides that, immediately prior to the Effective Time, any outstanding Company restricted stock will become fully vested and free of restrictions and will be automatically converted into the right to receive the Merger Consideration.

Immediately prior to the closing of the merger, the Company intends to redeem, each share of the Company’s 6.625% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), for an amount in cash equal to $25.00 per share of Series A Preferred Stock, plus any accrued and unpaid distributions (whether or not declared), and subject to deduction for any required withholding tax.

Shareholders of the Company will be asked to vote on the adoption of the Merger Agreement and approve the Merger at a special shareholders’ meeting (the “Shareholders’ Meeting”) that will be held on a date to be determined and announced in accordance with the terms of the Merger Agreement. Completion of the Merger is subject to various closing conditions, including, among other things, (a) the affirmative vote of at least a majority of the outstanding shares of Common Stock entitled to vote at the Shareholders’ Meeting in favor of adopting the Merger Agreement and approving the Merger (the “Shareholder Approval”); (b) the absence of any law, injunction, judgment, order, decree or ruling restraining or prohibiting consummation of the Merger; (c) the receipt of certain third party consents; (d) the receipt of consents from the applicable third parties relating to certain ground leases required under the Phoenix Sale Agreement (as described below) and the sale of certain of the Phoenix Assets (as described below) shall have been consummated pursuant to and in accordance with the Phoenix Sale Agreement; (e) the delivery of a written tax opinion to the effect that, as of December 31, 2014 until the Effective Time, the Company has been organized and operated in accordance with the requirements for qualification and taxation as a REIT; and (f) no event of default that is incapable of being cured or capable of being cured but still continuing shall have occurred and be continuing under certain of the Company’s loan documents. Each party’s obligation to consummate the Merger is also subject to certain additional conditions, which include the accuracy of the other party’s representations and warranties (subject to materiality qualifiers) and the other party’s compliance with its covenants and obligations in all material respects (in each case, as contained and more fully described in the Merger Agreement). The Merger Agreement does not contain a financing condition.

The Merger Agreement contains customary representations and warranties by each of the Company, Parent and Merger Sub, and also contains customary covenants and agreements, including, among other things, agreements by the Company to (i) carry on its business in the ordinary course consistent with past practice and (ii) refrain from undertaking a number of actions without the prior written consent of Parent (not to be unreasonably withheld), including, but not limited to, incurring indebtedness, settling claims or actions, incurring certain capital expenditures, declaring dividends, issuing or selling equity interests, and amending material contracts (in each case, during the period from the date of the Merger Agreement to the Effective Time). The Merger Agreement also contains a customary non-solicitation provision, subject to certain carve outs. In addition, Parent has agreed to maintain in effect the Company’s current directors’ and officers’ liability insurance for a period of six years following the Effective Time.

Upon a termination of the Merger Agreement under specified circumstances set forth therein, the Company will be required to pay Parent a termination fee equal to $16,000,000. The Merger Agreement also provides that upon a termination of the Merger Agreement under certain circumstances set forth in the Merger Agreement, Parent will be required to pay the Company a reverse termination fee equal to $35,000,000. Subject to certain limitations set forth in the Merger Agreement, either party may terminate the Merger Agreement if the Merger is not consummated by on the date that is 180 days following the effective date of the Merger Agreement.

Phoenix Portfolio Sale Transaction

The Company also announced today that on June 18, 2025, CIO 5090, Limited Partnership; CIO Block 23, LLC; CIO Papago Tech Holdings, LLC; CIO San Tan I, Limited Partnership; CIO San Tan II, Limited Partnership; CIO Pima, Limited Partnership; CIO Quad, Limited Partnership; and CIO Camelback, Limited Partnership (collectively, the “Seller”), each an indirect subsidiary of the Company, entered into an Agreement of Purchase and Sale and Joint Escrow Instructions (as amended, the “Phoenix Sale Agreement”) with a buyer (the “Buyer”), pursuant to which the Seller agreed to sell, and the Buyer agreed to purchase, certain land and improvements located at 5090 North 40th Street, Phoenix, Arizona 85018; 101 East Washington Street, Phoenix, Arizona, 85004 (the “Block 23 Asset”); 1600 and 1700 North Desert Drive, Tempe, Arizona 85034; 3100 and 3200 West Ray Road, Chandler, Arizona 85226; 9000 and 9200 East Pima Center Parkway, Scottsdale, Arizona 85258 (the “Pima Center Asset”); 6200–6390 East Thomas Road, Scottsdale, Arizona 85251; and 6991 East Camelback Road, Scottsdale, Arizona 85251 (collectively, the “Phoenix Assets”), for an aggregate purchase price of $296 million, subject to customary closing prorations and credits (the “Phoenix Portfolio Sale Transaction”). On July 23, 2025, the Buyer and the Seller entered into the First Amendment to Agreement of Purchase and Sale and Joint Escrow Instructions (the “First Amendment”) and, in connection therewith, the Buyer and the Seller waived their unilateral termination rights pursuant to the Phoenix Sale Agreement, thus making the Phoenix Sale Agreement a binding contractual obligation on the Buyer and the Seller.

The Phoenix Sale Agreement contains customary representations, warranties, and covenants by the Seller and the Buyer and customary closing conditions in favor of the Seller and the Buyer. The Buyer has made an aggregate earnest money deposit of $20,000,000.00 under the Phoenix Sale Agreement, which is non-refundable except in the event of a default by the Seller, the failure of a closing condition in favor of the Buyer, or a material casualty or condemnation of a property.

The Phoenix Portfolio Sale Transaction is scheduled to close on August 14, 2025, provided, that the closing of the sale of the Block 23 Asset may be delayed for up to three hundred sixty-five days, and the closing of the sale of the Pima Center Asset may be delayed for up to two hundred ten days, in the event certain required third-party approvals in connection with the assignment and assumption of the existing ground leases for such assets are not obtained by the originally scheduled closing date. The Phoenix Portfolio Sale Transaction is subject to various closing conditions and is not contingent upon the Merger closing. The Company expects to use the net proceeds received from the Phoenix Portfolio Sale Transaction to repay property level and corporate indebtedness and for general corporate purposes.

The foregoing description of the Merger Agreement, the Phoenix Sale Agreement, and the First Amendment and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, the Phoenix Sale Agreement and the First Amendment, attached as Exhibit 2.1, 10.1 and 10.2 to this Current Report on Form 8-K, respectively, each of which are incorporated herein by this reference.

The Merger Agreement and the Phoenix Sale Agreement have been included as exhibits to this filing to provide investors with information regarding their terms. They are not intended to provide any other factual information about the Company. In particular, the representations and warranties contained in the Merger Agreement and the Phoenix Sale Agreement were made only for the purposes of the Merger Agreement and the Phoenix Sale Agreement as of the specific dates therein and were solely for the benefit of the parties to the Merger Agreement and the Phoenix Sale Agreement, respectively. The representations and warranties contained in the Merger Agreement and the Phoenix Sale Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and the Phoenix Sale Agreement, respectively, and have been qualified by confidential disclosures made to the counterparties to such agreements. These confidential disclosures contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement and the Phoenix Sale Agreement. Moreover, certain representations and warranties in the Merger Agreement and the Phoenix Sale Agreement may be subject to a standard of materiality provided for in the Merger Agreement or the Phoenix Sale Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement or the Phoenix Sale Agreement, as applicable, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Farrar Employment Agreement Amendment

On July 23, 2025, the Company, through a wholly-owned subsidiary, entered into Amendment No. 3 to the employment agreement with James Farrar, the Company’s Chief Executive Officer (the “Employment Agreement Amendment”). The Employment Agreement Amendment extends certain post-termination restrictive covenants applicable to Mr. Farrar and makes certain other changes as set forth in the employment agreement. In consideration of this extension and other changes, Mr. Farrar will receive a lump sum cash payment of $25,000, paid within thirty (30) days following the closing of the Effective Time.

The Compensation Committee of the Company’s Board of Directors approved the Company’s entry into the Employment Agreement Amendment. The foregoing description of the Employment Agreement Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement Amendment, attached as Exhibit 10.3 to this Current Report on Form 8-K, which is incorporated herein by this reference.

Item 8.01	Other Events.

On July 24, 2025, the Company and MCME Carell issued a joint press release announcing, among other things, the Company’s entry into the Merger Agreement. A copy of that press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in Exhibit 99.1 attached hereto shall not be deemed filed for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in filings under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Additional Information and Where to Find It

This filing may be deemed solicitation material in respect of the proposed acquisition of the Company by Parent. A full description of the terms of the Merger and the Merger Agreement will be provided in the proxy statement that the Company intends to file with the Securities and Exchange Commission (“SEC”) to be used at its special meeting of shareholders in lieu of an annual meeting to approve the Merger. SHAREHOLDERS ARE ADVISED TO READ, WHEN AVAILABLE, THE COMPANY’S PRELIMINARY PROXY STATEMENT AND DEFINITIVE PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING BECAUSE THESE STATEMENTS WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement will be mailed to shareholders as of a record date to be established for voting on the proposed merger. Shareholders will also be able to obtain a copy of the proxy statement, without charge, by directing a request to: City Office REIT, Inc., Investor Relations, 666 Burrard Street, Suite 3210, Vancouver, BC V6C 2X8 CA, or at its website, www.cioreit.com. The preliminary proxy statement and definitive proxy statement, once available, can also be obtained, without charge, at the SEC’s internet site (http://www.sec.gov).

Participants in Solicitation

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from shareholders of the Company in favor of the proposed Merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed Merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Form 10-K”) as filed with the SEC on February 20, 2025.

Forward-Looking Statements

This Current Report on Form 8-K (“Current Report”) contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this Current Report, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company’s current beliefs as to the outcome and timing of future events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “approximately,” “anticipate,” “assume,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “hypothetical,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” or other similar words or expressions. There can be no assurance that actual results of forward-looking statements, including but not limited to the consummation of the proposed Merger or the Phoenix Portfolio Sale Transaction, or those pertaining to expectations regarding the Company’s financial performance, expectations as to the likelihood and timing of closing of acquisitions, dispositions, or other transactions, the expected operating performance of the Company’s current properties, and changes in local, regional, national and international economic conditions, including as a result of the systemic and structural changes in the demand for commercial office space. Forward-looking statements presented in this press release are based on management’s beliefs and assumptions made by, and information currently available to, management.

The forward-looking statements contained in this Current Report are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to the Company and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting the Company will be those that it has anticipated. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements set forth in this Current Report: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the Phoenix Sale Agreement; the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Merger Agreement; the inability to complete the proposed Merger due to the failure to satisfy the conditions to the Merger, including obtaining the approval of the Company’s shareholders and other closing conditions more fully described in the Merger Agreement; risks that the proposed Merger disrupts current plans and operations of the Company; potential difficulties in employee retention as a result of the proposed Merger; legislative, regulatory and economic developments; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed Merger; the effect of the announcement of the proposed Merger and the Phoenix Portfolio Sale Transaction on the Company’s relationships with tenants, operating results and business generally, changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors described in the Company’s news releases and filings with the SEC, including but not limited to those described in the Form 10-K under the heading “Risk Factors” and in the Company’s subsequent reports filed with the SEC, many of which are beyond the Company’s control. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove to be incorrect, the Company’s actual results may vary in material respects from what it may have expressed or implied by these forward-looking statements. The Company cautions that you should not place undue reliance on any of its forward-looking statements. Any forward-looking statement made by the Company in this Current Report speaks only as of the date of this Current Report. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not guarantee that the assumptions underlying such forward-looking statements contained in this press release are free from errors. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated July 23, 2025, by and among MCME Carell Holdings, LP, MCME Carell Merger Sub, LLC, and City Office REIT, Inc.

10.1	Agreement of Purchase and Sale and Joint Escrow Instructions, dated as of June 18, 2025, by and among SWVP Acquisitions LLC, a Delaware limited liability company, as buyer, and CIO 5090, Limited Partnership, a Delaware limited partnership; CIO Block 23, LLC, a Delaware limited liability company; CIO PAPAGO Tech Holdings, LLC, a Delaware limited liability company; CIO SAN TAN I, Limited Partnership, a Delaware limited partnership; CIO SAN TAN II, Limited Partnership, a Delaware limited partnership; CIO PIMA, Limited Partnership, a Delaware limited partnership; CIO QUAD, Limited Partnership, a Delaware limited partnership; and CIO CAMELBACK, Limited Partnership, a Delaware limited partnership, each as a seller.

10.2	First Amendment to Agreement of Purchase and Sale and Joint Escrow Instructions, dated as of July 23, 2025, by and among SWVP Acquisitions LLC, a Delaware limited liability company, as buyer, and CIO 5090, Limited Partnership, a Delaware limited partnership; CIO Block 23, LLC, a Delaware limited liability company; CIO PAPAGO Tech Holdings, LLC, a Delaware limited liability company; CIO SAN TAN I, Limited Partnership, a Delaware limited partnership; CIO SAN TAN II, Limited Partnership, a Delaware limited partnership; CIO PIMA, Limited Partnership, a Delaware limited partnership; CIO QUAD, Limited Partnership, a Delaware limited partnership; and CIO CAMELBACK, Limited Partnership, a Delaware limited partnership, each as a seller.

10.3	Amendment No. 3 to Executive Employment Agreement, dated as of July 23, 2025, by and among City Office Management ULC, City Office REIT Operating Partnership, and James Farrar.

99.1	Joint Press Release issued by City Office REIT, Inc., MCME Carell Holdings, LP and MCME Carell Holdings, LLC on July 24, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITY OFFICE REIT, INC.

Date: July 24, 2025	By:	/s/ Anthony Maretic
	Name:	Anthony Maretic
	Title:	Chief Financial Officer, Secretary and Treasurer

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

MCME CARELL HOLDINGS, LP,

MCME CARELL MERGER SUB, LLC

and

CITY OFFICE REIT, INC.

Dated as of July 23, 2025

i

ii

Exhibit A	REIT Qualification Opinion
Exhibit B	Sample Representation Letter

iii

INDEX OF DEFINED TERMS

Definition	Location
Acquisition Amounts	4.7(j)
Acquisition Proposal	5.2(i)(i)
Action	3.10
Adverse Recommendation Change	5.2(b)
Affiliate	8.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	5.2(b)
Alternative Financing	5.9(c)
Annual Premium Amount	5.8(c)
Articles of Merger	1.3(a)
Book-Entry Shares	2.3(b)
Breakup Fee	7.3(b)
Business Day	8.3(b)
Census	3.13(a)
Certificates	2.4(b)
Closing	1.2
Closing Date	1.2
Closing Failure Fee	7.3(d)
Code	2.4
Collective Bargaining Agreement	8.3(d)
Commitment Letters	4.7(b)
Common Shareholders	3.4(a)
Company	Preamble
Company 401(k) Plan	5.21(f)
Company Board	Recitals
Company Board Recommendation	3.4(b)
Company Charter	2.1(c)
Company Common Share	2.1(a)
Company Debt Agreements	8.3(e)
Company Disclosure Letter	Article III
Company Financial Advisors	3.24
Company Group Organizational Documents	3.1(b)
Company Incentive Plan	8.3(f)
Company Intellectual Property	3.19(b)
Company Leases	3.18(d)
Company Organizational Documents	3.1(b)
Company Plan	8.3(g)
Company Preferred Share	2.1(c)
Company Preferred Share Consideration	2.1(c)
Company Properties	3.18(b)

i

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Company PSU Award	8.3(h)
Company RSU Award	8.3(i)
Company SEC Documents	3.6(a)
Company Stock Awards	3.2(b)
Company Stockholder Approval	3.4(a)
Company Stockholders Meeting	5.3(b)
Confidentiality Agreement	5.4
Continuing Employee	5.21(a)
Contract	8.3(j)
Control	8.3(k)
Cure Period	6.2(f)
Data Protection Requirements	8.3(l)
Debt Commitment Letter	4.7(a)
Debt Financing	4.7(a)
Definitive Debt Financing Agreements	5.9(a)
Environmental Law	8.3(m)
Equity Commitment Letter	4.7(b)
Equity Financing	4.7(b)
Equity Investors	4.7(b)
ERISA	8.3(n)
ERISA Affiliate	8.3(o)
Exchange Act	3.5(b)
Excluded Shares	2.1(d)
Financing	4.7(b)
Financing Conditions	4.7(d)
Financing Source Parties	8.3(p)
Financing Sources	8.3(p)
Fraud	8.3(r)
GAAP	3.6(b)
Governmental Entity	3.5(b)
Guarantors	Recitals
Hazardous Substance	8.3(s)
Indebtedness	8.3(t)
Indemnified Parties	5.8(a)
Intellectual Property	8.3(u)
International Company Plan	3.12(e)
Intervening Event	8.3(v)
IRS	8.3(w)
Knowledge of Parent	8.3(w)
Knowledge of the Company	8.3(y)
Landlord Leases	3.18(d)
Law	3.5(a)

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Leased Properties	3.18(b)
Liens	3.2(a)
Limited Guarantee	Recitals
Loan Consent Party	5.15(a)
Loan Consents	3.5(a)
Material Adverse Effect	8.3(z)
Material Contract	3.16(a)
Measurement Date	3.2(a)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Effective Time	1.3(a)
Merger Sub	Preamble
MGCL	Recitals
NYSE	3.5(b)
Outside Date	7.1(b)(i)
Owned Properties	3.18(b)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Expenses	7.3(c)
Parent Group	8.3(aa)
Parent MAE	8.3(bb)
Parent Parties	Preamble
Parent Plan	5.21(b)
Parties	Preamble
Party	Preamble
Paying Agent	2.3(a)
Payment Fund	2.3(a)
Payoff Letter	5.9(f)
Permits	3.11
Permitted Liens	3.18(a)
Person	8.3(cc)
Personal Information	8.3(dd)
Potential Transferred Properties	5.15(b)
Preferred Stock Redemption Amount	5.18
Preferred Stock Redemption Notice	5.18
Prohibited Modification	5.9(b)
Property Level Loan Documents	3.16(a)(iv)
Property Management Agreements	3.18(m)
Property Requirements	3.18(f)
Proxy Statement	3.8
PSU Consideration	2.2(b)
Qualified REIT Subsidiary	8.3(ff)

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Registered Intellectual Property	3.19(a)
REIT	8.3(gg)
Related Party	3.22
Representatives	5.2(a)
RSU Consideration	2.2(a)
Sarbanes-Oxley Act	3.6(a)
SDAT	1.3(a)
SEC	3.6(a)
Securities Act	3.5(b)
Security Incident	3.27(c)
Service Provider	8.3(hh)
Solvent	4.9
Specified Loan Consents	5.15(a)
Specified Loan Documents	5.15(a)
Subsidiary	8.3(ii)
Superior Proposal	5.2(i)(ii)
Surviving Company	1.1(a)
Takeover Laws	3.20
Takings	3.18(c)
Tax Protection Agreement	8.3(jj)
Tax Return	8.3(ll)
Taxable REIT Subsidiary	8.3(kk)
Taxes	8.3(mm)
Tenant Leases	3.18(d)
Third-Party Closing Consent Counterparties	5.15(a)(i)
Third-Party Closing Consents	5.15(a)
Title Policy	3.18(i)
Transfer Taxes	5.19(a)
WARN Act	8.3(nn)
Willful and Material Breach	8.3(oo)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 23, 2025, between MCME Carell Holdings, LP, a Delaware limited partnership (“Parent”), MCME Carell Merger Sub, LLC, a Maryland limited liability company and a wholly-owned Subsidiary of Parent (“Merger Sub” and together with Parent, the “Parent Parties”), and City Office REIT, Inc., a Maryland corporation (the “Company”). Parent, Merger Sub, and the Company are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Parties wish to effect the merger of the Company with and into Merger Sub (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved and agreed to recommend approval of the Merger by the Common Shareholders of the Company;

WHEREAS, the general partner of Parent has (i) determined that it is in the best interests of Parent and its equityholders, and declared it advisable, to enter into this Agreement and (ii) approved this Agreement and declared the transactions contemplated hereby, including the Merger, to be advisable and in the best interests of Parent and its equityholders;

WHEREAS, the sole member of Merger Sub has taken all actions required for the execution of this Agreement by Merger Sub and to approve the consummation by Merger Sub of the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (collectively, the “Guarantors”), have delivered to the Company a limited guarantee (the “Limited Guarantee”) with respect to certain of Parent’s obligations under this Agreement; and

WHEREAS, the Parent Parties and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parent Parties and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the MGCL, at the Merger Effective Time, Merger Sub and the Company shall consummate the Merger pursuant to which (i) the Company shall be merged with and into Merger Sub and the separate existence of the Company shall thereupon cease and (ii) Merger Sub shall be the surviving entity of the Merger (the “Surviving Company”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY 10166, as soon as practicable (and, in any event, within two Business Days) following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions); or (b) at such other place, date, or time as the Parties may mutually agree in writing; provided, that in the event that, as of the date on which the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), the Company has not obtained any Specified Loan Consent with respect to any Potential Transfer Property that has not been sold, transferred or distributed by the Company, then the Closing Date shall be the earlier of the date that is (i) two Business Days following the date on which all such Specified Loan Consents have been obtained, so long as the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) as of such date, and (ii) 15 days following the date on which the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions); provided, further, that that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the Parties shall cooperate in connection therewith. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. At the Closing, Merger Sub and the Company shall duly execute and file articles of merger with respect to the Merger in a form that complies with the MGCL (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL. The Merger shall become effective upon such time as the Articles of Merger have been accepted for record by the SDAT, or such later time (not to exceed 30 days from the date the Articles of Merger are accepted for record by the SDAT) which the Parties shall have agreed upon and designated in such filing in accordance with the MGCL as the effective time of the Merger (the “Merger Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 1.5 Organizational Documents of the Surviving Company. At the Merger Effective Time, the articles of organization and limited liability company agreement of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the articles of organization and limited liability company agreement of the Surviving Company, until thereafter supplemented or amended as provided therein and in accordance with applicable Law.

Section 1.6 Officers. From and after the Merger Effective Time, the officers of Merger Sub immediately prior to the Merger Effective Time shall be the officers of the Surviving Company, each to serve in accordance with the MGCL and the governing documents of the Surviving Company until their respective successors shall have been duly elected and qualify, or until their earlier death, resignation or removal in accordance with the MGCL and the governing documents of the Surviving Company.

ARTICLE II

EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

Section 2.1 Effects on Company Common Shares and Company Preferred Shares. At the Merger Effective Time, by virtue of the Merger (except for Section 2.1(b) below, which will be effected independently of, but subject to the consummation of, the Merger) and without any action on the part of the holders of shares of capital stock of the Company, Parent or Merger Sub:

(a) Each share of common stock of the Company, par value $0.01 per share (a “Company Common Share”) issued and outstanding immediately prior to the Merger Effective Time (other than Excluded Shares) shall be converted automatically into and shall thereafter represent the right to receive $7.00 per share in cash, without interest, and subject to deduction for any required withholding Tax (the “Merger Consideration”). As of the Merger Effective Time, all such Company Common Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration, if any, to be paid without interest.

(b) Each share of 6.625% Series A Cumulative Redeemable Preferred Stock of the Company, par value $0.01 per share (a “Company Preferred Share”), issued and outstanding immediately prior to the Merger Effective Time shall be redeemed by the Company, effective immediately prior to the Merger Effective Time, for an amount in cash equal to $25.00 per Company Preferred Share, plus any accrued and unpaid distributions (whether or not declared), and subject to deduction for any required withholding Tax (the “Company Preferred Share Consideration”), in accordance with Section 5 of the Articles Supplementary of the Articles of Amendment and Restatement of the Company (the “Company Charter”). As of the Merger Effective Time, all Company Preferred Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Company Preferred Share Consideration, if any, to be paid without interest.

(c) Each Company Common Share or Company Preferred Share owned, directly or indirectly, by the Parent Parties or any Subsidiary of the Company immediately prior to the Merger Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) The issued and outstanding equity of Merger Sub immediately prior to the Merger Effective Time shall not be converted or otherwise affected by the Merger, but shall continue to represent the issued and outstanding equity of the Surviving Company.

(e) If at any time during the period between the date of this Agreement and the Merger Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted so as to provide Parent and the holders of Company Common Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2 Treatment of Company Stock Awards.

(a) Immediately prior to the Merger Effective Time, each Company RSU Award that is outstanding as of immediately prior to the Merger Effective Time, whether vested or unvested, shall, by virtue of the occurrence of the Merger Effective Time and without any action by Parent, the Company or the holder thereof, automatically become fully vested and be cancelled and converted into the right to receive an amount in cash equal to (i) (A) the Merger Consideration, multiplied by (B) the number of Company Common Shares underlying such Company RSU Award, less (ii) any applicable Taxes required to be withheld in accordance with Section 2.4 with respect to such payment (the “RSU Consideration”).

(b) Immediately prior to the Merger Effective Time, each Company PSU Award that is outstanding as of immediately prior to the Merger Effective Time, whether vested or unvested, shall, by virtue of the occurrence of the Merger Effective Time and without any action by Parent, the Company or the holder thereof, (i) become vested with respect to a number of Company Common Shares underlying such Company PSU Award based on the actual level of achievement of the performance-based vesting conditions applicable to such Company PSU Award measured through immediately prior to the Merger Effective Time as determined by the Company Board or a committee thereof in accordance with the terms of such Company PSU Award and (ii) be cancelled and converted into the right to receive an amount in cash equal to (A) (1) the Merger Consideration, multiplied by (2) the number of so-determined Company Common Shares underlying such Company PSU Award that become vested in accordance with this Section 2.2(b), less (B) any applicable Taxes required to be withheld in accordance with Section 2.4 with respect to such payment (the “PSU Consideration”).

(c) The Company shall take all actions necessary prior to the Merger Effective Time to establish a “special payroll” run on the Closing Date in respect of the payments required under this Section 2.2 (together with the employer portion of Taxes payable in respect thereof), and Parent shall cause the Surviving Company to pay the RSU Consideration and PSU Consideration, as applicable, through the Surviving Company’s payroll, as a “special payroll,” or, with respect to non-employees, accounts payable, on the Closing Date, in each case, in accordance with the terms of the Company Incentive Plan and the applicable form(s) of award agreement(s) evidencing such Company Stock Awards.

(d) Prior to the Merger Effective Time, the Company shall take all actions necessary to ensure that, as of the Merger Effective Time, (i) the Company Incentive Plan shall terminate and (ii) no holder of a Company Stock Award or any participant in the Company Incentive Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Company, or any of their Subsidiaries, except the right to receive the payments contemplated by this Section 2.2 in cancellation and settlement thereof.

(e) To the extent that Parent determines in its reasonable discretion that any award or amount described in this Section 2.2 constitutes nonqualified deferred compensation subject to Section 409A of the Code, any payment contemplated hereby with respect to such award or amount shall be made in accordance with this Agreement and the applicable terms thereof or, if later, at the earliest time permitted under the terms thereof that will not result in the application of additional tax or penalty under Section 409A of the Code.

Section 2.3 Exchange and Payment.

(a) On or before the Merger Effective Time, at its sole cost and expense, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), in trust for the benefit of holders of Company Common Shares, and Company Preferred Shares (other than holders to the extent they hold Excluded Shares), cash in an amount sufficient to pay the aggregate Merger Consideration and the Company Preferred Share Consideration, as applicable and held separate and apart by the Paying Agent, in accordance with Section 2.1(b) and Section 2.1(c) (such cash, the “Payment Fund”). Except as otherwise provided in this Agreement, the Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II. Any and all interest earned on cash deposited in the Payment Fund shall be paid to the Surviving Company.

(b) As soon as reasonably practicable (and, in any event, within five Business Days) after the Merger Effective Time, the Surviving Company shall cause the Paying Agent, in accordance with, and as required by the Paying Agent’s customary procedures, to mail to each holder of record of a certificate (“Certificates”) that, immediately prior to the Merger Effective Time, represented outstanding Company Common Shares that were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange for the Company Common Shares formerly represented by such Certificate (other than Excluded Shares) the Merger Consideration for each such Company Common Share (subject to deduction for any required withholding Tax pursuant to Section 2.4), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Merger Effective Time (and, in any event, not later than the third Business Day thereafter), the Surviving Company shall cause the Paying Agent to issue and send to each holder of uncertificated Company Common Shares represented by book entry (“Book-Entry Shares”), other than with respect to Excluded Shares, a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the applicable Merger Consideration.

(c) Each Company Preferred Share issued and outstanding immediately prior to the Merger Effective Time shall be redeemed in accordance with the terms of Section 5.18, and from and after the Merger Effective Time, shall no longer be deemed outstanding and all rights of the holders of such shares shall terminate, except that such holders shall retain the right to receive, and shall receive, payment of the Company Preferred Share Consideration in accordance with the terms of Section 5.18.

(d) If payment of the Merger Consideration or the Company Preferred Share Consideration, as applicable, is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of Merger Consideration or the Company Preferred Share Consideration, as applicable, to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such tax is not applicable.

(e) Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed after the Merger Effective Time, to represent only the right to receive Merger Consideration or the Company Preferred Share Consideration, as applicable, payable in respect thereof pursuant to this Article II, without any interest thereon.

(f) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Shares or Company Preferred Shares formerly represented by such Certificates or Book-Entry Shares. At the Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Company Common Shares that were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, Certificates are presented to the Surviving Company or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(g) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis. Any interest or other income resulting from such investments shall be paid to Parent, upon demand. To the extent that there are losses with respect to such investments, or the cash portion of the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration or Company Preferred Share Consideration as contemplated hereby, Parent shall, as promptly as reasonably practicable, replace or restore the cash portion of the Payment Fund lost through investments or other events so as to ensure that the cash portion of the Payment Fund is, at all times, maintained at a level sufficient to make all such payments.

(h) Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares one year after the Merger Effective Time shall be delivered to the Surviving Company free and clear of all claims, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares) shall thereafter look only to the Surviving Company as general creditors thereof for payment of the Merger Consideration or the Company Preferred Share Consideration (subject to abandoned property, escheat or other similar laws), without interest.

(i) None of the Parent Parties, the Company, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(j) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Paying Agent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such a customary amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or Company Preferred Share Consideration, as applicable, payable in respect thereof pursuant to this Agreement.

Section 2.4 Withholding Rights. Each of the Parties and the Paying Agent shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of Company Common Shares, Company RSU Awards, Company PSU Awards, Company Preferred Shares or otherwise pursuant to this Agreement such amounts that are required to be deducted and withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld, such withheld amounts shall be paid over to the appliable Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.5 Dissenting Shares. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby, including any remedy under Section 3-201 et seq. of the MGCL.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to the Parent Parties immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face), or (y) as set forth in the Company SEC Documents furnished or filed since January 1, 2024 and available on the SEC’s Electronic Data Gathering and Retrieval System (excluding any information or documents incorporated by reference therein, or filed as exhibits thereto, and excluding any disclosures contained in such documents under the “Risk Factors” or “Forward-Looking Statements” sections of the Company SEC Documents and any other cautionary, predictive or forward-looking disclosures contained therein), the Company represents and warrants to the Parent Parties as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has previously made available to Parent true and complete copies of (i) the Company Charter and the third amended and restated bylaws of the Company (together with the Company Charter, the “Company Organizational Documents”), and (ii) the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, (together with the Company Organizational Documents, the “Company Group Organizational Documents”), and each Company Group Organizational Document as so provided is in full force and effect. Neither the Company nor any of its Subsidiaries is in material violation of any provision of the applicable Company Group Organizational Documents.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 Company Common Shares and 100,000,000 shares of preferred stock, par value $0.01 per share, of which 5,600,000 have been designated as Company Preferred Shares. As of the close of business on July 23, 2025 (the “Measurement Date”), (i) 40,363,640 Company Common Shares were issued and outstanding, (ii) 4,480,000 Company Preferred Shares were issued and outstanding, and (iii) 1,951,584 Company Common Shares were issuable pursuant to the Company Incentive Plan, of which (x) 602,270 Company Common Shares were issuable in respect of Company RSU Awards, (y) 899,542 Company Common Shares were issuable in respect of Company PSU Awards (based on a 100% target level of achievement), and (z) 449,772 Company Common Shares were reserved for the grant of additional awards under the Company Incentive Plan. All outstanding shares of capital stock of the Company are, and all shares reserved for issuance (including pursuant to the settlement of Company RSU Awards and Company PSU Awards) will be, when issued, duly authorized, validly issued, fully paid and nonassessable (if applicable) and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MGCL, the Company Group Organizational Documents or any Contract to which the Company or any of its Subsidiaries is a party or is otherwise bound. Except as provided in Section 3.3 of the Company Disclosure Letter, all outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary of the Company are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”). No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, or notes having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the equityholders of the Company or any of its Subsidiaries on any matter. Except as set forth above in this Section 3.2(a), there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C) or (E) except as expressly provided for in this

Agreement, obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or to the Knowledge of the Company with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Company RSU Awards and Company PSU Awards granted under the Company Incentive Plan (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Company Common Shares subject to such Company Stock Award, the date of grant, vesting schedule, payment schedule (if different from the vesting schedule) and the number of unvested Company Common Shares subject to such Company Stock Award. Except for the Company Stock Awards, no option to purchase Company Common Shares or any other similar rights to purchase or receive Company Common Shares or Company Preferred Shares or other equity or equity-linked awards are outstanding and no such awards or rights have been promised. The Company has made available to Parent true and complete copies of the Company Incentive Plan and the forms of all award agreements evidencing outstanding Company Stock Awards. All Company Stock Awards were granted in accordance with the Company Incentive Plan, and, in all material respects, all applicable Laws, and all applicable securities exchange rules. All Company Stock Awards are evidenced by written award agreements substantially in the forms that have been made available to Parent prior to the date hereof.

Section 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation and the percentage owned, directly or indirectly, by the Company. Except for the capital stock of, or other equity or voting interests in, such Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 3.4 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval of the Merger by the holders (the “Common Shareholders”) of at least a majority of the outstanding Company Common Shares (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the Parent Parties, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, for and on behalf of the Company, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the Common Shareholders of the Company for approval, and (iv) resolving to recommend that the Company’s Common Shareholders vote in favor of the approval of the Merger (the “Company Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the Merger. No vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger.

Section 3.5 No Conflict; Consents and Approvals.

(a) Other than the consents set forth in Section 3.5(a) of the Company Disclosure Letter, including those consents of lenders to the Property Level Loan Documents (such lender consents, the “Loan Consents”), copies of which have been made available to Parent, the execution, delivery and performance of this Agreement by the Company and its Subsidiaries does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Group Organizational Documents, (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (provided, that clause (4) of the proviso in the definition of Material Adverse Effect shall be disregarded for purposes of this Section 3.5(a)).

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury) (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable state or federal securities, takeover and “blue sky” Laws, (ii) the filing of the Certificate of Merger with the SDAT as required by the MGCL, (iii) any filings and approvals required under the rules and regulations of the New York Stock Exchange (“NYSE”) and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (provided, that clause (4) of the proviso in the definition of Material Adverse Effect shall be disregarded for purposes of this Section 3.5(b)).

Section 3.6 SEC Reports; Financial Statements.

(a) The Company has filed with or furnished to the Securities and Exchange Commission (the “SEC”) on a timely basis all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by it during the preceding three years (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be (including, in each case, the rules and regulations promulgated thereunder), and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Except as provided in Section 3.6(b) of the Company Disclosure Letter, the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the promulgated rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. During the preceding three years, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The principal executive officer and principal financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting, which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any Fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth in Section 3.6(d) of the Company Disclosure Letter.

(e) Except as set forth in Section 3.6(e) of the Company Disclosure Letter, during the preceding three years, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents are subject to ongoing review or outstanding SEC comment or investigation. The Company has made available to Parent true, correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company or any of its Subsidiaries, on the other hand, occurring over the past three years.

(g) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(h) The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the NYSE, in each case, that are applicable to the Company.

(i) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

Section 3.7 No Undisclosed Liabilities. Except as set forth on Section 3.7 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2024 included in the Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2024 filed by the Company with the SEC on February 20, 2025 (without giving effect to any amendment thereto filed on or after the date hereof) and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2024 that are not material to the Company and its Subsidiaries, taken as a whole.

Section 3.8 Certain Information. Subject to the next sentence, the Proxy Statement will not, at the time it is first mailed to the Company’s Common Shareholders, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied in writing by or on behalf of the Parent Parties specifically for inclusion or incorporation by reference therein. For purposes of this Agreement, the letter to the Common Shareholders, notice of meeting, proxy statement and form of proxy to be distributed to the Common Shareholders in connection with the Merger (including any amendments or supplements) are collectively referred to as the “Proxy Statement”.

Section 3.9 Absence of Certain Changes or Events. Since December 31, 2024: (a) the Company and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course of business consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its properties or assets, whether or not covered by insurance; and (d) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1(a), Section 5.1(b), Section 5.1(d), Section 5.1(e), Section 5.1(f), Section 5.1(v), Section 5.1(x) and Section 5.1(y).

Section 3.10 Litigation. Except as set forth on Section 3.10 of the Company Disclosure Letter, there is no action, suit, claim, arbitration, investigation, inquiry, or other proceeding (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their respective properties or assets, or, to the Knowledge of the Company, any officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 3.11 Compliance with Laws. The Company and each of its Subsidiaries are in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 3.11 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received, in the past three years, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time, or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

Section 3.12 Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Letter contains a current, true, correct and complete list of each material Company Plan and separately identifies each material Company Plan that is administered in, or that covers employees or other Service Providers providing services in, any jurisdiction outside of the United States. The Company has provided or made available to Parent a current, true and complete copy of each material Company Plan (or a written description, if such Company Plan is unwritten). With respect to each material Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the IRS, (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of the Company or its Subsidiaries concerning the extent of the benefits provided under a Company Plan, and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, and (v) any material and non-routine correspondence with a Governmental Entity in the last three years.

(b) None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates sponsors, maintains, administers, contributes to or is required to contribute to or has any liability (contingent or otherwise) with respect to, nor has, in the past six years, sponsored, maintained, administered, contributed to or been required to contribute to or has or would reasonably be expected to have any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” as defined in Section 413 of the Code, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code).

(c) With respect to the Company Plans:

(i) each Company Plan has been established, maintained and operated in all material respects with its terms and applicable Law, including the applicable provisions of ERISA and the Code;

(ii) no reportable event, as defined in Section 4043 of ERISA, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or no accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions, premiums and other payments required to be made under the terms of any Company Plan have been timely made, and all contributions, premiums and other payments not yet required to be made with respect to any Company Plan as of the date hereof have been properly accrued for on the Company’s or its applicable Subsidiary’s financial statements, in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(iii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a timely favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified, and nothing has occurred and, to the Knowledge of the Company, no circumstances exist that could adversely affect the qualified status of such Company Plan; and

(iv) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending or, to the Knowledge of the Company, threatened relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits), nor, to the Knowledge of the Company, are there any facts or circumstances that exist that could reasonably give rise to any such Action, in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) No Company Plan provides or promises, and neither the Company nor any of its Subsidiaries has any current or projected liability for, post-termination or retiree medical, disability, life or other welfare benefits to any person for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation for which the applicable person pays the full cost of coverage.

(e) Each Company Plan that covers Service Providers who perform services primarily outside of the United States (each, an “International Company Plan”) (i) has been maintained, funded and administered in accordance with its terms and all applicable Laws, in all material respects, (ii) if required to have been approved by any Governmental Entity (or permitted to have been approved to obtain any beneficial Tax or other status), has been so approved, and (iii) if intended to qualify for special Tax treatment, meets all the requirements for such treatment. The assets of each International Company Plan that provides retirement, medical or life insurance benefits following retirement or other termination of service or employment (x) are at least equal to the liabilities of such International Company Plan (determined based on reasonable actuarial assumptions) or (y) if such International Company Plan is wholly or partially unfunded, accrued to the extent required by the accounting standards applicable to the Company or its applicable Subsidiary that sponsors, maintains or contributes to such International Company Plan.

(f) Neither the execution or delivery of this Agreement nor the consummation of the Merger (either alone or in combination with any other event) could, directly or indirectly, (i) entitle any current or former Service Provider to any compensation or benefits, (ii) accelerate the time of payment funding or vesting, require payments or benefits to be funded or otherwise secured, or increase the amount of any compensation or benefits due any current or former Service Provider, or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent or any of its Affiliates, to merge, amend or terminate any Company Plan.

Section 3.13 Labor Matters.

(a) Set forth on Section 3.13(a) of the Company Disclosure Letter is a true, correct and complete list of each employee as of the date hereof, including for each such individual, as applicable: (i) title or position held, (ii) work location, (iii) date of hire or commencement of service (or other service crediting date, if applicable), (iv) whether paid on an hourly, salary, commission or other basis and whether classified as exempt or non-exempt from the Fair Labor Standards Act or equivalent legislation for employees outside the United States, (v) annual salary or hourly rate (or other manner of compensation), (vi) most recent annual bonus received and current annual bonus opportunity, and (vii) whether active or on leave (and if on leave, the expected return date) (the “Census”). Each employee set forth on the Census is terminable at-will or is identified as an employee whose employment is subject to a jurisdiction where at-will employment is not lawful. Ten days prior to the Closing Date, the Company shall provide Parent with a true, correct, and complete revised version of the Census, updated as of such date.

(b) The Company and its Subsidiaries are, and during the past three years have been, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, vacation and statutory holidays, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity (including pay equity), occupational health and safety (including bullying, harassment and sexual harassment), age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and other statutory deductions and contributions, and continuation coverage with respect to group health plans. Neither the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to cause Parent or any of its Affiliates to have any liability or other obligation following the Closing Date under the WARN Act.

(c) Neither the Company nor any of its Subsidiaries is or has been a party to or bound by, nor is negotiating or entering into nor has any current plans to negotiate or enter into, a Collective Bargaining Agreement. During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the Knowledge of the Company, threatened, activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company or any of its Subsidiaries or any work stoppage, slowdown, labor strike or lockout against the Company or any of its Subsidiaries by employees. Neither the consent of, consultation with, nor the rendering of formal advice by any labor organization is required for the Company to enter into this Agreement or to consummate the Merger.

(d) Neither the Company nor any of its Subsidiaries is, or during the past three years has been, a party or subject to any pending or, to the Knowledge of the Company, threatened Action brought by or on behalf of any applicant for employment, any current or former employee, or any group or class of the foregoing, or any Governmental Entity (including, without limitation, the National Labor Relations Board or the Equal Employment Opportunity Commission, or such equivalent entities outside the United States) alleging violation of any labor or employment law, breach of any Collective Bargaining Agreement or similar labor agreement or wrongful termination of employment.

(e) To the Knowledge of the Company, no current executive-level employee or officer of the Company or any of its Subsidiaries has provided written notice of any intent to terminate his or her employment relationship with such entity following the consummation of the transactions contemplated hereby.

(f) Except as set forth on Section 3.13(f) of the Company Disclosure Letter, in the past three years, there has not been any Action relating to, or any act or allegation of or relating to, any discrimination, harassment or misconduct policy of the Company or any of its Subsidiaries relating to the foregoing, in each case involving the Company or any of its Subsidiaries or any current or former employee, nor has there been any settlement or similar out-of-court or pre-litigation arrangement relating to any such matters, nor to the Knowledge of the Company has any such Action been threatened.

(g) Neither the Company nor any of its Subsidiaries is, nor has been in the past three years, the subject of any audit, investigation or other similar action from the U.S. Department of Homeland Security, including the Immigration and Customs Enforcement (or any predecessor thereto, including the U.S. Customs Service or the Immigration and Naturalization Service), or any other Governmental Entity, concerning compliance with any Laws concerning immigration.

(h) To the Knowledge of the Company, no employee is a party to, or is otherwise bound by, any enforceable written agreement, including any confidentiality, noncompetition or proprietary rights agreement, that affects: (i) the performance of any such employee’s duties as an employee to the Company or any of its Subsidiaries, or (ii) the ability of the Company and its Subsidiaries to conduct their business.

Section 3.14 Environmental Matters. Except as would not reasonably be expected to be material (individually or in the aggregate) to the Company, (i) the Company and each of its Subsidiaries are, and for the past three years, have been, in compliance with any applicable Environmental Laws; (ii) the Company and its Subsidiaries have obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) neither the Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law that remain unresolved; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location; and (vi) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

Section 3.15 Taxes.

(a) Except as provided in Section 3.15(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries has timely filed (or had filed on their behalf) all income and other material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Entity), and all such Tax Returns are correct, complete and accurate in all material respects. All material Taxes payable by or on behalf of each of the Company and its Subsidiaries (whether or not shown on a Tax Return) have been fully and timely paid, and adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing.

(b) The Company (i) for all taxable years commencing with its first taxable year ending December 31, 2014, through and including its taxable year ending December 31 of the year immediately prior to the year in which the Merger Effective Time occurs, has been subject to U.S. federal taxation as a REIT within the meaning of Section 856 of the Code and has been and will be organized and operated in conformity with all requirements to qualify as a REIT for such years, (ii) for its taxable year in which the Merger Effective Time occurs, has been organized and operated in conformity with all requirements to qualify as a REIT through the end of its taxable year that will end as of the Merger Effective Time, (iii) has operated at all times for all taxable years commencing with its first taxable year ending December 31, 2014, through and including its taxable year ending December 31 of the year immediately prior to the year in which the Merger Effective Time occurs, and intends to continue to operate for the taxable year that includes the Closing, in such a manner as to permit it to qualify as a REIT for the taxable year that will include the Merger, and (iv) has not taken or omitted to take any action that would reasonably be expected to result in the Company’s failure to qualify as a REIT and no challenge to the Company’s status or qualification for taxation as a REIT is pending or, to the Knowledge of the Company, threatened. Section 3.15(b) of the Company Disclosure Letter sets forth each Subsidiary of the Company and its classification for U.S. federal income tax purposes as of the date hereof. Each entity that is listed in Section 3.15(b) of the Company Disclosure Letter as a disregarded entity for U.S. federal income tax purposes has been treated as a disregarded entity from and after the date of its formation except as set forth in Section 3.15(b) of the Company Disclosure Letter and each entity listed in Section 3.15(b) of the Company Disclosure Letter as a partnership for U.S. federal income tax purposes has been treated as a disregarded entity or partnership from and after the date of its formation except as set forth in Section 3.15(b) of the Company Disclosure Letter. Each entity that is listed in Section 3.15(b) of the Company Disclosure Letter as a corporation has, since the later of the date of its formation or the date on which the Company acquired an interest in such entity, been treated for U.S. federal income tax purposes as a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary as set forth on such schedule except as set forth in Section 3.15(b) of the Company Disclosure Letter. No Subsidiary of the Company is treated for U.S. federal income tax purposes as a Qualified REIT Subsidiary.

(c) No material deficiencies for any Taxes have been asserted or assessed in writing against the Company or any of its Subsidiaries and remain outstanding as of the date of this Agreement.

(d) No entity in which the Company directly or indirectly owns an interest is or at any time since the later of its acquisition or formation has been a “publicly traded partnership” taxable as a corporation under Section 7704(b) of the Code.

(e) Neither the Company nor any of its Subsidiaries (other than a Taxable REIT Subsidiary of the Company) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any of its Subsidiaries has engaged in any transaction that would give rise to “redetermined rents”, “redetermined deductions”, “excess interest” or “redetermined TRS service income”, in each case as defined in Section 857(b)(7) of the Code.

(f) There are no Tax Protection Agreements to which the Company, any of its Subsidiaries, or any other entity in which the Company or any of its Subsidiaries has an interest, is directly or indirectly subject.

(g) Except as provided in Section 3.15(g) of the Company Disclosure Letter, each of the Company and its Subsidiaries: (i) is not currently the subject of any audits, examinations, investigations or other proceedings in respect of any material Taxes by any Governmental Entity; (ii) has not received any notice in writing from any Governmental Entity that such an audit, examination, investigation or other proceeding is contemplated or pending; (iii) has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; (iv) has not received a request for waiver of the time to assess any material Taxes, which request is still pending; (v) is not contesting any liability for material Taxes before any Governmental Entity; (vi) is not subject to a claim by a Governmental Entity in a jurisdiction where such Company or Subsidiary does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to material taxation by that jurisdiction; (vii) has no outstanding requests for any Tax ruling from any Governmental Entity and has not received a Tax ruling; and (viii) is not the subject of a “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable state, local or foreign Tax Law).

(h) Taking into account all distributions to be made by the Company in its taxable year in which the Merger Effective Time occurs, the Company will have distributed cash to its stockholders for such taxable year in an amount equal to or in excess of its “real estate investment trust taxable income” as defined under Section 857(b)(2) of the Code and determined for this purpose without regard to the deduction for dividends paid (as defined in Section 561 of the Code).

(i) Each of the Company and its Subsidiaries: (i) has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes, (ii) has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate Governmental Entity all material amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws, (iii) has in all material respects properly completed and timely filed all IRS Forms W-2 and 1099 required thereof, and (iv) has collected and remitted to the appropriate Governmental Entity all material sales and use Taxes, or has been furnished properly completed exemption certificates and have in all material respects maintained all such records and supporting documents in a manner required by all applicable sales and use Tax statutes and regulations.

(j) There are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens.

(k) Neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes, or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(l) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnity, allocation or sharing agreement or similar agreement or arrangement with any Person, other than (i) any agreement or arrangement solely between the Company and any of its Subsidiaries (or solely between any of the Subsidiaries of the Company), and (ii) provisions in customary commercial contracts not primarily relating to Taxes.

(m) Except for ordinary course transactions that may be “reportable transactions” solely on account of the recognition of a tax loss, neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction” as such term is used in the Treasury Regulations under Section 6011 of the Code.

(n) The Company does not have and will not have, as of the Closing, any current or accumulated “earnings and profits” for U.S. federal income tax purposes which would constitute “earnings and profits accumulated in any non-REIT year” (determined for purposes of Section 857(a)(2)(B) of the Code).

(o) The Company does not directly or indirectly hold any asset the disposition of which would subject it to U.S. federal, state or local tax on built-in gain pursuant to IRS Notice 88-19, Section 1.337(d)-7 of the Treasury Regulations, or any other temporary or final regulations issued under Section 337(d) of the Code, any elections made thereunder or any similar state or local law.

(p) In the last two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(q) The Company has made available to Parent correct and complete copies of (i) all income and other material Tax Returns of the Company and its Subsidiaries relating to the taxable periods ending since the Company’s taxable year ended December 31, 2019 and (ii) any material audit report issued by a Governmental Entity within the last four years relating to any Taxes due from or with respect to the Company or any of its Subsidiaries.

(r) Except as provided in Section 3.15(r) of the Company Disclosure Letter, no power of attorney with respect to any Tax matter is currently in force.

(s) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event), directly or indirectly, result in any amount, individually or in the aggregate, constituting an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(t) Each Company Plan that provides for payments and/or benefits that could constitute “nonqualified deferred compensation” subject to Section 409A of the Code has been and is in compliance in all material documentary and operational respects with Section 409A of the Code.

Section 3.16 Contracts.

(a) Section 3.16 of the Company Disclosure Letter lists each Contract of the following types to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i) any Contract that limits the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Company) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights except for any such provision that may be contained in the Company Leases entered into in the ordinary course of business consistent with past practice;

(ii) any Contract with respect to the formation, creation, operation, management or control of a joint venture or other similar agreement or arrangement;

(iii) any Contract relating to Indebtedness (A) of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $200,000; or (B) secured by a Lien encumbering any of the Company Properties (such Contracts described in this clause (B), the “Property Level Loan Documents”);

(iv) any Contract requiring or involving (A) any pending or contemplated merger, consolidation or similar business transaction, or (B) the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets, properties or capital stock or other equity interests (other than acquisitions or dispositions of immaterial assets or inventory in the ordinary course of business consistent with past practice);

(v) any Contract that by its terms calls for aggregate payment or receipt by the Company or any of its Subsidiaries under such Contract of more than $200,000 over the remaining term of such Contract, except for Contracts that are terminable for convenience by the Company or any of its Subsidiaries, as applicable, with a 30-day notice, the Property Level Loan Documents, Company Leases, and the Company Credit Agreement;

(vi) any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations;

(vii) any Contract pursuant to which the Company grants or receives a license to Intellectual Property, other than (A) non-exclusive, object code licenses to commercially available, off-the-shelf software, (B) non-exclusive licenses granted in the ordinary course of business, and (C) Contracts wherein the license to Intellectual Property is ancillary to the primary purpose of the Contract;

(viii) any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $200,000;

(ix) any Contract not entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company;

(x) any Contract with any Governmental Entity;

(xi) any Collective Bargaining Agreement; or

(xii) any Property Management Agreement.

Each contract set forth in Section 3.16(a) of the Company Disclosure Letter, together with (1) the Contracts referred to in Section 3.16(c), and (2) the Company Leases, are referred to herein collectively as “Material Contracts” and each, individually, as a “Material Contract.”

(b) For purposes of this Section 3.18(b), no Company Leases shall be a Material Contract (Company Leases being the subject of Section 3.18).

(i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms;

(ii) The Company and each of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Material Contract; and

(iii) There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition. The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto.

(c) All Contracts, including amendments thereto, required to be filed as an exhibit to any Company SEC Documents filed over the past three years, pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed, except as would not result in the Company’s ineligibility to use Form S-3 promulgated by the SEC. All such filed Contracts shall be deemed to have been made available to Parent.

Section 3.17 Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. Section 3.17 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the Knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby. Except as set forth in Section 3.17 of the Company Disclosure Letter, there is no pending material claim by the Company or any of its Subsidiaries against any insurance carrier under any insurance policy held by or for the benefit of the Company or any of its Subsidiaries.

Section 3.18 Properties.

(a) The Company or one of its Subsidiaries has good and valid title to, or in the case of leased tangible personal property, a valid leasehold interest in, all of its tangible personal properties that are necessary for the Company and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than (i) Liens for taxes and assessments not yet past due or the amount or validity of which is being contested in good faith in accordance with Laws by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and not yet due or payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) Liens not yet due and payable and incurred in the ordinary course of business in connection with any trade debt or equipment leases, (iv) Liens disclosed or reflected on the consolidated balance sheet of the Company included in the Company’s most recent periodic report filed with the SEC pursuant to the Exchange Act, and the footnotes thereto, (v) Liens not yet due and payable and created in the ordinary course of business as the result of, or specifically disclosed in or permitted under property management agreements, broker agreements for the purchase or sale of real property, and leasing commission agreements, true and complete copies of which have been made available to Parent, and (vi) such matters of record and imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets that they encumber for the business of the Company and its Subsidiaries as currently conducted (collectively, the “Permitted Liens”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the tangible personal property currently used in the operation of the business of the Company and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b) A true and complete list (including the vested owner and the street address) of all real property (i) owned by the Company or any of its Subsidiaries (collectively, the “Owned Properties”) is set forth in Section 3.18(b)(i) of the Company Disclosure Letter, and (ii) leased, licensed or otherwise occupied under any lease, license or other use or occupancy agreement by any of the Company or any of its Subsidiaries is set forth in Section 3.18(b)(ii) of the Company Disclosure Letter (collectively, the “Leased Properties” and together with the Owned Properties, collectively, the “Company Properties”). Each of the Company and its Subsidiaries has (i) good and insurable title in fee simple to all of its Owned Properties, and (ii) a valid leasehold interest in all of its Leased Properties, in each case free and clear of all Liens except Permitted Liens.

(c) There are no (i) zoning or other public land use proceedings or (ii) condemnation actions or other takings pursuant to any power of eminent domain (collectively, “Takings”) that are pending or, to the Knowledge of the Company, threatened against any of the Owned Properties or Leased Properties. Neither the Company nor any of its Subsidiaries has received any written notice of any of the foregoing.

(d) Complete and correct copies, in all material respects, of all (i) leases pursuant to which the Company or any of its Subsidiaries is a lessor (at any level), and all amendments and modifications thereto (collectively, the “Landlord Leases”), and (ii) leases pursuant to which the Company or any of its Subsidiaries is a lessee (at any level), and all amendments and modifications thereto (collectively, the “Tenant Leases” and together with the Landlord Leases, the “Company Leases”), have been made available to Parent and are in full force and effect. There exists no uncured default under any of the Company Leases by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received any written notice of any such default or potential default.

(e) A rent roll for each Company Property as of the date of this Agreement for each Company Lease as used by the Company in connection with the operation of such Company Property is set forth in Section 3.18(e) of the Company Disclosure Letter. Such rent rolls are true and correct in all material respects as to the information thereon as of the date stated thereon.

(f) There are no contractual or legal restrictions that preclude or restrict the ability to use any of the Company Properties by the Company or any of its Subsidiaries for the current use of such real property, except as would not have, or would not reasonably be expected to have, (individually or in the aggregate) a Material Adverse Effect. To the Knowledge of the Company, there are no uncured violations of (i) Laws, (ii) declarations, covenants, conditions, or restrictions or other matters of record, or (iii) any certificates of occupancy, permits, consents or other approvals issued by any Governmental Entity with respect to any of the Company Properties or the use or occupancy thereof (matters the subject of clauses (i) through (iii), collectively, the “Property Requirements”), and none of the Company nor any of its Subsidiaries has received any written notice or claim of any such violation.

(g) To the Knowledge of the Company, there are no latent defects or adverse physical conditions affecting any of the Company Properties that would prevent any such property from being insured at commercially reasonable rates or from being used in accordance with the Property Requirements for their respective current uses, that would prevent or materially impair any such property from being leased to third parties at market rates, or that would make any use thereof materially more expensive than comparable properties, and all buildings, structures and other improvements on each of the Company Properties are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted and in accordance with Property Requirements.

(h) Each of the Company’s Subsidiaries party to a Tenant Lease enjoys peaceful and undisturbed possession of the applicable Leased Property under such Tenant Lease.

(i) With respect to each Owned Property, and each Leased Property (if any) that is held pursuant to a ground lease, (i) an owner’s or leasehold policy of title insurance (as applicable, together with all endorsements thereto, a “Title Policy”) has been issued to the Company or the applicable Subsidiary showing title vesting in the fee or leasehold owner of the applicable property as identified in Section 3.18(i) of the Company Disclosure Letter, (ii) no written claim has been made against any Title Policy by the Company or any Subsidiary that, to the Knowledge of the Company, remains outstanding, (iii) all Title Policies have been made available to Parent, and (iv) the most recent American Land Title Association survey prepared for or otherwise received by the Company or any of its Subsidiaries has been made available to Parent and, to the Knowledge of the Company, there are no active boundary disputes or material encroachments, changes in boundaries, or any other new matters that would be shown on a current survey of real property, since the date of such survey.

(j) To the Knowledge of the Company, each of the Company Properties has sufficient direct or indirect access to and from publicly dedicated streets for its current use and operation, without any unreasonable constraints on the normal use, occupancy and operation thereof as currently used and operated.

(k) Except for the Phoenix PSA and as set forth on Section 3.18(k) of the Company Disclosure Letter, there are no written agreements to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any such Subsidiary is obligated to purchase, acquire, sell, convey, transfer, lease or license any interest in real property on or after the date of this Agreement. Neither the Company nor any of its Subsidiaries has granted any unexpired options, rights of first offer or rights of first refusal to purchase or otherwise convey any real property interest in the Company Property or any portion thereof. To the Knowledge of the Company, there do not exist any other unexpired rights in favor of any Persons to purchase or otherwise acquire, or negotiate for the acquisition of, any interest in the Company Property or any portion thereof. Except with respect to the transactions contemplated by the Phoenix PSA, there are no brokerage commissions or brokerage fees which are now due or which may be due in the future relating to the purchase or sale of any interest(s) in real property.

(l) Section 3.18(l) of the Company Disclosure Letter sets forth a list of each Company Property with respect to which any material capital improvement work, including ground-up development, is ongoing as of the date hereof, including a reasonably detailed description thereof and the budget therefor and the undisbursed amounts with respect thereto. Such list is true and correct in all material respects as to the information thereon as of the date hereof.

(m) Section 3.18(m) of the Company Disclosure Letter lists, as of the date of this Agreement, the parties (other than the Company or a Subsidiary of the Company) providing third party property management services for any of the Company Properties, the number of Company Properties managed by each such party, and a description of the property management agreement pursuant to which such Company Properties are being managed (collectively, the “Property Management Agreements”).

(n) Section 3.18(n) of the Company Disclosure Letter lists in all material respects each Company Property which is (i) under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) subject to a binding agreement for development or commencement of construction by the Company or any of its Subsidiaries, in each case other than those pertaining to minor capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business.

(o) The Company has provided to Parent a true and correct copy of the most recent third-party property management report provided to the Company, which is set forth in Section 3.18(o) of the Company Disclosure Letter.

(p) Except as would not have, or would not reasonably be expected to have, (individually or in the aggregate) a Material Adverse Effect, (i) to the Knowledge of the Company, there are no structural defects relating to any Company Property that have not been cured, (ii) there are no Company Properties whose building systems are not in working order, or (iii) there is no physical damage to any Company Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue (subject to any deductions or retentions).

Section 3.19 Intellectual Property.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Intellectual Property owned by the Company or any of its Subsidiaries that is the subject of a pending application, certificate, filing, registration or document issued by, filed with or recorded by any Governmental Entity or domain name registrar (the “Registered Intellectual Property”), together with all material unregistered trademarks. All material Registered Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all Intellectual Property used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”).

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened claims by any Person alleging infringement, misappropriation or dilution by the Company or any of its Subsidiaries of the Intellectual Property rights of any Person; (ii) the conduct of the businesses of the Company and its Subsidiaries has not, within the last three years, infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property rights of any Person; (iii) neither the Company nor any of its Subsidiaries has, within the last three years, made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with the Company Intellectual Property; and (iv) to the Knowledge of the Company, no Person is infringing, misappropriating or diluting any Company Intellectual Property.

(d) The Company and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality of their trade secrets and other confidential information, and the security of their computer systems and networks. To the Knowledge of the Company, (i) no such trade secrets or confidential information has been disclosed by the Company or any of its Subsidiaries to any other Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other material confidential information by such Person, and (ii) no unauthorized access to or use of the Company’s or its Subsidiaries’ computer systems or networks has occurred.

(e) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any third party to terminate any of the Company’s or any of its Subsidiaries’ rights or obligations under, any agreement under which the Company or any of its Subsidiaries grants to any Person, or any Person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Company Intellectual Property.

Section 3.20 State Takeover Statutes. The Company Board has taken all actions so that the restrictions applicable to business combinations contained in the applicable provisions of Maryland General Corporation Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (including the restrictions on business combinations with an interested stockholder contained in Subtitle 6 of Title 3 of the MGCL and the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL) (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Organizational Documents is, or at the Merger Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 3.21 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 3.22 Related Party Transactions. Except as set forth in Section 3.22 of the Company Disclosure Letter, no director, executive officer, stockholder, partner, member, employee or Affiliate of the Company or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Related Party”), is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed. Except as set forth in Section 3.22 of the Company Disclosure Letter, no Related Party of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has a Contract with the Company or any of its Subsidiaries.

Section 3.23 Certain Payments. Neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective directors, executives, representatives, agents or employees), over the past three years, in any material respect, (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.24 Brokers. No broker, investment banker, financial advisor or other Person, other than Raymond James & Associates, Inc. (“Raymond James”) and Jones Lang LaSalle Americas, Inc. (“JLL,” and together with Raymond James, the “Company Financial Advisors”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has made available to Parent a true and complete copy of any Contract between the Company and either of the Company Financial Advisors pursuant to which such Company Financial Advisor could be entitled to any payment from the Company or any of its Subsidiaries relating to the transactions contemplated hereby.

Section 3.25 Opinions of Company Financial Advisors. The Company has received the opinions of each of Raymond James and JLL, dated the date of this Agreement, to the effect that, as of such date, and based upon various assumptions, qualifications, limitations and such other factors deemed relevant by Raymond James and JLL, as the case may be, the Merger Consideration to be received by the holders of Company Common Shares (other than Excluded Shares) is fair from a financial point of view to such holders, a signed true and complete copy of which opinion has been or will promptly be made available to Parent.

Section 3.26 Investment Company Act. The Company and its Subsidiaries are not required to be registered under the Investment Company Act of 1940, as amended.

Section 3.27 Data Privacy and Cybersecurity.

(a) The Company and its Subsidiaries, and to the Knowledge of the Company, any processors acting on their behalf, are, and within the past three years, have been in compliance in all material respects with all applicable Data Protection Requirements. Neither the Company nor any of its Subsidiaries has, within the past three years, received any written or, to the Knowledge of the Company, oral notice, or is or has been subject to any audit or investigation, in each case regarding the Processing of Personal Information or alleging a violation of any Data Protection Requirements.

(b) The Company and its Subsidiaries have established, implemented and maintain reasonable technical, physical, administrative and organizational measures, including in compliance in all material respects with applicable Data Protection Requirements designed to ensure the confidentiality, integrity, availability and security of all material Company data and all Personal Information that is Processed by or on behalf of the Company or any of its Subsidiaries and to prevent any unlawful, accidental or unauthorized access thereto or use, disclosure, acquisition, exfiltration, theft, loss, alteration, corruption, destruction, or unavailability thereof.

(c) Neither the Company nor any of its Subsidiaries have experienced any material incident, including any breach of security, in which any Personal Information that is or was Processed by or on behalf of the Company or any of its Subsidiaries was or, to the Knowledge of the Company, may have been, accessed, used, disclosed, acquired, exfiltrated, stolen, lost, altered, corrupted, destroyed or rendered unavailable unlawfully, accidentally or without authorization (a “Security Incident”). Neither the Company nor any of its Subsidiaries has notified or, to the Knowledge of the Company, been required by any Data Protection Requirement to notify any Person (including any Governmental Entity) of a Security Incident.

(d) Following the Closing, Parent and the Surviving Company and its Subsidiaries will have the right to Process, on identical terms and conditions, all Personal Information that was Processed by or on behalf of the Company or its Subsidiaries prior to the Closing.

Section 3.28 No Other Representations or Warranties. The Company acknowledges that (a) none of the Parent Parties or any other Person on behalf of the Parent Parties makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and the Company is not relying on any representation, warranty or other information of any Person except for those expressly set forth in this Agreement and (b) no Person has been authorized by the Parent Parties or any other Person on behalf of the Parent Parties to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and the Merger, and if made, such representation or warranty shall not be relied upon by the Company as having been authorized by such entity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), the Parent Parties represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power. Each of the Parent Parties (a) is a limited liability company or partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization and (b) has all requisite limited liability company or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of clause (b) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent MAE.

Section 4.2 Authority. Each of the Parent Parties has all necessary limited liability company or partnership, as applicable, power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Parent Parties and the consummation by the Parent Parties of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary limited liability company or partnership, as applicable, action on the part of the Parent Parties and no other limited liability company or partnership proceedings on the part of the Parent Parties are necessary to consummate the Merger and the other transactions contemplated hereby, subject, in the case of consummation of the Merger, to the approval of the Merger by Parent as the sole member of Merger Sub. This Agreement has been duly executed and delivered by the Parent Parties and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of the Parent Parties, enforceable against each of the Parent Parties in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of the Parent Parties does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent Parties with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Parent Parties under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) (x) the articles of organization or certificate of limited partnership or (y) limited liability company agreement or limited partnership agreement (or similar organizational documents) of the Parent Parties, (ii) any Contract to which any of the Parent Parties is a party by which any of the Parent Parties or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), any Law applicable to the Parent Parties or by which the Parent Parties or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent MAE.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to the Parent Parties in connection with the execution, delivery and performance of this Agreement by the Parent Parties or the consummation by the Parent Parties of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (ii) the filing of the Certificate of Merger as required by the MGCL, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent MAE.

Section 4.4 Certain Information. None of the information supplied or to be supplied by or on behalf of the Parent Parties specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first published, distributed or disseminated to the Company’s Common Shareholders, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of the Parent Parties make any representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

Section 4.5 Brokers. No broker, investment banker, financial advisor or other Person that has been retained by or is authorized to act on behalf of any of the Parent Parties is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, except for Persons whose fees and expenses shall be paid by Parent.

Section 4.6 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding equity interests of Merger Sub are owned directly or indirectly by Parent.

Section 4.7 Financing.

(a) Parent has delivered to the Company a true, complete and correct copy of the fully executed debt commitment letters, dated as of the date of this Agreement, by and among the Financing Source Parties party thereto and Parent providing for debt financing as described therein (together, including all exhibits, schedules and annexes and as amended, amended and restated, supplemented, replaced or otherwise modified in compliance with this Agreement (and including any joinders thereto), the “Debt Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Financing Source Parties party thereto have agreed to lend the amounts set forth therein (the “Debt Financing”).

(b) Parent has delivered to the Company a true, complete and correct copy of the fully executed equity commitment letter, dated as of the date of this Agreement, by and among Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (together, the “Equity Investors”) and Parent (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters” and the financing provided for in the Equity Commitment Letter referred to as the “Equity Financing”) pursuant to which, upon the terms and subject to the conditions set forth therein, the Equity Investors have each agreed to invest, directly or indirectly, in Parent the amount set forth in the Equity Commitment Letter (together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides that the Company is a third-party beneficiary of, and is entitled to enforce, the Equity Commitment Letter.

(c) Parent has delivered to the Company true, complete and correct copies of fee letters related to the Commitment Letters, subject to redaction solely for confidential provisions related to fees and other economic terms, none of which adversely affect the conditionality, enforceability, availability, termination or amount of the Financing contemplated thereby in any respect.

(d) As of the date of this Agreement, the Commitment Letters are in full force and effect and constitute the valid, binding and enforceable obligations of Parent, the Financing Source Parties (to the Knowledge of Parent) and the Equity Investors and the other parties thereto (to the Knowledge of Parent), enforceable in accordance with their respective terms. Other than the conditions precedent and termination rights of the Financing Sources set forth in the Commitment Letters (such conditions precedent and termination rights, the “Financing Conditions”), there are no conditions precedent or termination rights related to the funding of the full amount of the Financing contemplated by the Commitment Letters or any contingencies that would permit the Financing Source Parties or the Equity Investors to reduce the aggregate principal amount of the Financing.

(e) As of the date hereof, the Commitment Letters have not been amended or modified in any manner, and are not contemplated by Parent as of the date hereof to be amended or modified in any manner at any time through the Closing, except as expressly permitted by Section 5.9(b), and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect, and no such termination, reduction, withdrawal or rescission is contemplated by Parent or, to the Knowledge of Parent, any other party thereto.

(f) As of the date of this Agreement, assuming the conditions in Sections 6.1 and 6.2 are satisfied as of the Closing, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Merger Effective Time or (ii) the Financing contemplated by the Commitment Letters will not be available to Parent at the Merger Effective Time, nor to the Knowledge of Parent does any Financing Source Party or Equity Investor intend to not perform its obligations under the Commitment Letters.

(g) Parent is not in default or breach under the terms and conditions of the Commitment Letters and no event has occurred that, with or without notice, lapse of time or both, constitutes or could constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Commitment Letters.

(h) There are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letters or the Financing that could reasonably be expected to materially delay the availability of, or reduce the aggregate principal amount of, the Financing contemplated by the Commitment Letters in any respect, other than those set forth in the Commitment Letters.

(i) Parent or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees and amounts required by the Commitment Letters to be paid on or prior to the date of this Agreement.

(j) Assuming the Financing is funded in accordance with the Commitment Letters, as applicable, Parent will have at and as of the Closing sufficient available funds to consummate the Merger and to make all payments required to be made in connection therewith, including payment of the aggregate Merger Consideration, any payments made in respect of equity compensation obligations to be paid in connection with the Merger and the other transactions contemplated hereby, the payment of any debt contemplated or required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger and the other transactions contemplated hereby (including all Indebtedness of the Company and its Subsidiaries contemplated or required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger and the other transactions contemplated hereby) and all premiums and fees required to be paid in connection therewith and all other amounts to be paid pursuant to this Agreement and associated costs and expenses in connection with the Merger (such amounts, collectively, the “Acquisition Amounts”). As of the date of this Agreement, Parent has no reason to believe that the representations contained in the immediately preceding sentence will not be true at and as of the Closing Date.

(k) Immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated by this Agreement), assuming the satisfaction of all conditions to the obligations of the Parent Parties and the Company to effect the Merger, the accuracy of all representations and warranties of the Company in this Agreement, and the compliance by the Company of all of its covenants and agreements hereunder, (i) Parent and its Subsidiaries, taken as a whole, will not have incurred Indebtedness beyond their ability to pay such Indebtedness in the ordinary course of business as it matures or becomes due, (ii) the then present fair saleable value of the assets of Parent and its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay their probable liabilities (including the probable amount of all contingent liabilities) and Indebtedness as it becomes absolute or matured, (iii) the assets of Parent and its Subsidiaries, taken as whole, at a fair valuation, will exceed their probable liabilities (including the probable amount of all contingent liabilities) and Indebtedness and (iv) Parent and its Subsidiaries, taken as a whole, will not have unreasonably small capital to carry on their businesses as presently conducted or as proposed to be conducted.

Section 4.8 Limited Guarantee; Guarantors. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the Limited Guarantee, dated as of the date hereof, in favor of the Company, a true and complete copy of which has been made available by Parent to the Company. The Limited Guarantee is in full force and effect as of the date hereof and contains terms sufficient to guaranty the payment and performance obligations of Parent made hereunder. The Guarantors are creditworthy entities with sufficient access to cash to satisfy the full amount of their respective guaranteed obligations under the Limited Guarantee, if and when necessary.

Section 4.9 Solvency. As of the Merger Effective Time, assuming (a) satisfaction of the conditions to each of the Parent Parties’ obligations to consummate the Merger, or waiver of such conditions, (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof and (c) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, and after giving effect to the transactions contemplated by this Agreement, including the Financing, and the payment of the aggregate Merger Consideration, the RSU Consideration, and PSU Consideration, any other repayment or refinancing of existing indebtedness contemplated by this Agreement or the Financing, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and payment of all related fees and expenses, Parent, the Surviving Company will be Solvent as of the Merger Effective Time and immediately following the transactions contemplated hereby.

For purposes of this Section 4.9, “Solvent” with respect to each of Parent and the Surviving Company means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of Parent, the Surviving Company, and their respective Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (A) the value of all “liabilities of Parent, the Surviving Company, and their respective Subsidiaries, taken as a whole, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the insolvency of debtors and (B) the amount that will be required to pay the probable liabilities of Parent, the Surviving Company, and their respective Subsidiaries, taken as a whole on its existing debts (including contingent and other liabilities) as such debts become absolute and mature; (ii) the Surviving Company will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following the Closing Date; and (iii) each of Parent and the Surviving Company will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.10 Not an Interested Stockholder. None of the Parent Parties or any of their Subsidiaries, or, to the Knowledge of Parent, the “affiliates” or “associates” of any such Person, is, or within the past two years, has been, an “interested stockholder,” or an “affiliate” or an “associate” of an interested stockholder, of the Company, in each case as defined in Section 3-601 of the MGCL.

Section 4.11 Litigation. There is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, any of their respective properties or assets, or, to the Knowledge of the Parent, any officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such that would reasonably be expected to have, individually or in the aggregate, a Parent MAE. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Parent MAE. There is no Action pending or, to the Knowledge of Parent, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.12 No Other Representations or Warranties. Each of the Parent Parties acknowledges that (a) none of the Company, the Company’s Subsidiaries or any other Person on behalf of the Company makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and the Parent Parties are not relying on any representation, warranty or other information of any Person except for those representations and warranties expressly set forth in this Agreement or any document, agreement, certificate or other instrument contemplated hereby and (b) no Person has been authorized by the Company, the Company’s Subsidiaries or any other Person on behalf of the Company to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and the

Merger, and if made, such representation or warranty shall not be relied upon by the Parent Parties as having been authorized by such entity. Except for those representations and warranties expressly set forth in this Agreement or any document, agreement, certificate or other instrument contemplated hereby, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent with respect to any financial projection, forecast, or estimate relating to the Company or any of its Subsidiaries. Each of the Parent Parties acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company, including the Company Leases and Material Contracts, and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of the Parent Parties has relied solely on the results of its own independent investigation and the terms of this Agreement and, except for the representations and warranties expressly set forth in this Agreement or any document, agreement, certificate or other instrument contemplated hereby, the Parent Parties have not relied directly or indirectly on any materials or information made available to Parent and/or its Representatives by or on behalf of the Company.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business. During the period from the date of this Agreement to the Merger Effective Time, except as consented to in writing in advance by Parent or as otherwise specifically required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, (x) carry on its business in the ordinary course of business consistent with past practice, and (y) use commercially reasonable efforts to preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants, preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, and preserve the Company’s status as a REIT within the meaning of the Code. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Merger Effective Time, except (1) as set forth in Section 5.1 of the Company Disclosure Letter, (2) as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or (3) as otherwise specifically required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries, to:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for (x) dividends by a wholly owned Subsidiary of the Company to its parent or distributions to the extent required for the Company to maintain its status as a REIT under the Code or to avoid or reduce the incurrence of any entity-level income or excise Taxes by the Company and (y) the regular quarterly distributions made in respect of the Company Preferred Shares in accordance with the Company Charter, (ii) except as required by this Agreement, purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b) except for transactions among the Company and one or more wholly owned Subsidiaries of the Company or among one or more wholly owned Subsidiaries of the Company, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Company Common Shares or Company Preferred Shares including pursuant to Contracts as in effect on the date hereof;

(c) amend or otherwise change, or authorize or propose to amend or otherwise change, the Company Group Organizational Documents (other than amendments to the governing documents of any wholly owned Subsidiary of the Company that would not prevent, materially delay or materially impair the Merger or the other transactions contemplated by this Agreement);

(d) directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of any corporation, partnership, association, other business organization or division thereof or assets (other than assets (other than real property) in the ordinary course of business not in excess of $100,000), or (ii) any interest in real property or commence any developmental activity on any of the Company Properties;

(e) directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien, other than Permitted Liens, or otherwise dispose of, or effect a deed in lieu of foreclosure with respect to any of the Company Properties (or real property that if owned or leased by the Company or any of the Company’s Subsidiaries on the date of this Agreement would be a Company Property) in whole or in part or any interest therein;

(f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) (i) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness or any documents evidencing or securing any such Indebtedness, in each case other than with respect to Indebtedness solely among the Company and its wholly owned Subsidiaries, except for any draw down on the Company Credit Agreement made in the ordinary course, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(h) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto, except (i) pursuant to the Company’s operating budget attached as Section 5.1(h) of the Company Disclosure Letter, (ii) capital expenditures for tenant improvements required under the Company Leases, (iii) capital expenditures for unplanned emergency building systems repairs for HVAC, elevator, mechanical or other building systems up to $500,000 upon prior written notice to Parent, and (iv) capital expenditures necessary to repair any casualty losses or restore any Takings in an amount up to $100,000 in the aggregate or to the extent such losses are covered by existing insurance proceeds or awards from such Takings, as applicable;

(i) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) cancel any material Indebtedness owed to the Company or any of its Subsidiaries, (iii) make, waive, release or transfer any title claim, or (iv) with respect to any Company Property (or real property that if owned or leased by the Company or any of the Company’s Subsidiaries on the date of this Agreement would be a Company Property) and except as would not reasonably be expected to materially adversely impair the current use, operation or value of the subject Company Property (A) initiate or consent to any zoning reclassification, approved site plan, or other land use entitlement, or (B) amend, modify, terminate, or fail to use commercially reasonable efforts to avoid the lapse of, any Permit required for the ownership, use or operation of such Company Property;

(j) enter into, renew, modify, amend, terminate, cancel or extend, or waive, release, compromise or assign any rights or claims under, any Material Contract (or any contract that, if existing as of the date hereof, would be a Material Contract), other than any renewals, modifications, amendments, terminations, cancellations or extensions, or waivers, releases, compromises or assignments of any rights or claims, in each case, that are made in the ordinary course of business and do not materially adversely affect the Company;

(k) commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than any settlement of an Action that provides solely for amounts to be paid by the Company that are less than $100,000 in the aggregate, in each case, other than Actions commenced in the ordinary course of business by the Company;

(l) fail to maintain all financial books and records in all material respects in accordance with GAAP or change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(m) change its fiscal year;

(n) other than as required to comply with applicable Law or the terms of a Company Plan in effect as of the date hereof, (i) grant any current or former Service Provider any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former Service Provider not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former Service Provider, (ii) grant or pay to any current or former Service Provider any severance, termination, change in control, transaction, retention or similar payments or benefits, or make any modifications thereto or increases therein, (iii) grant or amend any stock-based award, (iv) recognize or certify any labor or trade union, works council or other employee representative as the bargaining representative for any Service Providers, or adopt or enter into any Collective Bargaining Agreement, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other Contract or (vi) establish, adopt or enter into any new employee benefit or compensation plan or arrangement or materially amend, materially alter, or terminate any existing Company Plan, in each case for the benefit of any current or former Service Provider;

(o) hire any officer or any other Service Provider;

(p) terminate any officer or any other Service Provider with an annual base compensation in excess of $100,000, in each case other than for cause;

(q) permit any insurance policy naming the Company or any of its Subsidiaries or directors or officers as a beneficiary or an insured or a loss payable payee, or the Company’s directors and officers liability insurance policy, to be canceled, terminated or allowed to expire unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy; provided, however, that, with respect to any renewal of any such policy, the Company shall (i) use commercially reasonable efforts to obtain favorable terms with respect to the assignment or other transfer of such policy and termination fees or refunds payable pursuant to such policy and (ii) (A) provide Parent a reasonable opportunity to review and consider the terms of any such policy and (B) consider in good faith any comments Parent may provide to the Company with respect to the terms of any such policy;

(r) fail to timely file all material reports and other material documents required to be filed with any Governmental Entity, subject to extensions permitted by Law or applicable rules or regulations;

(s) enter into any new line of business outside of its existing business;

(t) assign, transfer, exclusively license, abandon, waive or permit to lapse any material Company Intellectual Property;

(u) enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(v) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (i) the Company to fail to qualify as a REIT, or (ii) any Subsidiary of the Company to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(w) enter into or modify in a manner adverse to the Company or Parent or their respective Subsidiaries any Tax Protection Agreement applicable to the Company or any Subsidiary of the Company, make, change or rescind any income or other material election relating to Taxes, change a material method of Tax accounting, file any federal income Tax Return (except to the extent prepared in a manner in accordance with past practice, except as required by applicable Law) or amend any income Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim, assessment or dispute, enter into any closing agreement related to Taxes, surrender any right to claim any Tax refund, or request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(x) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause any of the Company Properties to be in violation of any applicable Law or Property Requirement;

(y) take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or

(z) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to the Parent Parties, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Merger Effective Time.

Section 5.2 No Solicitation; Recommendation of the Merger.

(a) The Company shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, (A) promptly cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and promptly terminate all physical and electronic data room access previously granted to any such Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall use commercially reasonable efforts to enforce the provisions of any such agreement, which may include seeking any injunctive relief available to enforce such agreement (provided, that the Company shall be permitted to grant a limited waiver of any standstill provision solely to the extent necessary to permit any Person to make a non-public Acquisition Proposal to the Company Board and solely to the extent that the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action (I) would prohibit the counterparty from making an unsolicited Acquisition Proposal to the Company Board and (II) would constitute, or would reasonably be expected to constitute, a breach of its fiduciary duties under applicable Law). Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (1) the Company receives a bona fide written Acquisition Proposal, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.2, (3) the Company Board determines in good faith (after consultation with outside counsel and the Company Financial Advisors) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clauses (x) or (y) below would reasonably be expected to result in a breach of its fiduciary duties under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable in the aggregate to the Company than, those set forth in the Confidentiality Agreement (including any standstill agreement contained therein); provided, that (I) the Company shall provide Parent a non-redacted copy of each confidentiality agreement the Company has executed in accordance with this Section 5.2 and (II) that any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.

(b) Except as otherwise permitted by this Section 5.2, neither the Company Board nor any committee thereof shall: (i) withdraw, change, amend, modify or qualify, or otherwise publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent the Company Board Recommendation, (ii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal, (iii) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within five Business Days after Parent’s written request that the Company or the Company Board do so (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such five Business Day period (or, with respect to any Acquisition Proposals or material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last five Business Days prior to the then-scheduled Company Stockholders Meeting, fail to take the actions referred to in this clause (iii), with references to the applicable five Business Day period being replaced such fewer number of Business Days as remains prior to the Company Stockholders Meeting), (iv) within 10 Business Days of a tender or exchange offer relating to securities of the Company having been commenced, fail to publicly recommend against such tender or exchange offer, (v) fail to include the Company Board Recommendation in the Proxy Statement (each such action set forth in this Section 5.2(b) being referred to herein as an “Adverse Recommendation Change”), (vi) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement relating to any Acquisition Proposal (each, an “Alternative Acquisition Agreement”), or (vii) resolve, agree or propose to take any such actions.

(c) Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to result in a breach of its fiduciary duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 5.2, (x) make an Adverse Recommendation Change in response to an Intervening Event or a Superior Proposal, or (y) solely in response to a Superior Proposal received after the date hereof that was unsolicited and did not otherwise result from any material breach of this Section 5.2, cause the Company to terminate this Agreement in accordance with Section 7.1(d)(ii) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change in response to an Intervening Event or Superior Proposal or terminate this Agreement pursuant to Section 7.1(d)(ii) unless:

(i) the Company notifies Parent in writing at least five calendar days before taking that action of its intention to do so, and specifies the reasons therefor, including the material terms and conditions of and the identity of the Person making such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new five calendar day period); and

(ii) if Parent makes a proposal during such five calendar day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and the Company Financial Advisors) that, (A) in the case of a Superior Proposal, such Superior Proposal continues to be a Superior Proposal and (after consultation with outside counsel) the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would reasonably be expected to result in a breach of its fiduciary duties under applicable Law, or (B) in the case of an Intervening Event, that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would reasonably be expected to result in a breach of its fiduciary duties under applicable Law.

During the five calendar day period prior to its effecting an Adverse Recommendation Change or terminating this Agreement pursuant to Section 7.1(d)(ii), the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms (including the payment of the Breakup Fee pursuant to Section 7.3(b), if applicable).

(d) In addition to the other obligations of this Section 5.2, the Company promptly (and in any event within 24 hours of receipt) shall advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receive (i) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (ii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer (including the identity of the Person making any such indication, inquiry, request, proposal or offer) and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(a). The Company shall provide Parent with at least 24 hours prior notice (or such shorter notice as may be provided to the Company Board) of a meeting of the Company Board at which the Company Board is reasonably expected to consider an Acquisition Proposal.

(e) The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 5.2.

(f) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub, and their respective Affiliates) from the restrictions on any Takeover Law unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 7.1(d)(ii).

(g) Nothing contained in Section 5.2(a) shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14e 2(a), Rule 14d 9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the Company stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act if the Company Board (after consultation with outside legal counsel) concludes that its failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, that this Section 5.2(g) shall not be deemed to permit the Company or the Company Board to make an Adverse Recommendation Change except in accordance with Section 5.2(c).

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” means any offer, proposal or indication of interest from a Person (other than a proposal or offer by any Parent Party) at any time relating to any transaction or series of related transactions (other than the Merger) involving: (a) any acquisition or purchase by any Person, directly or indirectly, of twenty percent (20%) or more of (i) any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares) or (ii) twenty percent (20%) or more of the consolidated revenue, net income, assets or properties (measured by the fair market value thereof) of the Company and its Subsidiaries, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), (c) any merger, consolidation, dissolution, liquidation, partnership, share exchange, business combination, joint venture, recapitalization, reorganization or other transaction involving the Company (or any of the Company’s Subsidiaries) and a Person pursuant to which the Company stockholders immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or number of shares) or (d) any sale, lease, exchange, spin-off, transfer or other disposition to a Person of twenty percent (20%) or more of the consolidated net revenues, net income or total assets or properties of the Company and the Company’s Subsidiaries (measured by the fair market value thereof and including equity interests of any of the Company’s Subsidiaries); provided, however, notwithstanding anything contained herein to the contrary, in no instance shall the Phoenix PSA (which is the subject of Section 5.20) or any offer, proposal or indication of interest from a Person relating solely to any Potential Transfer Properties or any of the properties described in Section 6.1(c) of the Company Disclosure Letter (which are the subject of Section 5.15) constitute an Acquisition Proposal.

(ii) “Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal (with references in the definition thereof to twenty percent (20%) and eighty percent (80%) being deemed to be replaced with references to eighty percent (80%) and twenty percent (20%), respectively) that the Company Board determines in good faith (after consultation with outside counsel and the Company Financial Advisors), taking into account all relevant legal, financial, regulatory and other terms, conditions, and aspects of the proposal as determined by the Board of Directors in good faith to be relevant and the Person making the proposal, and the certainty of their financing, is (A) more favorable to the Common Shareholders of the Company from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis.

Section 5.3 Preparation of Proxy Statement; Stockholders’ Meeting.

(a) As promptly as practicable after the date of this Agreement (and in any event within 30 calendar days after the date hereof), the Company shall prepare and file a Proxy Statement with the SEC in preliminary form as required by the Exchange Act. As promptly as practicable after the date of this Agreement, the Company shall, in consultation with Parent, set a preliminary record date for the Company Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. The Company shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof. The Company shall obtain and, as promptly as practicable, furnish the information required to be included in the Proxy Statement, shall provide the Parent Parties with any comments that may be received from the SEC or its staff with respect thereto, shall, as promptly as practicable, respond to any such comments made by the SEC or its staff with respect to the Proxy Statement, and shall, as promptly as practicable, cause the Proxy Statement in definitive form to be mailed to the Company’s Common Shareholders. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give the Parent Parties and their counsel a reasonable opportunity to review and comment on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Parent Parties and their counsel.

(b) As promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s Common Shareholders, the Company shall duly call, give notice of, convene and hold a special meeting of its Common Shareholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith (and such Company Stockholders Meeting shall in any event be no later than 45 calendar days after (i) the 10th calendar day after the preliminary Proxy Statement has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (ii) if the SEC has, by the 10th calendar day after the preliminary Proxy Statement has been filed with the SEC, informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement). The Company may postpone or adjourn the Company Stockholders Meeting solely (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed); (ii) (A) due to the absence of a quorum or (B) if the Company has not received proxies representing a sufficient number of Company Common Shares for the Company Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting; provided, that the Company may not postpone or adjourn the Company Stockholders Meeting more than a total of two times pursuant to clause (ii)(A) and/or clause (ii)(B) of this Section; and provided, further, that no such adjournment or postponement shall delay the Company Stockholders Meeting by more than 10 days, in the aggregate, from the prior-scheduled date or to a date on or after the fifth Business Day preceding the Outside Date. Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, adjourn the Company Stockholders Meeting to a date mutually agreed to by the Company and Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of Company Common Shares for the Company Stockholder Approval; provided, that the Company shall not be required to adjourn the Company Stockholders Meeting more than two times pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 days, in the aggregate. Except in the case of an Adverse Recommendation Change specifically permitted by Section 5.2(b), the Company, through the Company Board, shall (i) recommend to its Common Shareholders that they approve the Merger, (ii) include such recommendation in the Proxy

Statement and (iii) publicly reaffirm such recommendation within 48 hours after a request to do so by any of the Parent Parties. Without limiting the generality of the foregoing, the Company agrees that (x) except in the event of an Adverse Recommendation Change specifically permitted by Section 5.2(b), the Company shall use its reasonable best efforts to solicit proxies to obtain the Company Stockholder Approval and (y) its obligations pursuant to this Section 5.3(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change; provided, however, that if the public announcement of an Adverse Recommendation Change occurs less than ten calendar days prior the Company Stockholders Meeting, the Company shall be entitled to postpone the Company Stockholders Meeting to a date not more than ten calendar days after such event. Notwithstanding the foregoing, unless this Agreement has been validly terminated pursuant to Section 7.1(b)(ii), the Company shall submit the Merger to the Common Shareholders of the Company for approval at the Company Stockholders Meeting in accordance with this Section 5.3(b) and shall not submit any Acquisition Proposal for approval by the Common Shareholders of the Company.

Section 5.4 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to the Parent Parties and their respective Representatives reasonable access during normal business hours, during the period prior to the Merger Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as the Parent Parties may reasonably request, including Tax Returns filed and those in preparation and the work papers of its auditors (in each case, in a manner so as to not interfere with the normal business operations of the Company or any of the Company’s Subsidiaries); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law. Except as expressly permitted by this Agreement, all confidential information of the Parties shall be held confidential in accordance with the terms of the Confidentiality Agreement between Morning Calm Management, LLC and the Company dated as of July 25, 2024, as amended on the date hereof (the “Confidentiality Agreement”); provided, however, that the Company and its Representatives may, subject to the terms of Section 5.2, disclose such information to any Person that has a reasonable need to know such information in connection with the marketing of any Potential Transfer Properties and negotiating the potential sale thereof, so long as each such Person (i) is informed of the terms of the Confidentiality Agreement and agrees in writing to be bound by the Confidentiality Agreement as if a party thereto or (ii) enters into a confidentiality agreement with the Company in a form reasonably satisfactory to the Company and Parent.

Section 5.5 Regulatory Approvals; Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Agreement, Parent has the sole right to control and direct all antitrust strategy in connection with review of the transactions contemplated by this Agreement by any Governmental Entity, or any litigation by, or negotiations with, any antitrust authority or other Person relating to any antitrust law and will take the lead in all meetings, discussions, and communications with any Governmental Entity relating to obtaining antitrust approval from the transactions contemplated by this Agreement; provided that Parent will consult with and consider in good faith the comments of the Company in connection with any filing, communication, defense, litigation, negotiation, or strategy. Each of the Parties hereto shall furnish to each other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other Party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection therewith.

(b) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Parent or any of its Affiliates or, assuming the consummation of the Merger, the Surviving Company or any of its Affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Company Common Shares), (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Company, or any of their respective Affiliates, (iv) agree to obtain prior approval or other approval from a Governmental

Entity, or submit a notification or otherwise notify the Governmental Entity, prior to consummating any future transaction (other than the transactions contemplated by this Agreement) or (v) defend against the entry of any decree, order, or judgment that would restrain, prevent or delay consummation of the Agreement, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement.

Section 5.6 Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.7 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, or (c) any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to the transactions contemplated hereby; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties hereunder.

Section 5.8 Indemnification, Exculpation and Insurance.

(a) From and after the Merger Effective Time, Parent shall cause the Surviving Company to indemnify and hold harmless each present and former director and officer of the Company determined as of the Merger Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action arising out of the fact that such Indemnified Party is or was a director or officer of the Company, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that the Company would have been permitted under the Laws of the State of Maryland and the Company Group Organizational Documents in effect on the date of this Agreement to indemnify such Person (and Parent and the Surviving Company shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the Company Group Organizational Documents; provided, that the Person to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

(b) For six years after the Merger Effective Time, Parent shall cause to be maintained in effect the provisions in the Company Group Organizational Documents in existence on the date of this Agreement and made available to Parent regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Merger Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other transactions contemplated by this Agreement).

(c) At or prior to the Merger Effective Time, the Company shall purchase a six year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries, with respect to matters arising at or prior to the Merger Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than two hundred percent (200%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Annual Premium Amount”), and if the cost of such “tail” policy would otherwise exceed the Annual Premium Amount, the Company shall be permitted to purchase as much coverage as reasonably practicable for the Annual Premium Amount. The Company shall in good faith cooperate with Parent prior to the Merger Effective Time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

(d) The rights and obligations under this Section 5.8 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 5.8, each of whom may enforce the provisions thereof.

Section 5.9 Financing and Financing Cooperation.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, advisable or proper to obtain the proceeds of the Financing contemplated by the Commitment Letters at or prior to the Closing on the terms and conditions described in the Commitment Letters, including by: (i) maintaining in effect the Commitment Letters and any Definitive Debt Financing Agreements and complying with its obligations thereunder in all material respects; (ii) negotiating and entering into definitive debt financing agreements on the terms and conditions consistent with the Debt Commitment Letter (the “Definitive Debt Financing Agreements”); and (iii) satisfying on a timely basis all conditions, within the control of Parent, to the funding of the Financing set forth in the Commitment Letters and the Definitive Debt Financing Agreements and complying in all material respects with their obligations thereunder. Parent shall comply with its obligations in all material respects, and enforce its rights, under the Commitment Letters and Definitive Debt Financing Agreements in a timely and commercially reasonable manner and shall not take any action (or fail to take any action) which would give rise to a right of any Financing Source Party to terminate the Debt Commitment Letter. Without limiting the generality of the foregoing, in the event that all conditions contained in any Commitment Letters or the Definitive Debt Financing Agreements (other than the consummation of the Merger and those conditions that by their nature are to be satisfied on the Closing Date or, with respect to the Debt Financing, the availability of the Equity Financing) have been satisfied, Parent shall cause the Financing Source Parties and Equity Investors party thereto to comply with their respective obligations thereunder, including to fund the Financing and to pay related fees and expenses on the Closing Date; provided that in no event shall Parent be required to commence any litigation or other proceeding against any Financing Source Party or Equity Investor or other financial institution to compel performance of its portion of the Financing or otherwise comply with its obligations under the applicable Commitment Letter or Definitive Debt Financing Agreement. Parent shall keep the Company reasonably informed on a regular and current basis and in reasonable detail of the status of its efforts to arrange the Financing contemplated by the Commitment Letters and any other financing and shall give the Company prompt notice of (x) any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, an adverse impact on the Financing, or the availability of the Financing, contemplated by the Commitment Letters and (y) any actual or threatened material breach or default or cancellation, termination or repudiation by any party to the Commitment Letters or Definitive Debt Financing Agreements of which Parent obtains actual knowledge and shall deliver to the Company copies of any written notice or other written communication from any Financing Source Party, Equity Investor or other financing source of any such actual or threatened material breach or default or cancellation, termination or repudiation.

(b) Prior to the Merger Effective Time, Parent shall not, without the Company’s prior written consent: (i) agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any provision under, the Commitment Letters or Definitive Debt Financing Agreements; provided that Parent may, without the Company’s prior written consent, (A) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letters or Definitive Debt Financing Agreements that would not, and would not reasonably be expected to, (x) reduce the amount of the Financing contemplated by the Commitment Letters (taken as a whole, and giving effect to any concurrent increase in the amount of commitments under the Equity Commitment Letters) below the amount necessary to pay the Acquisition Amounts, (y) adversely affect the ability of Parent to enforce its rights against any other party to the Commitment Letters or the Definitive Debt Financing Agreements, in each case, as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against the other parties to the Commitment Letters as in effect on the date hereof or (z) prevent, delay or impede the consummation of the Merger, the Financing or the other transactions contemplated by this Agreement; and (B) amend, replace, supplement or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities that had not executed the Debt Commitment Letter as of the date of this Agreement so long as any such addition would not reasonably be expected to prevent, delay or impede the consummation of the Merger, the Debt Financing or the other transactions contemplated by this Agreement, but only, with respect to the foregoing clauses (A) and (B), to the extent doing so would not impose new or additional conditions or expand any existing condition to the amount, receipt or availability of the Financing (any amendment, replacement, supplement or other modification that is prohibited by this Section 5.9(b) without the Company’s prior written consent, a “Prohibited Modification”); or (ii) terminate the Commitment Letters or the Definitive Debt Financing Agreements, except in connection with any replacement of the Debt Commitment Letter in accordance with the foregoing clause (i)(B). Upon any such amendment, replacement, supplement modification or waiver, the term “Debt Commitment Letter”, “Equity Commitment Letter” and “Definitive Debt Financing Agreement” shall mean the Debt Commitment Letter, Equity Commitment Letter or Definitive Debt Financing Agreement, as applicable, as so amended, replaced, supplemented or modified. Parent shall promptly deliver to the Company copies of any such amendment, replacement, supplement or other modification and/or such waiver of any provision of the Debt Commitment Letter, Equity Commitment Letter and/or Definitive Debt Financing Agreements.

(c) If all or any portion of the Debt Financing becomes unavailable, or any of the Debt Commitment Letter or Definitive Debt Financing Agreements shall be withdrawn, repudiated, terminated or rescinded, regardless of the reason therefor, then Parent shall (i) use its reasonable best efforts to arrange and obtain, as promptly as practicable, from the same and/or alternative financing sources, alternative financing with terms and conditions that, in the aggregate, when taken as a whole, are not materially less favorable, in the aggregate, to Parent and its Affiliates than the terms and conditions (taken as a whole) in the applicable Debt Commitment Letter as of the date hereof (including with respect to funding and timing of funding) in an amount sufficient to consummate the transactions contemplated by this Agreement and pay the Acquisition Amounts and which does not include any Prohibited Modification including conditions to the consummation of such Alternative Financing that are more onerous than the conditions set forth in the Commitment Letters as of the date hereof; provided that, notwithstanding anything to the contrary in this Agreement, Parent shall not be required to (x) pay or incur materially more (taken as a whole) fees, original issue discounts or pricing relative to the pricing or fee terms of the applicable Debt Commitment Letter, as in effect on the date hereof, or (y) seek equity financing from any Person other than the Equity Investors or in an amount in excess of the Equity Financing contemplated by the Equity Commitment Letters as of the date hereof or on terms and conditions that, in the aggregate, when taken as a whole, are not materially less favorable to Parent than the terms and conditions (taken as a whole) in the Equity Commitment Letters as of the date hereof and (ii) promptly notify the Company of such unavailability and the reason therefor. In the event any alternative financing is obtained in accordance with this Section 5.9(c) (“Alternative Financing”), references in this Agreement to the Debt Financing shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the Debt Commitment Letter and the Definitive Debt Financing Agreements shall also be deemed to refer to such commitment letters and definitive financing agreements relating to such Alternative Financing, and all obligations of Parent pursuant to this Section 5.9 shall be applicable thereto to the same extent as Parent’s obligations with respect to the Debt Financing.

(d) The Company shall, and shall cause its Subsidiaries and their respective Representatives to, use reasonable best efforts to provide such cooperation as is reasonably requested by Parent in writing in connection with the Debt Financing and is customarily provided for issuers in financings of the type contemplated by the Debt Commitment Letter, including using reasonable best efforts to:

(i) upon reasonable prior written notice cause the participation by appropriate and applicable senior management of the Company in a reasonable number of meetings, presentations, roadshows, conference calls, drafting sessions, due diligence sessions (including accounting due diligence sessions) and meetings with prospective lenders upon reasonable prior written notice (but not more than six primary bank meetings), and ratings agencies, in each case, which may be, at the Company’s option, on a telephonic or videoconference basis;

(ii) provide reasonable and customary assistance to Parent and the Financing Sources in the preparation of customary syndication memoranda, lenders and ratings agency presentations, offering memoranda, private placement memoranda (including under Rule 144A and/or Regulation S under the Securities Act), registration statements, and prospectuses and prospectus supplements under the Securities Act and other marketing materials in connection with a syndicated financing, securities (including CMBS) offering or other debt offering in connection with the Debt Financing, including the execution and delivery of customary authorization letters, confirmations and undertakings related thereto (including customary representations with respect to the presence or absence of material non-public information in the public-side versions of documents and the absence of material misstatements or omissions);

(iii) provide (x) Parent and the Financing Sources and their respective Representatives with historical financial statements, rent rolls, occupancy reports, operating statistics regarding the Company Properties, real estate tax bills, tax abatement agreements, operating and capital budgets, pay-off letters, tax returns and other pertinent financial information regarding the Company and its Subsidiaries, and reasonably cooperate with such Financing Sources and their respective Representatives with respect to other reasonable and customary due diligence requests; and (y) customary and reasonable assistance to Parent in the preparation of pro forma financial statements and pro forma financial information; it being understood that Parent shall be responsible for the preparation of any pro forma financial statements for the Debt Financing (including the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments that may be included therein), and (z) pertinent information, and update the same reasonably requested, to Parent describing the Company or its Subsidiaries to be used in marketing or offering materials prepared in accordance with normal customary practice in connection with the Debt Financing such that, after giving effect to such updates, (A) such information, when taken as a whole, does not contain as of the time provided, any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made, and (B) the financial statements and other financial information included in such updated information are sufficiently current pursuant to Rule 3-12 under Regulation S-X to the extent applicable and permit the Company’s independent auditors to issue a customary comfort letter, including customary “negative assurance” comfort (in accordance with normal practices and procedures);

(iv) provide Parent and the Financing Sources and their respective Representatives with (x) upon Parent’s reasonable request, access to any of the Company Properties during normal business hours to conduct inspections and appraisals thereof, (y) customary and reasonable assistance with respect to (i) obtaining estoppel certificates and, if reasonably required by the Financing Sources, SNDAs with respect to any of the Company Properties, and (ii) other due diligence requests regarding the Company Properties, including reports and other information regarding title, survey, tax, environmental (including Phase I environmental site assessments and, if appropriate, Phase II environmental site assessments), engineering, seismic, property condition, legal, zoning, and other licensing and permitting matters;

(v) instruct the Company’s certified independent auditors to provide to Parent and the Financing Sources (x) customary consent to use of their audit reports in any materials relating to the Debt Financing, including SEC filings and offering memoranda that include or incorporate the party’s consolidated financial information and their reports thereon in accordance with normal customary practice, and (y) customary comfort letters (including “negative assurances” comfort) with respect to historical financial information in connection with the Debt Financing relating to the Company and its Subsidiaries in customary form;

(vi) furnish Parent and the Financing Sources promptly, and in any event at least four Business Days prior to the Closing Date (to the extent requested at least nine Business Days prior to the Closing Date), all documentation and other information required under the Debt Commitment Letter to the extent required by Governmental Entities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 and rules adopted by the Financial Crimes Enforcement Network of the U.S. Treasury Department, but in each case, solely as relating to the Company and its Subsidiaries and their respective joint venture partners and property managers;

(vii) cause (x) the taking of such corporate actions within the control of the Company as reasonably necessary to permit the completion of the Debt Financing, and (y) solely to the extent full draft and final copies of such documentation that are available have been provided to the Company and its attorneys, the execution and delivery to Parent or the Financing Sources, as applicable, of customary evidence of authority and customary officer’s certificates, in each case, that have been prepared by Parent and solely to the extent related to the Company and its Subsidiaries and solely as reasonably requested in writing by Parent; provided, however, that no officer or director of the Company or any of its Subsidiaries who is not remaining in such position following the Closing shall be obligated to execute any evidence, certificate or other document contemplated by this Section 5.9(d) in connection with the Debt Financing and no such evidence, certificate or other document shall be effective prior to the Closing; and

(viii) provide reasonable and customary assistance to Parent in the preparation and execution of the definitive documentation in connection with the Debt Financing, including the execution and delivery by the Company and its Subsidiaries to Parent or the Financing Sources, as may be requested by Parent, effective only upon the Closing, of, or completing any schedules or other customary informational requirements relating to the Company and its Subsidiaries with respect to, any credit agreements, purchase agreements, indentures, guarantees, pledge and security documents, other definitive financing documents or other certificates or documents contemplated by the Debt Financing, hedging agreements reasonably requested by Parent and otherwise facilitating the creation and perfection of the security interests in the collateral contemplated by the Debt Financing; provided that no such document or certificate or the creation or perfection of any security interest in any of the equity of or assets owned by the Company and its Subsidiaries shall be effective prior to Closing.

Notwithstanding anything to the contrary in this Agreement (A) no obligations of the Company or any of its Subsidiaries or any of its or their Representatives under any certificate, document or instrument delivered pursuant to this Section 5.9(d) (except for the passing of resolutions or consents which are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing) shall be required to be effective until the Merger Effective Time. In addition, notwithstanding anything in this Section 5.9 to the contrary, in fulfilling its obligations pursuant to this Section 5.9, none of the Company, its Subsidiaries or its or their respective Representatives shall be required to (i) pay any commitment or other fee, provide any security or incur any liability or obligation in connection with the Debt Financing or any other financing, (ii) take or permit the taking of any action that would conflict with the Company Group Organizational Documents, (iii) take or permit the taking of any action that would reasonably be expected to conflict with, result in any material violation or breach of, or default (with or without lapse of time, or both) under, any applicable Law or Contracts of the Company or any of its Subsidiaries, (iv) provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, (v) prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice, (vi) pass resolutions or consents or approve or authorize the execution of or amendment of, or execute or amend, the Debt Financing or the Definitive Debt Financing Agreements or any agreement, document or instrument of any kind (other than any customary authorization letters), except for (x) resolutions or consents which are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing and (y) as otherwise specified in this Section 5.9(d), (vii) cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (viii) take or permit the taking of any action that would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries or (ix) provide any cooperation that, in the reasonable opinion of the Company, would materially and adversely interfere with the ongoing operations of the Company and its Subsidiaries; (B) nothing in this Section 5.9(d) shall require the Company or any of its Subsidiaries, prior to the Merger Effective Time, to be an issuer or other obligor with respect to the Debt Financing; and (C) Parent is authorized to use in connection with the Debt Financing, the Equity Financing and the Specified Loan Consents any and all information and materials provided, or caused to be provided, by the Company and its Subsidiaries under this Section 5.9(d), including delivery of such information and materials to the Financing Sources, Equity Investors and/or Loan Consent Parties.

(e) All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or its Representatives pursuant to this Section 5.9 shall be kept confidential and otherwise treated in accordance with Section 5.4, the Confidentiality Agreement or other confidentiality obligations that are substantially similar to those contained in the Confidentiality Agreement (which, with respect to the Financing Source Parties, shall be satisfied by the confidentiality provisions applicable thereto under the Debt Commitment Letter or other customary confidentiality undertakings in the context of customary syndication practices from Financing Source Parties not party to the Debt Commitment Letter). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is reasonable and customary and that is not reasonably likely to harm or disparage the Company or its Subsidiaries in any respect.

(f) At Parent’s written request, the Company shall use its commercially reasonable efforts to facilitate the delivery of a customary payoff letter, in form and substance reasonably acceptable to Parent, executed by the lenders (or their duly authorized agent or representative) under the Company Credit Agreement (the “Payoff Letter”) at least one Business Day prior to Closing and cooperate with any back-stop, “roll-over” or termination of any existing letters of credit under the Company Credit Agreement. Contemporaneously with the Closing, Parent shall pay (or cause to be paid) to the lenders under the applicable Company Credit Agreement the amount specified in the Payoff Letter with respect thereto (including after giving effect to any per diem amount specified therein, to the extent applicable) in cash in immediately available funds to the bank account(s) specified therein to discharge all obligations of the Company and its Subsidiaries outstanding under the applicable Company Credit Agreement (including the release and discharge of any related guarantees, liens and security interests) and to terminate the commitments thereunder.

(g) Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letters) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of Parent’s obligations hereunder.

Section 5.10 Stockholder Litigation. The Company shall give Parent the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation against the Company and/or its officers or directors relating to the Merger or any of the other transactions contemplated by this Agreement. The Company shall not enter into any settlement agreement in respect of any stockholder litigation against the Company and/or its directors or officers relating to the Merger or any of the other transactions contemplated hereby without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.11 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to enable the delisting by the Surviving Company of the Company Common Shares and the Company Preferred Shares from the NYSE and the deregistration of the Company Common Shares and the Company Preferred Shares under the Exchange Act as promptly as practicable after the Merger Effective Time, and in any event no more than 15 days after the Closing Date.

Section 5.12 Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Acquisition Proposal or Superior Proposal expressly permitted by Section 5.2, the Parent Parties, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the Parties.

Section 5.13 Tax Representation Letter. The Company shall (a) use its reasonable best efforts to obtain or cause to be provided, as appropriate, the opinion of counsel referred to in Section 6.2(e) and (b) deliver to DLA Piper LLP (US), counsel to the Company, or other counsel described in Section 6.2(e), a tax representation letter, dated as of the Closing Date and signed by an officer of the Company, containing customary representations of the Company as shall be reasonably necessary or appropriate to enable DLA Piper LLP (US) (or such other counsel described in Section 6.2(e)) to render the opinion described in Section 6.2(e) on the date of the Merger Effective Time.

Section 5.14 Accrued Dividends. In the event that a distribution of Company Common Shares permitted under the terms of this Agreement has (a) a record date prior to the Merger Effective Time and (b) has not been paid as of the Merger Effective Time, the holders of shares of Company Common Shares shall be entitled to receive such distribution from the Company as of immediately prior to the time such shares or units are exchanged pursuant to Article II.

Section 5.15 Property Level Loan Documents.

(a) The Company shall, and shall cause its Subsidiaries and Representatives to, (i) use commercially reasonable efforts to obtain (x) each of the Loan Consents specified on Section 5.15(a) of the Company Disclosure Letter (the “Specified Loan Consents”), pursuant to the applicable Property Level Loan Documents specified on Section 5.15(a) of the Company Disclosure Letter (the “Specified Loan Documents”) from the applicable counterparties thereto (each, a “Loan Consent Party”) and (y) the third-party consents described in Section 6.1(c) of the Company Disclosure Letter (the “Third-Party Closing Consents”), in each case, promptly after the date of this Agreement, including the preparation and delivery of any information relating to the Company and its Subsidiaries as may be reasonably requested by any such lender, any loan servicer on behalf of any lender or any rating agency and, to the extent applicable to the Specified Loan Consents or Specified Loan Documents, such information and materials as the Company is required to provide or cause to be provided under and in accordance with Section 5.9(d) with respect to Debt Financing and (ii) act in a coordinated manner with Parent and pursuant to the reasonable direction of Parent with respect to obtaining the Specified Loan Consents and Third-Party Closing Consents. Without limiting the foregoing, the Company agrees as follows:

(i) the Company (x) shall keep Parent informed in all material respects of any communications and notices, whether formal or informal, oral or written, from, or on behalf of, any Loan Consent Party or any of the applicable counterparties or their Representatives in connection with the Third-Party Closing Consents (the “Third-Party Closing Consent Counterparties”) received by the Company or any of its Subsidiaries or Representatives, which notification shall include a copy of any applicable correspondence (or summaries thereof if verbal) and (y) shall not, and shall not cause or permit any of its Subsidiaries or Representatives to, (A) deliver any communications or notices to any Loan Consent Party or their Representatives or any of the Third-Party Closing Consent Counterparties or their Representatives, in each case, without Parent’s prior approval (not to be unreasonably withheld, conditioned or delayed), or (B) engage or participate in any meeting or discussion, whether telephonic or in-person, with any Loan Consent Party or their Representatives or with any of the Third-Party Closing Consent Counterparties or their Representatives with respect to the Specified Loan Consents, the Third-Party Closing Consents, the Merger or the transactions contemplated pursuant to this Agreement without giving Parent prior notice of such meeting or discussion and the reasonable opportunity to attend or participate in such meeting or discussion;

(ii) the Company shall not deliver any documents or communicate or participate in meetings or discussions (other than ordinary course, non-substantive administrative communications or discussions) with any Loan Consent Party or any of the Third-Party Closing Consent Counterparties or any other third party in connection therewith without Parent’s prior consent and approval of such document or communication (in each case, not to be unreasonably withheld, conditioned or delayed);

(iii) the Company shall not, without Parent’s prior consent (not to be unreasonably withheld, conditioned, or delayed), enter into any agreement, or otherwise agree or commit to any arrangement or agreement, that would bind or commit the Company or any of its Subsidiaries in connection with (subject to the limitations set forth in Section 6.1(c) of the Company Disclosure Letter) the Third-Party Closing Consents or the Specified Loan Consents;

(iv) the Company shall, upon the reasonable request of Parent or if required or requested by any Loan Consent Party or Third-Party Closing Consent Counterparties, participate in meetings or discussions (x) between Parent and any Loan Consent Party or their Representatives with respect to the Loan Consents and (y) between Parent and any Third-Party Closing Consent Counterparties or their Representatives with respect to the Third-Party Closing Consents, and take such actions as reasonably requested by Parent with respect to obtaining ratings as required for the Loan Consents or the Third-Party Closing Consents (including the participation in such meetings or discussions of the Company’s senior management);

(v) the Company shall take such actions as reasonably requested by Parent with respect to establishing or maintaining, as of the Closing, bank and other accounts and blocked account agreements and lock box arrangements in connection with any Indebtedness the subject of or related to any Loan Consent and Third-Party Closing Consents;

(vi) the Company shall take such actions as reasonably requested by Parent with respect to obtaining waivers, consents, estoppels and approvals, to the extent reasonably necessary, proper or advisable in connection with any Loan Consent or Third-Party Closing Consents, from other parties to the Company Leases, the Property Level Loan Documents, encumbrances on any Company Property and any other Contracts to which the Company or any Subsidiary of the Company is a party;

(vii) the Company shall execute and deliver customary certificates, legal opinions, or other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Indebtedness underlying the Loan Consents and Third-Party Closing Consents as may be reasonably requested by Parent, any Loan Consent Party or Third-Party Closing Consent Counterparty; provided, that the Company may elect to form a committee comprised of one or more individuals designated by Parent to be appointed by the Company as a director immediately prior to the Merger Effective Time to execute any such documents;

(viii) the Company shall take all corporate actions, subject to the occurrence of the Closing, reasonably necessary or customary to permit the consummation of any Loan Consent and any Third-Party Closing Consents on the Closing Date (including executing and delivering certificates with respect to solvency matters and cooperating with respect to any request any lender or any loan servicer on behalf of any such lender has with respect to a new non-consolidation opinion); provided, that the Company may elect to form a committee comprised of one or more individuals designated by Parent to be appointed by the Company as a director immediately prior to the Company Merger Effective Time to execute any such documents;

(ix) the Company (x) shall take commercially reasonable efforts to ensure that it complies in all material respects with the terms of each of the Property Level Loan Documents and refrain from taking any action that would reasonably be expected to lead to a non-curable and material breach, violation or default under any of the Property Level Loan Documents (other than actions in connection with the Merger, the Debt Financing, the Loan Consents, and the other transactions contemplated by this Agreement that are taken at the written direction of Parent), and (y) shall not, except as otherwise expressly permitted under this Agreement, enter into any waiver, amendment or modification, or otherwise supplement or change any of the Property Level Loan Documents (other than in connection with obtaining the Loan Consents and the Third-Party Closing Consents in accordance with the terms of this Agreement);

(b) The Company shall engage in a process to market for sale or facilitate consensual disposition with specified lenders of each of the Company Properties set forth on Section 5.15(b) of the Company Disclosure Letter and Section 6.1(c) of the Company Disclosure Letter (the “Potential Transfer Properties”) in accordance with terms set forth in Section 5.15(b) of the Company Disclosure Letter; provided, that the Company shall not enter into any definitive Contract with respect to the potential sale, transfer or distribution of any of the Potential Transfer Properties that would become effective prior to the Closing without the prior written consent of Parent.

(c) Notwithstanding anything to the contrary in the foregoing, Parent and the Company shall jointly control the strategy for securing the Third-Party Closing Consents and Loan Consents as soon as practicable.

(d) Parent and its Affiliates shall not be obligated to make any payment or commercial concession to any third party, or incur any liability, as a condition to, or in connection with, effecting any consents or amendments contemplated by the Loan Consents or the Third-Party Closing Consents. Notwithstanding the foregoing, Parent shall reasonably cooperate with the Company, including but not limited to, with respect to any assignment and assumption process between the Company and any lender or third-party in connection with the satisfaction or waiver of the conditions set forth in Schedule 6.1(c) of the Company Disclosure Letter, and make its Representatives reasonably available to, and provide information, documents, and any other materials that may be required to be provided to, any Loan Consent

Party, lender, any loan servicer on behalf of any lender, any rating agency, or any third party, in relation to the satisfaction or waiver of the conditions set forth in Schedule 6.1(c) of the Company Disclosure Letter, including the Third-Party Closing Consents, pursuant to the terms of the applicable Property Level Loan Documents, in each case, solely with respect to the matters set forth in this Section 5.15 and Section 6.1(c). The Company and its Subsidiaries (i) shall not be required to execute any document or make any statements, certifications, or analysis for the benefit of Parent or any other person, other than documents, statements, certifications and analyses to become effective immediately upon the Closing and (ii) shall not be required to pay any commitment or other similar fee, pay or incur any costs, fees, or expenses (unless reimbursable by Parent or otherwise expressly provided for in this Agreement) or incur any other material obligation or liability in connection with this Section 5.15 prior to the Merger Effective Time and, except as expressly set forth in Section 6.1(c) of the Company Disclosure Letter, the Company and its Subsidiaries shall not, without Parent’s prior written consent make any such payments or commitments; provided, that the Company shall agree to any such payments or take any such actions, if either permitted by Section 6.1(c) of the Company Disclosure Letter or directed by Parent. Parent shall make available funds in connection with obtaining the Loan Consents, as set forth in Section 5.15(d) of the Company Disclosure Letter. For the avoidance of doubt, any such funds shall be payable by Parent regardless of whether the Merger and the transactions contemplated pursuant to this Agreement are actually consummated in accordance with the terms of this Agreement. Without the prior written consent of Parent, except as provided in Section 5.15(d) and Section 5.1(i) of the Company Disclosure Letter, (A) the Company shall not prepay all or any portion of any Indebtedness or establish or fund any reserves in connection with obtaining the Loan Consents (except as expressly set forth in Section 6.1(c) of the Company Disclosure Letter), and (B) the Company shall not, and it shall not agree to, amend, modify, supplement or waive the terms and conditions of the outstanding Indebtedness, including, without limitation, changing any of the parties subject to the obligations of such Indebtedness of the Company, increasing the principal amount or interest due or changing the maturity date.

(e) Notwithstanding anything to the contrary in this Section 5.15 and Section 6.1(c), but subject in all respects to the terms of Section 5.1, the Company and its Subsidiaries shall be permitted to, without the prior consent of Parent, take such actions as are necessary in the ordinary course of business for the Company and its Subsidiaries to maintain compliance with the debt obligations of the Company and its Subsidiaries.

Section 5.16 Updated Portfolio Data Tape and Rent Rolls.

(a) The Company shall make available to Parent, (i) within three Business Days after the end of each calendar month, if requested in writing by Parent for such calendar month and (ii) three Business Days prior to the anticipated Closing Date, an update of the type of ordinary course reports prepared and provided to the Company’s management team on a regular basis regarding the Company’s business operations, as of (x) in respect of clause (i), the end of the preceding calendar month and (y) in respect of clause (ii), the most recent practicable date prior to the anticipated Closing Date.

(b) The Company shall update the rent rolls provided to Parent pursuant to Section 3.18(e) of the Company Disclosure Letter on a monthly basis and deliver to Parent such updated rent roll (i) no later than the third Business Day following the last day of each preceding month and (ii) three Business Days prior to the anticipated Closing Date.

Section 5.17 Director and Officer Resignations. If requested in writing by Parent, the Company shall obtain and deliver to Parent at the Closing, in form reasonably satisfactory to Parent, resignations effective as of the Merger Effective Time executed by each director and officer of Company and its Subsidiaries in office immediately prior to the Merger Effective Time.

Section 5.18 Redemption of Company Preferred Shares (a) The Company shall deliver to each holder of record of Company Preferred Shares a notice of redemption (the “Preferred Stock Redemption Notice”) with respect to the Company Preferred Shares held by such holder in accordance with the requirements set forth in the Company Organizational Documents; (b) at or prior to the Merger Effective Time, Parent, on behalf of the Company and the Surviving Company, shall irrevocably set aside and deposit with the Paying Agent as part of the Payment Fund, separate and apart from its other funds, in trust for the benefit of the holders of the Company Preferred Shares, cash in immediately available funds in an amount equal to the aggregate amount of Company Preferred Share Consideration payable to the holders of Company Preferred Shares (such amount, the “Preferred Stock Redemption Amount”) and (c) Parent and the Company shall, effective as of immediately prior to the Merger Effective Time, give irrevocable instructions to the Paying Agent for the payment of the Preferred Stock Redemption Amount in accordance with the Company Organizational Documents and the terms of this Agreement. At and following the Closing, the Surviving Company shall perform any and all things and take any actions as may be needed to confirm the complete redemption of the Company Preferred Shares in accordance with the Company Organizational Documents and Preferred Stock Redemption Notices, and shall cause payment of the Company Preferred Share Consideration to be made by the Paying Agent in accordance with Section 2.3. The Preferred Stock Redemption Notices shall be prepared by the Company and be reasonably acceptable to Parent, and shall comply in all material respects with the specifications and timing requirements of the Company Organizational Documents for the Company Preferred Shares and shall state that the Company Preferred Shares shall be redeemed effective as of immediately prior to, and conditioned upon the occurrence of, the Merger Effective Time.

Section 5.19 Tax Matters.

(a) Parent and the Company shall cooperate in good faith in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. Parent shall pay or cause to be paid all Transfer Taxes.

(b) The Company shall cooperate and consult in good faith with Parent with respect to maintenance of the REIT status of the Company (and any of the Company’s Subsidiaries that is a REIT) for the Company’s 2025 taxable year, including by providing Parent information supporting amounts distributed and the calculation of the amount required to be distributed pursuant to Section 857(a) of the Code.

Section 5.20 Phoenix PSA. The Company shall (a) promptly deliver to Parent copies of all waivers, notices, requests for consents and other material communications delivered by or to the Company or any of its Subsidiaries pursuant to the terms of, or otherwise in connection with, the Phoenix PSA, including with respect to any consents of third parties that are conditions to the closing of the transactions contemplated therein, and (b) not amend, modify or restate the Phoenix PSA, or cause or permit any of the foregoing, or take, or cause or permit the taking of, any action with respect to the Phoenix PSA that would result in (i) the waiver of any material the rights of, or terms or conditions in favor of, Seller (as defined in the Phoenix PSA), (ii) Buyer (as defined in the Phoenix PSA) having the right to terminate the Phoenix PSA, or (iii) Seller (as defined in the Phoenix PSA) exercising the Seller Termination Right (as defined in the Phoenix PSA), in each case, without the prior written consent of Parent.

Section 5.21 Employee Benefit Matters.

(a) From and after the Closing and for a period of 12 months immediately following the Closing, Parent shall provide or cause its Subsidiaries, including, following the Closing, the Company, to provide each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Closing (each, a “Continuing Employee”) and for so long as such Continuing Employee continues to be an employee of the Surviving Company or any of its Subsidiaries during such 12-month period, with (i) a base salary or hourly wage rate, as applicable, and a target annual cash bonus opportunity, in each case, that is no less favorable than as provided to such Continuing Employee immediately prior to the Closing and (ii) employee benefits (excluding equity-linked and other long-term incentive compensation opportunities, transaction, change in control, retention and similar bonuses and payments, perquisites, and nonqualified deferred compensation, defined benefit pension and retiree medical benefits) that are no less favorable, in the aggregate, than those provided to such Continuing Employee immediately prior to the Closing.

(b) Parent shall, and shall cause its Subsidiaries to, provide each Continuing Employee with service credit for such individual’s period of service with the Company and its Subsidiaries prior to the Closing for purposes of eligibility, vesting and, with respect to vacation and severance benefits, benefit accrual under each employee benefit plan sponsored by Parent or any of its Subsidiaries or Affiliates (each a “Parent Plan”) to the same extent such service was recognized for such purposes under the analogous Company Plan by the Company or any of its Subsidiaries as of immediately prior to the Closing, except, in each case, to the extent such treatment would result in a duplication of benefits or compensation. For purposes of each Parent Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under such Parent Plan to the same extent such conditions did not apply to such Continuing Employee under an analogous Company Plan as of immediately prior to the Closing, and (ii) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) under any Company Plan during the plan year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations applicable to such Continuing Employee under the relevant Parent Plans.

(c) Parent shall provide, or cause to be provided, each Continuing Employee whose employment terminates during the 12 month period following the Closing Date with severance benefits to which the Continuing Employee would have been entitled to receive as of immediately prior to the Closing pursuant to the terms of the severance policies, agreements, or arrangements set forth on Section 5.21(c) of the Company Disclosure Letter.

(d) Notwithstanding the foregoing, nothing contained herein, express or implied, (i) shall be treated as the creation or establishment of, an amendment of or an undertaking to amend, or shall limit or alter the ability of Parent or any of its Affiliates or any of Parent’s joint- or co-investors (or, following the Closing, the Company or any of its Subsidiaries) to amend, modify or terminate, any Company Plan, Parent Plan or any other employee benefit plan, program or arrangement, as applicable, (ii) is intended to or shall confer any rights, benefits, remedies, obligations or liabilities of any nature whatsoever hereunder upon any Person (including, without limitation, any director, officer or employee and any dependent or beneficiary thereof) other than the Parties and their respective successors and assigns, or (iii) guarantees the employment of any Continuing Employee or of any other Person for any specific period of time following the Closing or otherwise limits the ability of Parent or any of its Affiliates or any of Parent’s joint- or co-investors (including, following the Closing, the Company or any of its Subsidiaries) to terminate the employment of any Continuing Employee at any time and for any reason.

(e) Effective on the Closing Date, the Company shall, or shall cause its applicable Subsidiary to, terminate the employment of the employees set forth in Section 5.21(e) of the Company Disclosure Letter (collectively “Executives” and each an “Executive”) without Cause, as such term is defined in each of the Executives’ employment agreements entered into between the Company (or any of its Affiliates) and the respective Executive (each, as amended, an “Executive Employment Agreement”) and, in connection with each such termination, the Executives shall be entitled to receive the severance payments and benefits set forth in Section 10 of their respective Executive Employment Agreement in accordance with the terms therein.

(f) Unless otherwise notified by Parent no fewer than five days prior to the Closing Date, the Company (or its applicable Affiliate), effective as of no later than one Business Day prior to the Closing Date, shall take all actions necessary and appropriate to: (i) terminate any Company Plan intended to qualify under Section 401(a) of the Code (the “Company 401(k) Plan”) in compliance with its terms and the requirements of applicable Law, including through any required withdrawal, spin-off and termination of such Company 401(k) Plan with the sponsoring entity thereof, (ii) make all employee and employer contributions to the Company 401(k) Plan for all periods of service prior to the Closing Date, including such contributions that would have been made had the transactions contemplated by this Agreement not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the Closing Date, and (iii) one hundred percent (100%) vest all participants under the Company 401(k) Plan. By no later than the date prior to the Closing Date, the Company shall provide Parent with copies of the written action approving the termination of the Company 401(k) Plan in accordance with this Section 5.21(f) in a form reasonably satisfactory to Parent.

Section 5.22 Section 16 Matters. Prior to the Merger Effective Time, the Company Board shall take all such steps as may be required to cause any dispositions of Company Common Shares (including derivative securities with respect to such Company Common Shares) resulting from the transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(b) of the Exchange Act with respect to the Company immediately prior to the Merger Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each Party to effect the Merger is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger.

(c) The Company (or applicable Subsidiary) shall have received the third-party consents or otherwise satisfied the requirements of Section 6.1(c) of the Company Disclosure Letter.

Section 6.2 Conditions to the Obligations of the Parent Parties. The obligations of the Parent Parties to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the first three sentences of Section 3.2(a) shall be true and correct, other than de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) the representations and warranties of the Company set forth in Section 3.1 (solely as it relates to the Company and not the Company’s Subsidiaries), Section 3.2(a) (other than the first four sentences thereof and solely as it relates to the Company and not the Company’s Subsidiaries), Section 3.4, Section 3.18, Section 3.20, Section 3.21 and Section 3.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (iii) each of the remaining representations and warranties of the Company set forth in this Agreement, including Section 3.1 (solely as it relates to the Company’s Subsidiaries) and Section 3.2(a) (other than the first four sentences thereof and solely as it relates to the Company’s Subsidiaries), shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of such time (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct at and as of such time); provided, that notwithstanding anything herein to the contrary, the condition set forth in this Section 6.2(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct (read for purposes of this Section 6.2(a)(iii) without any materiality, Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Officers’ Certificate. Parent shall have received a certificate signed on behalf of the Company certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d), dated as of the Closing Date.

(d) Absence of Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(e) REIT Qualification Opinion. The Company shall have delivered to Parent a written tax opinion of DLA Piper LLP (US) (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company), substantially in the form attached as Exhibit A to this Agreement (or as otherwise reasonably acceptable to Parent), dated as of the Closing Date, to the effect that, beginning with its taxable year ended December 31, 2014 and ending with its taxable year that ends with the Merger, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon a representation letter substantially in the form attached as Exhibit B to this Agreement).

(f) No Waivers or Defaults. No event of default that is either (i) incapable of being cured or (ii) capable of being curable but still continuing, shall have occurred and be continuing as of 30 days following notification to the Company of such event of default (the “Cure Period”), in either instance, under any of the Specified Loan Documents; provided, that solely in connection with the foregoing clause (ii), if at the end of the Cure Period the Company is continuing to use good faith efforts to cure such event of default, the Cure Period shall be extended for an additional 30 days.

(g) Phoenix Transaction. At or prior to the Closing, (i) the sales of each of the Company Properties set forth Section 6.2(g)(i) of the Company Disclosure Letter shall have been consummated and (ii) the consent as to the Company Property identified on Section 6.2(g)(ii) of the Company Disclosure Letter shall have been obtained, in each case, pursuant to and in accordance with the Phoenix PSA.

Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Parent Parties set forth in this Agreement that are qualified as to materiality or Parent MAE shall be true and correct (as so qualified) and each of the representations and warranties of the Parent Parties set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of the Parent Parties. Each of the Parent Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c) Officers’ Certificate. The Company shall have received a certificate signed on behalf of each of the Parent Parties certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4 Frustration of Closing Conditions. Neither the Parent Parties nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before January 19, 2026 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any Party whose material breach of this Agreement (or in the case of Parent by a Parent Party) has been the primary cause of, or the primary factor that resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other Action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other Action shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any Party whose material breach of this Agreement (or in the case of Parent by a Parent Party) has been the primary cause of, or the primary factor that resulted in the issuance of such judgment, order, injunction, rule or decree; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Merger was taken;

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2, as to which Section 7.1(c)(ii) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing on the Closing Date (A) would result in the failure of any of the conditions set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(d) and (B) cannot be or has not been cured by the earlier of (1) the third Business Day prior to the Outside Date and (2) 30 days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if any Parent Party is then in material breach of any of its covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied; or

(ii) if prior to the Company Stockholders Meeting, (A) an Adverse Recommendation Change shall have occurred, or (B) the Company shall have materially breached or failed to perform, in any manner materially adverse to Parent, any of its obligations set forth in Section 5.2;

(d) by the Company:

(i) if any of the Parent Parties shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Parent Parties shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing on the Closing Date (A) would result in the failure of any of the conditions set forth in Section 6.3(a) or (b) and (B) cannot be or has not been cured by the earlier of (1) the third Business Day prior to the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Company is then in material breach of any of its covenants or agreements set forth in this Agreement such that Section 6.2(a) or Section 6.2(b) would not be satisfied;

(ii) at any time prior to obtaining the Company Stockholder Approval, in order to accept a Superior Proposal in accordance with Section 5.2(b); provided, that the Company shall have (A) simultaneously with such termination entered into the associated Alternative Acquisition Agreement, (B) otherwise complied in all material respects with all provisions of Section 5.2(b), including the notice provisions thereof, and (C) prior to or concurrently with such termination, paid any amounts due pursuant to Section 7.3(b); or

(iii) if the Merger shall not have been consummated on or before the date required by Section 1.2, (x) all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied and continued to be satisfied (other than those conditions that, by their terms, are to be satisfied at Closing; provided, that those conditions would have been satisfied if the Closing were to occur on such date) at the time of such termination if the Closing were held at the time of such termination, (y) the Company has confirmed by written notice to Parent that the date the Closing should have occurred pursuant to Section 1.2 has occurred and that the Company was ready, willing and able to consummate the Merger on the date required by Section 1.2 and is ready, willing and able to consummate the Merger on the date of such written notice and throughout the immediately subsequent three Business Day period and (z) Parent fails to consummate the Merger within three Business Days following receipt of such written notice.

The Party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other Party.

Section 7.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of the Parties; provided that:

(a) the Confidentiality Agreement (as amended hereby), the Limited Guarantee (only to the extent reflected therein) and the provisions of Section 5.12 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses) and Article VIII shall survive the termination hereof;

(b) the Company and Parent may have liability solely as expressly provided in Section 7.2(c) or Section 7.3; and

(c) no such termination shall relieve the Company from any liability or damages arising out of a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or Fraud.

For the avoidance of doubt, in the event of termination of this Agreement, the Financing Source Parties will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect stockholders hereunder or under the Debt Commitment Letter or otherwise relating to or arising out of the transactions contemplated by such agreements (including for any Willful and Material Breach), provided that the foregoing shall not preclude any liability of the Financing Sources to the Parent Parties under the terms of the Debt Commitment Letter (and the related fee letters) or the Debt Financing.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) (A) after the date hereof, an Acquisition Proposal is made to the Company or publicly made directly to the Company’s stockholders or shall have been publicly announced or otherwise publicly disclosed, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) and (C) within 12 months after the date of such termination, the Company enters into an agreement in respect of any Acquisition Proposal, or recommends an Acquisition Proposal to its stockholders for approval, or a transaction in respect of any such Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that solely for purposes of this clause (C), the term “Acquisition Proposal” shall have the meaning assigned to such term in the definition thereof, except that the references to “twenty percent (20%) or more” shall be deemed to be references to “eighty percent (80%) or more”);

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii);

then, in any such event, the Company shall pay to Parent a fee of $16,000,000.00 (the “Breakup Fee”) less the amount of Parent Expenses previously paid to Parent (if any) pursuant to Section 7.3(c), it being understood that in no event shall the Company be required to pay the Breakup Fee on more than one occasion; provided, that the payment by the Company of the Breakup Fee pursuant to this Section 7.3 shall not relieve the Company from any liability or damage resulting from a Willful and Material Breach or Fraud.

(c) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) under circumstances in which the Breakup Fee is not then payable pursuant to Section 7.3(b)(i), then the Company shall reimburse Parent and its Affiliates for all of their reasonable, documented, out-of-pocket fees and expenses (including all required and non-contingent fees and expenses of Financing Sources, counsel, accountants, investment bankers, experts and consultants to the Parent Parties and their Affiliates) incurred by the Parent Parties or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, excluding any discretionary fees paid to financial advisors (the “Parent Expenses”), up to a maximum amount of $2,000,000.00; provided, that the payment by the Company of the Parent Expenses pursuant to this Section 7.3(c), (i) shall not relieve the Company of any subsequent obligation to pay the Breakup Fee pursuant to Section 7.3(b) except to the extent indicated in such Section and (ii) shall not relieve the Company from any liability or damage resulting from a Willful and Material Breach or Fraud. Payment of the Parent Expenses shall be made by wire transfer of same-day funds to the accounts designated by Parent within five Business Days after the Company’s having been notified of the amounts thereof by Parent.

(d) Payment of the Breakup Fee shall be made by wire transfer of same-day funds to the accounts designated by Parent (i) on the earlier of the execution of a definitive agreement with respect to, submission to the stockholders of, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Breakup Fee payable pursuant to Section 7.3(b)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of a Breakup Fee payable pursuant to Section 7.3(b)(ii), or simultaneously with, and as a condition to, the effectiveness in the case of a Breakup Fee payable pursuant to Section 7.3(b)(iii).

(e) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(iii), then Parent shall pay to the Company a fee of $35,000,000.00 (the “Closing Failure Fee”); it being understood that in no event shall Parent be required to pay the Closing Failure Fee on more than one occasion.

(f) In the event that Parent is obligated to pay the Closing Failure Fee pursuant to Section 7.3(e), Parent shall pay to the Company from the Closing Failure Fee, in accordance with the next sentence, an amount equal to the lesser of (A) the Closing Failure Fee and (B) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event Company receives either (X) a letter from the Company’s counsel indicating that Company has received a ruling from the IRS described in Section 7.3(g)(ii) or (Y) an opinion from the Company’s outside counsel as described in Section 7.3(g)(ii), an amount equal to the Closing Failure Fee less the amount payable under clause (1) above. To facilitate Parent’s obligation to pay these amounts, Parent shall (if requested by Company) deposit into escrow an amount in cash equal to the Closing Failure Fee with an escrow agent selected by Company and on such terms (subject to Section 7.3(g)) as shall be mutually agreed upon by Parent, the Company and the escrow agent as reflected in an escrow agreement among such escrow agent, Parent and the Company; provided that the payment or deposit into escrow shall be at the Company’s option. The payment or deposit into escrow of the Closing Failure Fee pursuant to this Section 7.3(f) shall be within ten Business Days from the date Parent is obligated to pay the Company such amount pursuant to Section 7.3(e) by wire transfer of same day funds.

(g) The escrow agreement shall provide that the Closing Failure Fee in escrow or any portion thereof shall not be released to the Company, and the Company shall not be entitled to any such amount, unless and until the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code in such year determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the receipt by the Company of the Closing Failure Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Closing Failure Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Closing Failure Fee to the Company. Parent agrees to amend this Section 7.3 at the reasonable request of the Company in order to (x) maximize the portion of the Closing Failure Fee that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 7.3(g) or (z) assist Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.3(g). Parent shall be deemed to have satisfied its obligations pursuant to this Section 7.3 so long as it deposits into escrow the Closing Failure Fee, notwithstanding any delay or reduction in payment to the Company, and shall have no further liability with respect to payment of the Closing Failure Fee. The portion of the Closing Failure Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 7.3. The escrow agreement shall provide that the Company shall bear all costs and expenses under the escrow. The Company shall fully indemnify Parent and hold Parent harmless from and against any liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by it resulting directly or indirectly from the escrow agreement.

(h) Each of the Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement. Accordingly, if any Party fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the owed Party commences a suit that results in a judgment against the owing Party for the amounts set forth in this Section 7.3, the owing Party shall pay to the owed Party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(i) Notwithstanding anything to the contrary in this Agreement:

(i) No member of the Parent Group, except the Parent Parties and the Guarantors (but only to the extent set forth in the Limited Guarantee), shall have any liability to the Company, any of its Affiliates or any of its or their direct or indirect stockholders for any claim for any loss suffered as a result of any breach of this Agreement, the Limited Guarantee or the Debt Commitment Letter or the Equity Commitment Letter, or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, in each instance except as expressly set forth in the underlying agreement;

(ii) Without limiting the right of the Company to seek specific performance in accordance with Section 8.10, the maximum aggregate monetary liability of the Parent Parties and the Guarantors for any loss suffered as a result of any breach of this Agreement, the Limited Guarantee, the Equity Commitment Letter or the Debt Commitment

Letter, or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to the amount of the Closing Failure Fee and in no event shall the Company seek to, and the Company shall cause its Affiliates not to seek to, recover any money damages (including consequential, special, indirect or punitive damages) regardless of whether any termination or abandonment of this Agreement was the result of a Willful and Material Breach by any member of the Parent Group, and neither the Company nor its Subsidiaries shall be entitled to bring or maintain any other claim, action or proceeding against Parent or any other member of the Parent Group arising out of this Agreement, the Debt Financing, the Merger, or any matters forming the basis for such termination;

(iii) Without limiting the right of the Company to seek specific performance in accordance with Section 8.10, the Parties agree that payment of the Closing Failure Fee shall be the sole and exclusive monetary remedy available to the Company under or related to this Agreement and the transactions contemplated hereby (including the failure thereof to be consummated) in the event such payment becomes due and payable. Upon payment of the Closing Failure Fee, no member of the Parent Group shall have any further monetary liability to the Company, or any of its Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement, the Limited Guarantee, the Equity Commitment Letter or the Debt Commitment Letter, or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, regardless of whether any such termination or abandonment was the result of a Willful and Material Breach by any member of the Parent Group and neither the Company nor any other Person shall be entitled to bring or maintain any other claim, Action or proceeding seeking to, recover any money damages (including consequential, special, indirect or punitive damages, or damages) from any member of the Parent Group; and

(iv) Except in the case of Willful and Material Breach or Fraud and any liability or damage resulting therefrom, the Parties agree that payment of the Breakup Fee shall be the sole and exclusive monetary remedy available to the Parent Parties under or related to this Agreement and the transactions contemplated hereby (including the failure thereof to be consummated) in the event such payment becomes due and payable. Upon payment of the Breakup Fee, the Company shall have no further liability or obligation to Parent, any of its Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement or the failure of the Merger or any other transaction contemplated hereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection, whether in equity or at law, in contract, in tort or otherwise, and neither Parent nor any other Person shall be entitled to bring or maintain any other claim, Action or proceeding seeking to, recover any money damages (including consequential, special, indirect or punitive damages, or damages) or obtain any equitable relief from the Company (in each case, other than as a result of a Willful and Material Breach by the Company or Fraud).

(j) Notwithstanding anything to the contrary in this Agreement, no Financing Source Party shall have any liability or obligation to the Company, any of its Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement, the Equity Commitment Letter or the Debt Commitment Letter or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and the Company shall not seek to, and shall cause its Affiliates and its and their direct and indirect stockholders not to seek to, recover any money damages (including consequential, special, indirect or punitive damages, or damages) or obtain any equitable relief from or with respect to any Financing Source Party.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the Parties by action taken or authorized by their respective Boards of Directors at any time prior to the Merger Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment. Notwithstanding anything to the contrary contained herein, Sections 7.2, 7.3(j), 8.6(b), 8.8, 8.10(a) and 8.13 and this Section 7.4 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 7.2, 7.3(j), 8.6(b), 8.8, 8.10(a) or 8.13 or this Section 7.4) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Source Parties without the prior written consent of the Financing Sources.

Section 7.5 Extension of Time; Waiver. At any time prior to the Merger Effective Time, the Parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other Parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time, other than those covenants or agreements of the Parties which by their terms apply, or are to be performed in whole or in part, after the Merger Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail at the time of delivery (provided there is no automated return email indicating that the email address is no longer valid), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i)	if to the Parent Parties or the Surviving Company, to:

Morning Calm Management, LLC

301 Yamato Road, Suite 4160

Boca Raton, FL 33431

Attention: Mukang Cho

E-mail: mcho@morning-calm.com

and

Elliott Investment Management L.P.

360 S. Rosemary Ave., 18th Floor

West Palm Beach, FL 33401

Attention: Nick Greenberg

Karthik Dhore

Thao Do

E-mail: ngreenberg@elliottmgmt.com

kdhore@elliottmgmt.com

Tdo@elliottmgmt.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Richard J. Birns

Andrew Kaplan

Kristen Poole

E-mail: rbirns@gibsondunn.com

akaplan@gibsondunn.com

kpoole@gibsondunn.com

(ii)	if to Company, to:

City Office REIT, Inc.

Suite 3210 – 666 Burrard Street

Vancouver, BC V6C 2X8 CA

Attention: Jamie Farrar

E-mail: jfarrar@cioreit.com

with a copy (which shall not constitute notice) to:

DLA Piper

1251 6th Avenue

New York, NY, 10020

Attention: Christoper P. Giordano

Jon Venick

E-mail: christopher.giordano@us.dlapiper.com

jon.venick@us.dlapiper.com

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Baltimore, Maryland are authorized or required by applicable Law to be closed.

(c) “Collective Bargaining Agreement” means any collective bargaining agreement or other labor-related agreement with any labor or trade union or organization, works council or other employee representative representing or purporting to represent Service Providers.

(d) “Company Credit Agreement” means that certain Credit Agreement, dated as of March 15, 2018, by and among the City Office REIT Operating Partnership, L.P., the Company, Keybank National Association and the other lenders party thereto (as amended, modified or otherwise supplemented).

(e) “Company Incentive Plan” means the City Office REIT, Inc. Equity Incentive Plan, as amended or supplemented from time to time.

(f) “Company Plan” means each (i) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and (ii) other employee benefit, severance, employment, individual consulting, incentive or bonus, deferred compensation, change in control, retention, savings, profit sharing, retirement, pension, health and welfare (including medical, dental, vision, prescription or fringe benefits, including any self-insured arrangement), paid time off, post-employment or post-termination benefit (including compensation, pension, and health and welfare benefits), vacation, death benefit, expatriate or relocation benefit, perquisite, stock purchase, stock option or other equity incentive, equity-based or other compensation plan, program, policy, contract, agreement or arrangement, in each case, whether written or unwritten, (x) that is maintained, sponsored, administered, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of, or relating to, any current or former Service Providers (or any dependent or beneficiary thereof) or (y) under or with respect to which the Company or any of its Subsidiaries has any direct or indirect obligation or contingent or actual liability.

(g) “Company PSU Award” means a restricted stock unit award granted under the Company Incentive Plan that is subject to both time-based vesting and performance-based vesting conditions.

(h) “Company RSU Award” means a restricted stock unit award granted under the Company Incentive Plan that is subject only to time-based vesting conditions.

(i) “Contract” means any material bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto).

(j) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(k) “Data Protection Requirements” means, as they relate to data privacy, data or cybersecurity, data protection, data breach notification, data localization, artificial intelligence or automated decision-making technology, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the Processing of Personal Information (i) all Laws and guidelines from Governmental Entities, Section 5 of the Federal Trade Commission Act, the Fair Credit Reporting Act, the Telephone Consumer Protection Act, the California Online Privacy Protection Act of 2003 (CalOPPA), the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, the Colorado Privacy Act, the Connecticut Data Privacy Act, the Delaware Personal Data Privacy Act, the Iowa Consumer Data Protection Act, the Montana Consumer Data Privacy Act, the Nebraska Data Privacy Act, the New Hampshire Privacy Act, the Oregon Consumer Privacy Act, the Texas Data Privacy and Security Act, the Utah Consumer Privacy Act, the Virginia Consumer Data Protection Act, the New York SHIELD Act, the Illinois Biometric Information Privacy Act, Texas’s Capture or Use of Biometric Identifier Act, the Washington Biometric Privacy Protection Act, Washington’s My Health My Data Act, the Utah Artificial Intelligence Policy Act, New York City’s Local Law 144, and U.S. state consumer protection and data breach notification Laws; (ii) reputable industry practice, standards, self-governing rules and policies, including the Payment Card Industry Data Security Standard; (iii) all contractual obligations binding upon the Company or its Subsidiaries; and (iv) the Company’s and its Subsidiaries’ own policies and procedures, and any statements or representations made by the Company or its Subsidiaries.

(l) “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(m) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(n) “ERISA Affiliate” with respect to an entity means other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

(o) “Financing Source Parties” means, collectively, the Financing Sources, their Affiliates and such Persons’ and their Affiliates’ respective current, former and future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives and agents, and the respective successors and assigns of each of the foregoing.

(p) “Financing Sources” means the entities that have committed to provide or to cause to provide, or otherwise entered into agreements in connection with, the Debt Financing, including the parties to the Debt Commitment Letter and any related commitments to purchase the Debt Financing or any part thereof from such entities, and to any joinder agreements, credit agreements, purchase agreements or indentures (including the definitive agreements executed in connection with the Debt Commitment Letter (and the related fee letters) or any such related commitments) relating thereto.

(q) “Fraud” means common law fraud under Maryland Law.

(r) “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

(s) “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business, fees paid under advisory agreements and other reasonable fees paid to affiliates) and (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

(t) “Intellectual Property” means all intellectual property rights that are protected by Law throughout the world, including all U.S. and non-U.S.: (i) patents, patent applications, invention disclosures, and all related continuation, continuations-in-part, divisionals, reissues, reexaminations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights, copyrightable works and database rights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, and (v) all applications and registrations for the foregoing.

(u) “Intervening Event” means any circumstance, effect or change that materially affects the business, assets or operations of the Company or any of its Subsidiaries that (A) is unknown (or if known, the probability or magnitude of consequences of which were not known) to the Company Board as of the date hereof or not reasonably foreseeable by the Company Board, and (B) does not relate to any Acquisition Proposal; provided, that in no event will any of the following constitute or be taken into account in determining whether an “Intervening Event” has occurred: (1) the receipt, terms or existence of any Acquisition Proposal or other inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (2) the fact that, in and of itself, the market price or trading volume of the capital stock of the Company or any of its Subsidiaries changes (provided, that the underlying reasons for the change in the market price or trading volume of the capital stock of the Company may constitute an Intervening Event unless excluded by any other exclusion in this definition), (3) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided, that the underlying reasons for the Company exceeding such projections, estimates or expectations may constitute an Intervening Event unless excluded by any other exclusion in this definition) or (4) any effect arising out of the announcement or pendency of, or any actions required to be taken pursuant to this Agreement.

(v) “IRS” means the Internal Revenue Service.

(w) “Knowledge of Parent” means the actual knowledge after reasonable inquiry of each of the individuals identified in Section 8.3(w) of the Parent Disclosure Letter.

(x) “Knowledge of the Company” means the actual knowledge after reasonable inquiry of each of the individuals identified in Section 8.3(x) of the Company Disclosure Letter.

(y) “Material Adverse Effect” means any event, change, circumstance, occurrence, development, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (B) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement before the Outside Date or would reasonably be expected to do so; provided, however, that in the case of clause (A) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, development, effect or state of facts to the extent resulting from (1) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (2) any changes generally affecting the commercial real estate industry resulting from any regulatory and political conditions or developments in general, (3) the commencement, occurrence, continuation or escalation of any war (whether or not declared), civil disobedience, sabotage, armed hostilities, military or para-military actions or acts of terrorism, (4) any changes after the date hereof in GAAP or any other accounting standards or principles or the interpretation of the foregoing, (5) any changes after the date hereof in applicable Law or the interpretation thereof, (6) any change in the market price or trading volume of the equity securities of the Company; provided, however, that the exception in this clause (6) shall not prevent the underlying facts giving rise or contributing to such change from being taken into account in determining whether a Material Adverse Effect has occurred, (7) the failure of the Company to meet any internal or public projections for any period ending on or after the date of this Agreement; provided, however, that the exception in this clause (7) shall not prevent the underlying facts giving rise or contributing to such failure from being taken into account in determining whether a Material Adverse Effect has occurred, (8) stockholder litigation arising from or relating to this Agreement or the Merger (it being understood and agreed that the exception in this clause (8) shall apply to the effects arising out of or relating to the bringing of such litigation and not those arising out of or resulting from an actual breach (or other claim) that is the subject thereof), (9) any action expressly required by the terms of this Agreement, or taken with the prior written consent or at the written direction of Parent (or any action not taken as a result of Parent expressly withholding its consent to an action requiring Parent’s consent hereunder), or (10) any damage or destruction of any Owned Property that is substantially covered by insurance; provided, that, with respect to clauses (1), (2), (3), (4) and (5), if the impact of such event, change, circumstance, occurrence, development, effect or state of facts has had a disproportionate adverse effect on the Company or any of the Company’s Subsidiaries relative to other companies operating in the industry or industries in which the Company and the Company’s Subsidiaries operate then the incremental disproportionate adverse impact shall be taken into account for the purpose of determining whether a Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur.

(z) “Parent Group” means, collectively, Parent, Merger Sub, and the Guarantors and such Persons’ respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current and future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current and future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.

(aa) “Parent MAE” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs the ability of the Parent Parties to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement or the failure of the Guarantors to be able to pay the amounts guaranteed under the Limited Guarantee.

(bb) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(cc) “Personal Information” means any information that identifies, relates to, describes, is linked to, is reasonably capable of being associated with, or could reasonably be linked to, directly or indirectly, any identified or identifiable individual or household, and any information covered by definitions of “personal data,”, “personally identifiable information,” “personal information,” or any substantial equivalent of these terms under any Laws.

(dd) “Phoenix PSA” means that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated as of June 18, 2025, by and among SWVP Acquisitions LLC, a Delaware limited liability company, as buyer, and CIO 5090, Limited Partnership, a Delaware limited partnership; CIO Block 23, LLC, a Delaware limited liability company; CIO PAPAGO Tech Holdings, LLC, a Delaware limited liability company; CIO SAN TAN I, Limited Partnership, a Delaware limited partnership; CIO SAN TAN II, Limited Partnership, a Delaware limited partnership; CIO PIMA, Limited Partnership, a Delaware limited partnership; CIO QUAD, Limited Partnership, a Delaware limited partnership; and CIO CAMELBACK, Limited Partnership, a Delaware limited partnership, each as a seller, with respect to the disposition of their respective interests in the seven properties located in Phoenix, Arizona, commonly known as Block 23, Pima Center, San Tan, 5090 N 40th Street, Camelback Square, The Quad, and Papago Tech and more particularly described therein.

(ee) “Process”, “Processed”, or “Processing” means any operation or set of operations performed, whether by manual or automated means, on Personal Information or on sets of Personal Information, including the collection, use, sale, storage, transfer, disclosure, analysis, deletion or modification thereof.

(ff) “Qualified REIT Subsidiary” means a corporation that qualifies as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code.

(gg) “REIT” means an entity that has elected and has been subject to U.S. federal taxation as a “real estate investment trust” within the meaning of Section 856 of the Code.

(hh) “Service Provider” means any director, officer, employee (whether seasonal, temporary, part-time or full-time) or individual independent contractor of the Company or any of its Subsidiaries, whether or not actively providing services or on a leave.

(ii) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(jj) “Tax Protection Agreement” means any agreement pursuant to which a Person has agreed to (i) maintain a minimum level of debt, continue a particular debt or allocate a certain amount of debt to a particular Person, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) use or refrain from using a particular method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such Person or any of its subsidiaries, (v) use or refrain from using a particular method for allocating one or more liabilities of such Person or any of its subsidiaries under Section 752 of the Code, and/or (vi) only dispose of assets in a particular manner, in each case for Tax reasons.

(kk) “Taxable REIT Subsidiary” means a corporation that qualifies as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code in respect of the Company.

(ll) “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

(mm) “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

(nn) “WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, and any similar state or local law.

(oo) “Willful and Material Breach” means a material breach of a covenant or agreement set forth in this Agreement that is a consequence of an act or failure to act by the breaching Party with the actual knowledge that the taking of such act or failure to act would, or would reasonably be expected to, cause or constitute a material breach of such covenant or agreement.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement (as amended), the Equity Commitment Letter and the Limited Guarantee constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof.

Section 8.6 No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

(b) Notwithstanding the foregoing clause (a), (i) following the Merger Effective Time, the provisions of Section 5.8 shall be enforceable as provided in clause (d) thereof, (ii) the provisions of Section 7.3(j) shall be enforceable against the Company (but not any Parent Party) by each Financing Source Party, and (iii) the provisions of this Section 8.6 and Sections 7.4, 8.8, 8.10(a) and Section 8.13 shall be enforceable against all Parties to this Agreement by each Financing Source Party.

(c) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Governing Law. This Agreement and any claims or causes of action arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of Maryland, except as otherwise set forth in Section 8.8(c) regarding the Financing Source Parties, including its statutes of limitations, without giving effect to any choice or conflict of Laws rules or provisions (whether of the State of Maryland or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Maryland.

Section 8.8 Submission to Jurisdiction; Limitation on Suits Against Parent Group and Financing Sources.

(a) Each of the Parties irrevocably agrees that any Action or proceeding arising out of or relating to this Agreement brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined in any Maryland state or federal court. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Maryland, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Maryland as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Maryland as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Without limiting Sections 7.3(i) or 8.8(c), this Agreement may only be enforced by the Company against, and claims or causes of action that are based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made by the Company against the Parent Parties and the Guarantors (but only to the extent set forth in the Limited Guarantee), and the Company shall not seek to enforce this Agreement against, or make any claims or causes of action that are based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement against, any other member of the Parent Group.

(c) Notwithstanding anything in this Agreement to the contrary, but subject to the next sentence, each of the Parties agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source Parties, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof) and (ii) any such action, cause of action, claim, cross-claim or third-party claim shall be governed by the laws of the State of New York. The Company further agrees that it shall not, and shall cause its Affiliates and its and their direct and indirect stockholders not to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source Party, in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Commitment Letter, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that prior to the mailing of the Proxy Statement to the Company’s stockholders, the Parent Parties may assign the rights, interests and obligations of Merger Sub to another direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of their obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 8.10 Specific Performance.

(a) The Parties agree that irreparable damage would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any valid termination of this Agreement pursuant to Section 7.1, and subject to Sections 8.10(b), 8.10(c), 8.10(d), 8.10(e) and 8.10(f), the Parties acknowledge and agree that each Party shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which such Party is entitled at law or in equity. Notwithstanding the foregoing and subject to the rights of the parties to the Debt Commitment Letter under the terms thereof, none of the Company or any of its Affiliates or its and their direct and indirect stockholders shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Source Party, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing.

(b) Notwithstanding anything herein to the contrary, the Company shall be entitled to seek specific performance prior to the valid termination of this Agreement to cause the Parent Parties to draw down the Equity Financing or to consummate the Merger on the terms and conditions set forth herein only if and for so long as:

(i) all conditions in Sections 6.1 and 6.2 (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied assuming a Closing would occur on such date) have been and continue to be satisfied;

(ii) the Parent Parties have failed to complete the Closing by the date the Closing is required to occur pursuant to Section 1.2;

(iii) the Debt Financing has been funded or the Financing Sources have confirmed in writing that the Debt Financing will be funded at the Closing if the Equity Financing is funded (for the avoidance of doubt, if the Debt Financing has not been funded and will not be funded at the Closing for any reason (including a breach of Section 5.9), the Company shall not be entitled to enforce the Parent Parties’ obligation to consummate the transactions and the Equity Investors’ obligation to provide the Equity Financing pursuant to this Section 8.10); and

(iv) the Company has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur within five Business Days after receipt of such irrevocable confirmation.

(c) For the avoidance of doubt, (x) in no event shall the Company be entitled to specifically enforce (or to bring any action or proceeding in equity seeking to specifically enforce) Parent’s rights under the Equity Commitment Letter to cause the Equity Financing to be funded or to effect the Closing other than as expressly provided in the clause (b) above and (y) in no event shall any of the Company or the Parent Parties be entitled to seek or specifically enforce any provision of this Agreement or to obtain an injunction or injunctions, or to bring any other action or proceeding in equity in connection with the transactions contemplated by this Agreement against any other Party other than under the circumstances expressly set forth in this Section 8.10.

(d) For the avoidance of doubt, in no event shall the Company or any of its successors or permitted assigns be entitled to enforce or seek to enforce specifically the remedy of specific performance of the Debt Commitment Letter against any Financing Source.

(e) Notwithstanding anything to the contrary contained herein, while the Company may pursue both a grant of specific performance and payment of the Closing Failure Fee, in no event shall the Company or any of its Affiliates be entitled to both a grant of specific performance and monetary damages, including all or a portion of the Closing Failure Fee.

(f) Notwithstanding anything to the contrary contained herein, while each of the Company and Parent may pursue both a grant of specific performance or other equitable relief under Section 8.10 and the payment of the Breakup Fee or the Closing Failure Fee, as applicable, or payment of monetary damages in accordance with the terms and limitations in this Agreement, under no circumstances shall the Company or Parent (or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives) be entitled to receive both (1) a grant of specific performance of the Equity Financing to be funded that results in a Closing and consummation of the Merger and (2) monetary damages including all or any portion of the Breakup Fee or the Closing Failure Fee, as applicable.

(g) Notwithstanding anything to the contrary contained herein, in the event the Closing Failure Fee becomes payable pursuant to Section 7.3(e) or any reimbursable enforcement costs become payable under Section 7.3(h), if applicable, the Company may pursue a grant of specific performance against the Guarantors for such payment.

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM INVOLVING ANY OF THE FINANCING SOURCE PARTIES) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING COMMITMENTS, THE FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 8.15 Facsimile or .pdf Signature . This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.16 No Presumption Against Drafting Party. Each of the Parent Parties and the Company acknowledge that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MCME Carell Holdings, LP

By: MCME Carell Holdings GP, LLC, its general partner

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

MCME Carell Merger Sub, LLC

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

City Office REIT, Inc.

By:	/s/ James Farrar
Name: James Farrar
Title: Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Exhibit 10.1

INDEX

Page(s)

AGREEMENT OF PURCHASE AND SALE

AND JOINT ESCROW INSTRUCTIONS

I

SUMMARY AND DEFINITION OF BASIC TERMS

This Agreement of Purchase and Sale and Joint Escrow Instructions (this “Agreement”), dated as of the Effective Date set forth in Section 1 of the Summary of Basic Terms, below, is made by and among SWVP ACQUISITIONS LLC, a Delaware limited liability company (“Buyer”), and CIO 5090, LIMITED PARTNERSHIP, a Delaware limited partnership; CIO BLOCK 23, LLC, a Delaware limited liability company (“Block 23 Seller”); CIO PAPAGO TECH HOLDINGS, LLC, a Delaware limited liability company; CIO SAN TAN I, LIMITED PARTNERSHIP, a Delaware limited partnership; CIO SAN TAN II, LIMITED PARTNERSHIP, a Delaware limited partnership; CIO PIMA, LIMITED PARTNERSHIP, a Delaware limited partnership (““Pima Seller”); CIO QUAD, LIMITED PARTNERSHIP, a Delaware limited partnership; and CIO CAMELBACK, LIMITED PARTNERSHIP, a Delaware limited partnership (individually and collectively, as the context may require, “Seller”). The terms set forth below shall have the meanings set forth below when used in the Agreement.

	TERMS OF AGREEMENT (first reference in the Agreement)	DESCRIPTION
1.	Effective Date (Introductory Paragraph):	June 18, 2025.

2.	Buildings (Recital A):	The buildings located on the “Land” situated in the County of Maricopa, State of Arizona, and commonly known as 5090 North 40th Street, Phoenix, Arizona 85018 (APN 170-16-002B); 101 East Washington Street, Phoenix, Arizona, 85004 (APN 112-28-136 and 112-28-134); 1600 and 1700 North Desert Drive, Tempe, Arizona 85034 (APN 124-19-008A and 124-19-008B); 3100 and 3200 West Ray Road, Chandler, Arizona 85226 (APN 301-63-804 and 301-63-805); 9000 and 9200 East Pima Center Parkway, Scottsdale, Arizona 85258; 6200–6390 East Thomas Road, Scottsdale, Arizona 85251 (APN 128-49-235A); and 6991 East Camelback Road, Scottsdale, Arizona 85251 (APN 173-43-004J, 173-43-004L, 173-43-001A, and 173-43-003A) (each, a “Building,” and collectively, the “Buildings”).

3.	Broker (Section 15):	Jones Lang LaSalle Securities, LLC, and Raymond James and Associates

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4.	Buyer’s Notice Address (Section 14):	SWVP Acquisitions LLC 7600 E. Doubletree Ranch Rd., Suite 210 Scottsdale, Arizona 85258 Attn: Justin Merritt E-mail: jmerritt@swvp.com

5.	Purchase Price (Section 2.1):	$296,000,000.00

6.	Initial Deposit (Section 2.2.1):	$2,000,000.00

7.	Additional Deposit (Section 2.2.2):	$18,000,000.00

8.	Escrow Holder and Escrow Holder’s Notice Address (Section 3):

As used in this Agreement, the term “Escrow Holder” refers to the applicable escrow company designated below, depending on whether the matter pertains to the Majority Real Property (as defined below) or the Pima Real Property (as defined below):

•  For the Majority Real Property:

First American Title Insurance Company

2555 E. Camelback Road, Suite 350

Phoenix, AZ 85016

Attn: Alix Graham

E-Mail: agraham@firstam.com

•  For the Pima Real Property:

Fidelity National Title Insurance Company

14000 N. Pima Rd., Suite 100

Scottsdale, AZ 85260

Attn: Kristina Gooding

E-Mail: Kristina.Gooding@fnf.com

Unless expressly stated otherwise, any reference in this Agreement to “Escrow Holder” shall mean, and shall be deemed to refer to, the Escrow Holder responsible for the portion of the transaction to which the relevant provision applies, as determined by context and as set forth above. The term “Escrow Holder” shall operate in the singular throughout this Agreement, even though more than one Escrow Holder is designated, and each Escrow Holder shall be obligated only with respect to the property for which it is designated. For the avoidance of doubt, no Escrow Holder shall have any duties or obligations with respect to the other property or any unrelated provisions of this Agreement.

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9.	Contingency Date (Section 4.1):	August 2, 2025, subject to Seller’s right to postpone the same, from time to time, in accordance with Section 4.1.6.

10.	Closing Date (Section 3.2):	The date that is thirty (30) days following the Contingency Date, subject to Buyer’s right to accelerate the Closing Date in accordance with Section 3.2, and subject further to Section 4.5.

11.	Estoppel Certificate Percentage (Section 4.3.2):	Seventy percent (70%) of the leased rentable square footage of the Buildings (i.e., pursuant to fully executed and effective Leases that have commenced as of Closing), determined on an aggregate basis among all of the Buildings (provided, however, that as a condition to satisfaction of the Estoppel Certificate Percentage, at least sixty percent (60%) of the leased rentable square footage for each individual parcel comprising the Real Property must also be covered by Estoppel Certificates meeting the requirements of this Agreement).

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12.	Title Company (Section 4.2):

As used in this Agreement, the term “Title Company” refers to the applicable title company designated below, depending on whether the matter pertains to the Majority Real Property (as defined below) or the Pima Real Property (as defined below):

•  For the Majority Real Property:

First American Title Insurance Company

2555 E. Camelback Road, Suite 350

Phoenix, AZ 85016

Attn: Alix Graham
E-Mail: agraham@firstam.com

•  For the Pima Real Property:

Fidelity National Title Insurance Company

14000 N. Pima Rd., Suite 100

Scottsdale, AZ 85260

Attn: Kristina Gooding

E-Mail: Kristina.Gooding@fnf.com

Unless expressly stated otherwise, any reference in this Agreement to “Title Company” shall mean, and shall be deemed to refer to, the Title Company responsible for the portion of the transaction to which the relevant provision applies, as determined by context and as set forth above. The term “Title Company” shall operate in the singular throughout this Agreement, even though more than one Title Company is designated, and each Title Company shall be obligated only with respect to the property for which it is designated. For the avoidance of doubt, no Title Company shall have any duties or obligations with respect to the other property or any unrelated provisions of this Agreement.

13.	Seller’s Representative (Section 11.10):	Stephen Sonntag

II

RECITALS

A. Seller owns (i) fee simple title to those certain parcels of land or condominium units, as applicable, in the County of Maricopa, State of Arizona located at 5090 North 40th Street, Phoenix, Arizona 85018; 1600 and 1700 North Desert Drive, Tempe, Arizona 85034; 3100 and 3200 West Ray Road, Chandler, Arizona 85226; 6200–6390 East Thomas Road, Scottsdale, Arizona 85251; and 6991 East Camelback Road, Scottsdale, Arizona 85251; and (ii) a leasehold interest in those certain parcels of land or condominium units, as applicable, in the County of Maricopa, State of Arizona located at 101 East

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Washington Street, Phoenix, Arizona, 85004 (together with the Improvements thereupon, the “Block 23 Real Property”“); and 9000 and 9200 East Pima Center Parkway, Scottsdale, Arizona 85258 (together with the Improvements thereupon, the “Pima Real Property); and which are more particularly described on Exhibit A attached hereto (the “Land”), which Land is improved with the Buildings. As used herein, the term “Majority Real Property” means all of the Land except the Pima Real Property.

B. Seller desires to sell and convey to Buyer and Buyer desires to purchase and acquire from Seller all of Seller’s right, title and interest in and to the following:

i. The Land, including, without limitation, all of Pima Seller’s right, title and interest under the Pima Ground Sublease and all of Block 23 Seller’s right, title and interest under the Block 23 Ground Lease, and all of Seller’s interest in all rights, privileges, easements and appurtenances benefiting the Land and/or the Improvements, including, without limitation, Seller’s interest, if any, in all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and/or the Improvements (the Land, the Improvements and all such rights, privileges, easements and appurtenances are sometimes collectively hereinafter referred to as the “Real Property”);

ii. The Buildings, associated parking and landscaped areas and all other improvements located on the Land (the “Improvements”);

iii. To the extent they are in effect on the Closing Date, all leases, licenses and occupancy agreements covering the Land and Improvements, a list of which as in effect on the Effective Date is attached hereto as Exhibit I, and any new leases or amendments or modifications to existing leases entered into following the Effective Date in accordance with the terms of this Agreement (said leases and agreements, together with any and all amendments, modifications or supplements thereto, are hereinafter referred to collectively as the “Leases”), subject to the exclusions contained in paragraph vi below. As used herein, the term “Leases” includes, without limitation, all refundable fees or deposits actually held by Seller and not applied to delinquent rents or other charges as permitted by law or under the Leases, advanced rentals or other advance payments made under the Leases and actually held by Seller, Lease guarantees, and other rights and interests of Seller, if any, under the Leases;

iv. The Approved Contracts (as hereinafter defined);

v. All personal property, furniture, equipment, supplies and fixtures (collectively, the “Personal Property”) owned by Seller and located on, and used solely in connection with the operation and maintenance of, the Real Property, which Personal Property shall be more particularly identified in Schedule 1 to Exhibit G attached hereto; and

vi. To the extent assignable, any intangible property issued to Seller in connection with the foregoing, warranties, guaranties, licenses, permits, entitlements, governmental approvals and certificates of occupancy which benefit the Real Property, the Improvements, and/or the Personal Property but excluding (i) any right to the use or ownership of “CIO,” “City Office REIT, Inc.” or any other similar name; (ii) any rights of Seller against third parties including, without limitation, tenants, with respect to the period prior to Closing, and (iii) the rights of Seller to rents and other income from tenants and other third parties for the period prior to the Closing Date (collectively, the “Excluded Rights”), (the “Intangible Personal Property”).

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vii. To the extent assignable without cost or consent, all of Block 23 Seller’s right, title and interest, if any, under (1) that certain Disposition and Redevelopment Agreement, as amended and assigned, between the Block 23 Seller and the City of Phoenix (the “Disposition Agreement”), including, but not limited to, all right, title and interest of Block 23 Seller arising under any government property lease excise tax (“GPLET”) and transaction privilege taxes payable by the City for the period from and after the Closing Date; (2) that certain Declaration of Condominium Together With Covenants, Conditions, and Restrictions by Block 23 Seller, as co-declarant, and SLR Block 23 Residential Owner, LLC, as co-declarant (hereinafter, together with its successors and assigns, “SLR”) dated August 30, 2017, as amended and assigned (the “Declaration”); (3) that certain Operating Agreement for Cityscape Block 23 Parcel, a Condominium, dated August 30, 2017, as amended and assigned, a memorandum of which has been recorded on August 30, 2017 being instrument 20170643427 (the “Operating Agreement”); (4) that certain City Payment Sharing & Escrow Agreement dated August 30, 2017, as assigned, by and among Block 23 Seller, SLR and Fidelity National Title Insurance Company (the “City Payment Sharing Agreement”, including, but not limited to, all right, title and interest of Block 23 Seller thereunder in any transaction privilege taxes payable by the City to Block 23 Seller for the period from and after the Closing Date, (5) that certain Tenancy-In-Common Agreement, dated August 30, 2017, as amended, between Block 23 Seller and SLR (the “TIC Agreement”; (6) that certain Marketing Agreement, dated January 31, 2017, as amended and assigned, between Block 23 Seller and Jefferson Street Signage District, LLC (the “Marketing Agreement”); and (7) that certain Marketing Revenue Sharing & Escrow Agreement dated August 30, 2017, as assigned, by and among Block 23 Seller, SLR and Fidelity National Title Insurance Company (the “Marketing Revenue Sharing Agreement”), (8) that certain License Agreement City Contract No. 121451-CONS-2, dated June 25, 2018, as assigned, between Block 23 Seller and the City of Phoenix (“City License Agreement”), (9) that certain City of Phoenix, Arizona Revocable Permit No. RP-18080, dated November 6, 2018 and recorded on November 16, 2018 as Instrument No. 20180852549 (the “Revocable Permit”), and (10) that certain City of Phoenix Street Improvements Maintenance Agreement MH-2021138, dated as of February 8, 2022 and recorded on May 6, 2022 as Instrument No. 20220400177 (the “Maintenance Agreement” and collectively with the Disposition Agreement, Declaration, Operating Agreement, City Payment Sharing Agreement, TIC Agreement, Marketing Agreement, Marketing Revenue Sharing Agreement, and Revocable Permit, the “Block 23 Ancillary Agreements”). The Real Property, the Improvements, the Personal Property, the Approved Contracts, Seller’s interest as lessor under the Leases, the Intangible Personal Property, and Block 23 Seller’s interest under the Block 23 Ancillary Agreements are collectively hereinafter referred to as the “Property.”

C. Prior to the Contingency Date, Buyer will have the opportunity to conduct all due diligence with regard to the Property as set forth in Sections 4.1 and 4.2, below (collectively, the “Due Diligence Investigations”).

III

AGREEMENT

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows, and hereby instruct Escrow Holder as follows.

1. Purchase and Sale. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property upon the terms and conditions set forth in this Agreement.

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2. Purchase Price.

2.1 Purchase Price. Subject to the terms, conditions and provisions of this Agreement, Buyer shall pay the Purchase Price for the Property as hereinafter provided in this Section 2 (as increased or decreased by prorations and adjustments as herein provided).

2.2 Deposit.

2.2.1 Initial Deposit. For all purposes of this Agreement other than Section 16.2, the Initial Deposit is allocated between the Majority Real Property and the Pima Real Property as set forth on Exhibit M attached hereto. As used herein, the term “Initial Deposit” shall mean, in each case, only the portion of the Initial Deposit allocated to the applicable property (i.e., the Majority Real Property or the Pima Real Property) as set forth on Exhibit M, as the context requires. For the avoidance of doubt, each portion of the Initial Deposit shall be held, disbursed, and applied only with respect to the real property to which it is allocated; provided, however, that if this Agreement is terminated pursuant to Section 16.2, below, then Seller shall be entitled to receive and retain the entirety of the Initial Deposit regardless of such allocation. Within two (2) business days following the “Opening of Escrow,” as that term is defined in Section 3.1, below, Buyer shall deliver to each Escrow Holder the portion of the Initial Deposit allocated to the applicable real property, as set forth on Exhibit M. Each Escrow Holder shall hold and disburse the portion of the Initial Deposit delivered to it in accordance with the terms of this Agreement. The Initial Deposit shall be deposited by Escrow Holder in an interest-bearing account at a federally insured institution as Escrow Holder and Seller deem appropriate and consistent with the timing requirements of this Agreement. The interest thereon shall accrue to the benefit of the party receiving the Deposit pursuant to the terms of this Agreement, and Buyer and Seller hereby acknowledge that there may be penalties or interest forfeitures if the applicable instrument is redeemed prior to its specified maturity. The term “Deposit” hereunder shall include all interest so earned thereon. Buyer agrees to provide its Federal Tax Identification Number to Escrow Holder upon the Opening of Escrow. Concurrently with Buyer’s delivery of the Approval Notice (as defined below) and the deposit of the Additional Deposit (as defined below), the Initial Deposit shall become non-refundable except as otherwise provided in this Agreement. If Buyer does not deliver the Approval Notice and deposit the Additional Deposit on or prior to the expiration of the Property Approval Period, then this Agreement shall be automatically terminated and the Initial Deposit, together with all interest accrued thereon, shall be returned to Buyer. If Buyer timely delivers the Approval Notice and timely deposits the Additional Deposit, then from and after the expiration of the Property Approval Period, the Initial Deposit together with interest accrued thereon shall be: (i) applied and credited toward payment of the Purchase Price at the Close of Escrow, or (ii) retained by Seller as liquidated damages pursuant to Section 16.2, below, or (iii) returned to Buyer if (A) this Agreement is terminated, and the provisions of Sections 4.4 or 13 apply, (B) this Agreement is terminated because of a breach by Seller, or (C) this Agreement is terminated by Seller pursuant to Section 26.

2.2.2 Additional Deposit. For all purposes of this Agreement other than Section 16.2, the Additional Deposit is allocated between the Majority Real Property and the Pima Real Property as set forth on Exhibit M attached hereto. As used herein, the term “Additional Deposit” shall mean, in each case, only the portion of the Additional Deposit allocated to the applicable property (i.e., the Majority Real Property or the Pima Real Property) as set forth on Exhibit M, as the context requires. For the avoidance of doubt, each portion of the Additional Deposit shall be held, disbursed, and applied only with respect to the real property to which it is allocated; provided, however, that if this Agreement is terminated pursuant to Section 16.2, below, then Seller shall be entitled to receive and retain the entirety of the Additional Deposit (or the remaining balance thereof, if a portion thereof was previously applied toward the Purchase Price at the initial Closing pursuant to Section 4.5 below) regardless of such allocation. On or before the expiration of the Property Approval Period, and provided Buyer has timely delivered the

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Approval Notice, Buyer shall deliver to each Escrow Holder the portion of the Additional Deposit allocated to the applicable real property, as set forth on Exhibit M (the Additional Deposit, together with the Initial Deposit, shall be hereafter referred to as the “Deposit”). Upon receipt by Escrow Holder, the Additional Deposit shall become non-refundable (provided that the Approval Notice has been delivered) except as otherwise provided in this Agreement. The failure of Buyer to timely deliver any portion of the Additional Deposit hereunder shall, notwithstanding anything to the contrary contained in this Agreement, result in the automatic termination of this Agreement, in which event any portion of the Deposit previously delivered by Buyer to an Escrow Holder shall be returned to Buyer. The Additional Deposit together with interest accrued thereon shall be (i) applied and credited toward payment of the Purchase Price at the Close of Escrow, or (ii) retained by Seller as liquidated damages pursuant to Section 16.2, below, or (iii) returned to Buyer if (A) this Agreement is terminated, and the provisions of Sections 4.4 or 13 apply, (B) this Agreement is terminated because of a breach by Seller, or (C) this Agreement is terminated by Seller pursuant to Section 26.

2.3 Cash Balance. On or before one (1) business day prior to the Closing Date, Buyer shall deposit with each Escrow Holder cash by means of a confirmed wire transfer through the Federal Reserve System or cashier’s check in the amount of the balance of the portion of the Purchase Price allocated to the applicable real property, as set forth on Exhibit M, plus Buyer’s share of expenses and prorations as described in this Agreement.

2.4 Independent Consideration. Concurrently with Buyer’s execution of this Agreement, Buyer shall deliver to Seller, by means of a wire transfer via Escrow, an amount equal to One Hundred and No/100 Dollars ($100.00) as independent consideration for Seller’s performance under this Agreement (“Independent Consideration”), in addition to the Deposit and the Purchase Price. The Independent Consideration is independent of any other consideration provided hereunder, shall be deemed fully earned by Seller upon the Effective Date hereof, shall be promptly forwarded by Escrow Holder to Seller and is not refundable under any circumstances.

3. Escrow and Title.

3.1 Opening of Escrow. Buyer and Seller shall promptly deliver a fully executed copy of this Agreement to Escrow Holder (which delivery may be in counterparts), and the date of Escrow Holder’s receipt thereof is referred to as the “Opening of Escrow. Seller and Buyer shall execute and deliver to Escrow Holder any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and close the transactions contemplated hereby, provided such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement. Such supplementary instructions, together with the escrow instructions set forth in this Agreement, as they may be amended from time to time by the parties, shall collectively be referred to as the “Escrow Instructions.” The Escrow Instructions may be amended and supplemented by such standard terms and provisions as the Escrow Holder may request the parties hereto to execute; provided, however, that the parties hereto and Escrow Holder acknowledge and agree that in the event of a conflict between any provision of such standard terms and provisions supplied by the Escrow Holder and the Escrow Instructions, the Escrow Instructions shall prevail.

3.2 Close of Escrow/Closing. For purposes of this Agreement, the “Close of Escrow” or the “Closing” shall mean the date on which the “Deed”, Pima Assignment, and Block 23 Assignment (each as defined in Section 5.1.1, below) are recorded in the Official Records of the County where the Land is located (the “Official Records”), or if the Closing occurs with Seller’s consent prior to date on which the Deed, Pima Assignment, and Block 23 Assignment are recorded as a part of a “gap” closing, the date on which such gap Closing occurs. The Close of Escrow shall occur on the Closing Date, subject to

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extension of the Closing as provided in the other provisions of this Agreement. Buyer’s and Seller’s failure to perform their respective obligations hereunder required to be performed at the Closing, including, without limitation, the timely delivery by Buyer of the balance of the Purchase Price, shall constitute a material and immediate default under this Agreement. Notwithstanding anything to the contrary in this Agreement:

3.2.1 At any time from and after the date that is twenty (20) days after the Effective Date, Buyer may deliver written notice to Seller requesting that Seller submit any required prepayment notice to its lender(s) in connection with a potential acceleration of the Closing Date (a “Lender Notice Request”). Within five (5) days after receipt of such Lender Notice Request, Seller shall submit such prepayment notice to its lender(s).

3.2.2 If Buyer delivers a Lender Notice Request in accordance with Section 3.2.1, then, unless otherwise postponed by Buyer pursuant to Section 3.2.3 below or as otherwise provided in this Agreement, the Closing Date shall be deemed to be the date that is the later to occur of: (i) thirty-five (35) days after the date on which Buyer delivers a Lender Notice Request; or (ii) ten (10) days after the expiration of the Property Approval Period (such date, the “Initial Accelerated Closing Date”).

3.2.3 Buyer shall have the one-time right, exercisable by delivering written notice to Seller at any time prior to the date that is five (5) business days prior to the Initial Accelerated Closing Date, to extend the Closing Date to any date that is at least thirty (30) days later than the Initial Accelerated Closing Date but no later than the originally-scheduled Closing Date. If Buyer does not deliver such written notice prior to the date that is five (5) business days prior to the Initial Accelerated Closing Date, the Closing shall proceed on the Initial Accelerated Closing Date.

3.2.4 For clarity, nothing in this Section 3.2 shall limit Buyer’s rights under Section 4.1.4 or Seller’s rights under Section 4.1.6, and the Closing shall remain subject to bifurcation as provided in Section 4.5.

3.3 Title Insurance. At the Close of Escrow, and as a condition thereto, the Title Company shall be committed to issue to Buyer an ALTA Extended Coverage Owner’s Policy of Title Insurance with a coverage amount in the amount of the Purchase Price, showing title to the applicable Real Property (whether fee simple or leasehold) vested in Buyer, with those endorsements, if any, requested by Buyer and that the Title Company has committed in writing to issue prior to the expiration of the Property Approval Period (provided, that Buyer shall be solely responsible for satisfying the Title Company’s conditions and requirements for the issuance of any such endorsements, which may include, by way of example and not of limitation, delivery of a current ALTA/NSPS Land Title Survey and zoning report with respect to the Real Property, and the issuance of any such endorsement for which Buyer has failed to satisfy such conditions or requirements shall not constitute part of the closing condition hereunder), and subject only to the Permitted Exceptions (the “Title Policy”). As used herein, the term “Permitted Exceptions” means (i) the preprinted standard exceptions in such Title Policy, (ii) exceptions approved or deemed approved by Buyer pursuant to Section 4.2, (iii) the Leases, (iv) non-delinquent real property taxes and special assessments, (v) any exceptions arising from Buyer’s actions, local, state and federal laws, ordinances or governmental regulations, including, but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property, (vi) any matters which would be disclosed by an accurate survey or physical inspection of the Property, (vii) the Pima Ground Sublease and Block 23 Ground Lease; (viii) any mechanics’ liens or similar lien rights (whether filed, recorded, choate, or inchoate) arising out of any (1) Tenant Improvement Work, (2) Capital Improvement Work, and (3) tenant improvement work or other work contracted for by any Tenant, in either case provided such tenant improvement work or other work is not performed at the direction of Seller; and (ix) solely with respect to

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the Pima Real Property, any matters which could be ascertained by an examination of the public records of the LTRO subsequent to the date of the Certified TSR. Notwithstanding the foregoing or anything to the contrary in this Agreement: (a) Buyer shall not be required to accept any title exception for mechanic’s or materialmen’s liens arising from Tenant Improvement Work or Capital Improvement Work performed or contracted for by Seller, unless: (1) in the case of Tenant Improvement Work, such work is required under a Lease in effect as of the Effective Date or under a Lease in effect as of the Closing Date that was entered into by Seller following the Effective Date in accordance with this Agreement; (2) with respect to Tenant Improvement Work required under any Lease in effect as of the Effective Date (and any Pending Leases) in each case described on Exhibit K attached hereto and with respect to all Capital Improvement Work, Seller provides Buyer a credit at Closing equal to 100% of the (i) the unpaid or remaining costs of such Tenant Improvement Work, to the extent Seller (as landlord) is responsible for the same under the terms and conditions of the applicable Lease, and (ii) the unpaid or remaining costs of the Capital Improvement Work, each supported by documentation reasonably acceptable to Buyer (and to the extent Exhibit K indicates “TBD” or similar language, then Exhibit K will be updated prior to the Closing to complete such missing information); and (3) such mechanic’s liens, if filed prior to Closing, do not exceed the credited amount, and Seller shall indemnify, defend, and hold harmless Buyer for, from, and against any excess claim or dispute not satisfied by the credit provided with respect to any such mechanic’s liens, provided, that such indemnification, defense, and hold harmless obligation of Seller shall not apply to any claim or dispute or increase in the applicable Tenant Improvement Work or Capital Improvement Work costs arising after Closing out of the acts or omissions of Buyer, including, without limitation, Buyer’s execution or authorization of change orders increasing such cost or failure to pay contractors or vendors out of the proceeds of such Closing credit (for purposes of clarity, and notwithstanding anything to the contrary in this Agreement, Seller will be solely responsible (at Seller’s sole cost and expense) for satisfying any mechanic’s liens arising out of the Tenant Improvement Work and Capital Improvement Work that are filed post-Closing for such work that was completed prior to the Closing and for which Seller was obligated pursuant to Section 8.6 to pay and failed to pay in full the entire contract sum prior to Closing or provide Buyer with a credit at Closing for the full amount of the outstanding unpaid contract sum); (b) Seller represents and warrants to Buyer that Exhibit T attached hereto sets forth, as of the Effective Date, a full and complete description, in all material respects, of the Tenant Improvement Work and Capital Improvement Work, including a description of the Tenant Improvement Work and Capital Improvement Work, location and tenant, contract amounts, payment status (paid-to-date vs. outstanding), and completion status (and to the extent Exhibit T indicates “TBD” or similar language, then Exhibit T will be updated prior to the Closing to complete such missing information); (c) Seller will reasonably cooperate with Buyer to obtain partial lien waivers and final lien waivers (as and to the extent applicable) from all contractors prior to the Closing Date; (d) to Seller’s knowledge as of the Effective Date, Seller represents and warrants to Buyer that no contractor, subcontractor, or supplier has made a lien claim or threatened to make a lien claim against Seller in connection with any Tenant Improvement Work or Capital Improvement Work performed on the Property; and (e) Seller represents and warrants to Buyer that, as of the Effective Date, (i) the outstanding Tenant Improvement Work costs for Leases that have been entered into as of the Effective Date and identified on Exhibit K are equal to 100% of the costs of the Tenant Improvement Work described on Exhibit T, except to the extent Exhibit K indicates “TBD” or similar language after Exhibit K is updated as required above. For the avoidance of doubt, Seller shall have no obligation hereunder to credit to Buyer at Closing or indemnify, defend, or hold Buyer harmless with respect to any portion of the costs or expenses for Tenant Improvement Work that a Tenant is obligated under its Lease to pay for or reimburse to the landlord thereunder (except for any such reimbursed amounts actually received by Seller prior to Closing, which shall be credited to Buyer at Closing). The foregoing indemnities will survive the Closing for the duration of the Survival Period and will otherwise be subject to the provisions of Section 16.5. Buyer shall be responsible (if Buyer elects) to have prepared and delivered to the Title Company a current ALTA/NSPS Land Title Survey of the Real Property, at Buyer’s expense. Buyer shall pay the additional premiums for extended coverage in excess of a standard coverage policy and for any

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endorsements requested by Buyer. The Property Approval Period and Close of Escrow shall not be extended due to Buyer’s Title Policy requirements. Notwithstanding the foregoing, if Buyer fails to provide a current ALTA/NSPS Land Title Survey for the Real Property acceptable to the Title Company for purposes of issuing the Title Policy, then the Title Policy to be issued following the Close of Escrow shall include a general survey exception, which shall constitute an additional Permitted Exception hereunder.

4. Contingencies; Conditions Precedent to the Close of Escrow.

4.1 Buyer’s Review.

4.1.1 Delivery of Due Diligence Materials by Seller. To the extent within the actual possession or reasonable control of Seller and not previously delivered or made available to Buyer, within five (5) days following the Opening of Escrow, Seller shall also make available (or continue to make available, if applicable) through Seller’s online due diligence room relating to the Property and/or at Seller’s offices for review and copying, at Buyer’s expense, the following due diligence items (collectively, the “Due Diligence Items”): (i) any plans, specifications, and BOMA measurement surveys for the Improvements, (ii) copies of all service contracts or service agreements relating to the operation and maintenance of the Property including, without limitation, the service contracts set forth on Exhibit J hereto (but expressly excluding any insurance contracts, property management agreements, lease listing or brokerage agreements, and contracts Seller determines are “master contracts” affecting properties other than the Property; provided, that Seller shall cause any such “master contracts” to be terminated with respect to the Property by the Closing) (collectively, the “Contracts”); (iii) property tax bills for the last two (2) fiscal tax years (or, if the Property has been owned by Seller for less than two (2) years, for such period of Seller’s ownership), and the property tax bill for the current year to the extent in the possession of Seller, together with a description of the status of any pending tax or assessments appeals for the Property; (iv) operating statements for the Property for the current year-to-date; (v) any existing ALTA survey of the Real Property and owner’s policies of title insurance with respect to the Real Property (provided that the coverage and premium amounts may be redacted therefrom); (vi) certificates of occupancy with respect to the Real Property and copies of the other Intangible Personal Property to the extent held by Seller in readily deliverable tangible form; (vii) insurance loss runs for the Property for the prior calendar year and the current year-to-date; (viii) a summary and description of any currently pending litigation affecting the Property; (ix) copies of all existing Leases, including all amendments and modifications thereto, together with a schedule of security deposits and letters of credit held by Seller with respect to the Leases, copies of all correspondence between Seller and the tenants under such Leases relating to extension and termination exercise notices, threatened or actual lawsuits that may be filed, notice address changes, other material lease documentation and notices, and a copy of Seller’s most recent leasing activity report; and (x) a schedule of utility account deposits. In no event shall Seller be obligated to provide to Buyer any confidential or proprietary information, any appraisal or other valuation information or any documents or information subject to attorney-client privilege or that constitute attorney work product. Seller acknowledges Buyer may desire to (a) discuss or otherwise inquire about matters related to the Property with various governmental entities and utilities and other third parties, and (b) conduct customary tenant interview with tenants under the Leases (such third parties and tenants under the Leases are, collectively, the “Third Parties”). In this regard, Buyer is permitted to contact all necessary Third Parties, and discuss Due Diligence Items with such Third Parties (subject to Buyer’s confidentiality obligations hereunder and in any confidentiality agreement signed by Buyer in connection with its investigations of the Property); provided, however, that Buyer shall first provide Seller with written notice and a reasonable opportunity to be present at such contact or discussions at a time and location reasonably convenient to Seller. With respect to discussions with any tenant, Buyer shall give Seller not less than two (2) business days prior notice of its desire to meet with a certain tenant; (ii) Seller shall arrange the meeting with such tenant, and Buyer shall have no right to contact such tenant directly; (iii) Buyer shall not disclose to any tenant any of

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the terms or conditions which are set forth in this Agreement; (iv) Seller shall have the right to have a representative present at all times during each meeting with a tenant; and (v) Buyer shall not enter into any agreement with or make any commitment of any nature whatsoever to any tenant that would in any way be binding upon Seller. Seller shall use reasonable efforts to coordinate and attend (or affirmatively decline to attend) meetings with such tenants requested by Buyer within three (3) business days of any such request.

4.1.2 Entry Rights. Between the Effective Date and the Contingency Date (the “Property Approval Period”), subject to the rights of tenants under the Leases, Buyer shall have the right to review and investigate the Due Diligence Items, the physical and environmental condition of the Property, the character, quality, value and general utility of the Property, the zoning, land use, environmental and building requirements and restrictions applicable to the Property, the state of title to the Property, and any other factors or matters relevant to Buyer’s decision to purchase the Property. Buyer, in Buyer’s sole and absolute discretion, may determine whether or not the Property is acceptable to Buyer within the Property Approval Period. Buyer shall provide Seller with at least two (2) business days’ prior email notice or telephone notice with a confirmation email (to Mr. Stephen Sonntag at ssonntag@cioreit.com or (602) 677-3357) of its desire to enter upon the Real Property for inspection and/or testing and any such inspections or testing shall be conducted at a time and manner reasonably approved by Seller and to minimize disruption or interference with any tenants. Seller shall have the right to be present at any such inspections or testings. Prior to conducting any inspections or testing, Buyer or its consultants shall deliver to Seller a certificate of insurance naming Seller as additional insured (on a primary, non-contributing basis) evidencing commercial general liability and property damage insurance with limits of not less than Two Million Dollars ($2,000,000) for liability coverage, and not less than Two Million Dollars ($2,000,000) for property damage. In addition, prior to conducting any inspections or testing, Buyer or its consultants shall also deliver to Seller proof of (i) statutory Worker’s Compensation and (ii) Employer’s Liability Insurance with minimum limits of not less than One Million and No/100 Dollars ($1,000,000.00) each accident/employee/disease. Notwithstanding the foregoing, Buyer shall not be permitted to undertake any air or paint sampling or any intrusive or destructive testing of the Property, including, without limitation, a “Phase II” environmental assessment (collectively, the “Intrusive Tests”), without in each instance first obtaining Seller’s prior written consent thereto, which consent Seller may give or withhold in Seller’s sole and absolute discretion. If Seller fails to advise Buyer of its approval of any proposed Intrusive Tests within such two (2) business day period, such failure shall be deemed Seller’s disapproval thereof. Buyer shall restore the Property to its original condition immediately after any and all testing and inspections conducted by or on behalf of Buyer. Buyer hereby agrees to indemnify, defend and hold the Seller Group (as defined below), and the Property harmless from any and all costs, loss, damages or expenses of any kind or nature arising out of or resulting from any entry and/or activities upon the Property by Buyer and/or Buyer’s agents, employees, contractors or consultants; provided, however, Buyer shall not have any liability or obligation to indemnify, defend, or hold the Seller Group or Property harmless with respect to (a) any negligence or willful misconduct of any member of the Seller Group; (b) the mere discovery of any adverse condition or defect on or affecting the Property not caused by Buyer or its employees, agents, consultants, or contractors during their inspections including, without limitation, the pre-existing presence or discovery of any matter (such as, but not limited to, any Hazardous Substance (as defined below)), except to the extent that any such condition, defect, or matter is exacerbated or aggravated by Buyer or such other Buyer parties; (c) the results or findings of any inspection; or (d) Buyer’s election to terminate this Agreement pursuant to Section 4.1.4 below as a result of any inspection pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be relieved of its obligation to indemnify, defend and hold harmless Seller in the event that any pre-existing condition is aggravated by Buyer and/or Buyer’s representatives in connection with any inspection of the Property. Buyer’s indemnification obligations under this section shall survive the Close of Escrow or any termination of this Agreement. Buyer agrees that the provisions of this Section 4.1.2 shall supersede any prior access agreements between Buyer (or its affiliate) and Seller, as of the date of this Agreement.

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4.1.3 Contracts. Buyer shall have until the Contingency Date to either approve of any Contracts, or to notify Seller in writing, specifying any Contracts which Buyer desires be terminated on or before the Closing, and which, by their express terms, may be terminated on or before the Closing (the “Disapproved Contracts”); provided, however, in no event shall Seller be required to terminate any Contracts which by their terms are not terminable prior to the Closing or any elevator or life safety equipment maintenance Contracts with fixed terms and that are not terminable without the payment of a significant termination penalty, charge, or premium (“Non-Terminable Contracts”). Seller is responsible for payment of any penalty, charge or premium required to terminate a Disapproved Contract. Seller shall provide written notice of termination to those applicable third parties with respect to such Disapproved Contracts on or before the Closing. Those Contracts not expressly disapproved by Buyer and the Non-Terminable Contracts (collectively, the “Approved Contracts”) shall be assigned by Seller to Buyer at the Closing. In addition, (a) any and all Contracts with respect to base building work, tenant improvement work, and any other work required to be performed by Seller under Leases at the Real Property (collectively, “Tenant Improvement Work”) and any ongoing capital improvement work at the Real Property that has not be completed as of Closing (collectively, “Capital Improvement Work”), and (b) those certain real property tax consulting engagement letters by and between Seller and Integral Property Tax Services with respect to real estate tax consulting services for the parcels of Real Property located at 1600 and 1700 North Desert Drive, Tempe, Arizona 85034; 3100 and 3200 West Ray Road, Chandler, Arizona 85226; and 6200–6390 East Thomas Road, Scottsdale, Arizona 85251 (collectively, the “Tax Consulting Contracts”), shall all constitute Approved Contracts and shall be assigned to Buyer at Closing. Seller shall assign its rights and interests under the Approved Contracts to Buyer at the Closing pursuant to the Assignment of Contracts and Assumption Agreement, in substantially the form attached hereto as Exhibit F and made a part hereof.

4.1.4 Termination. If Buyer determines that it disapproves the Property, then Buyer shall have the right to terminate this Agreement by delivering written notice thereof to Seller and Escrow Holder (the “Buyer’s Termination Notice”) prior to 5:00 p.m. (Pacific time) on the Contingency Date, and upon such timely delivery of such Termination Notice this Agreement shall be automatically terminated and the Deposit, together with all interest accrued thereon, shall be returned to Buyer. Buyer shall indicate its satisfaction and waiver of the due diligence condition described in this Section 4.1 by (i) delivering written notice of such satisfaction and waiver (the “Approval Notice”) to Seller and Escrow Holder and (ii) depositing the Additional Deposit with Escrow Holder, in each case on or prior to 5:00 p.m. (Pacific time) on the Contingency Date. If Buyer fails to timely deliver the Approval Notice to Seller and Escrow Holder or timely deposit the Additional Deposit with Escrow Holder, this Agreement shall be automatically terminated and the Deposit, together with all interest accrued thereon (if any), shall be returned to Buyer.

4.1.5 Due Diligence Materials. In the event Buyer does not purchase the Property for any reason, within five (5) days after the date this Agreement is terminated Buyer shall return to Seller all documents, information and other materials supplied by Seller to Buyer, and, at Seller’s written request (and only at Seller’s written request), without warranty or representation of any kind, any inspection reports, studies, surveys, and other reports and/or test results relating to the Property which were developed by or on behalf of Buyer or prepared by consultants retained by Buyer in contemplation of this Agreement, at no charge to Seller, excluding therefrom any attorney-client privileged materials, confidential materials (i.e., by virtue of being subject to a written confidentiality or non-disclosure agreement between Buyer and a third-party), or any internally-prepared proprietary materials.

4.1.6 Extension of Property Approval Period. Notwithstanding anything to the contrary contained in this Agreement, Seller shall have (a) the one-time option and right to postpone (or further postpone, as applicable) the Contingency Date (and thereby extend the Property Approval Period) for a period of up to thirty (30) days, for any reason or no reason at all, by delivering written notice thereof to Buyer prior to 5:00 p.m. Pacific time on the date this is two (2) days prior to the then Contingency Date, and (b) in addition, the one-time option and right to postpone (or further postpone, as applicable) the Contingency Date (and thereby extend the Property Approval Period) for a period of up to ninety (90) days if Seller determines (which determination shall be made in Seller’s sole and absolute but good faith discretion) that the CIO Sale Transaction is unlikely to proceed, by delivering written notice thereof

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to Buyer prior to 5:00 p.m. Pacific time on the date this is two (2) days prior to the then Contingency Date. Any such extension notice must specify the exact number of days that the Contingency Date is being postponed. As used herein, “CIO Sale Transaction” means the sale of all or substantially all of any of (i) the stock in City Office REIT, Inc., a Maryland corporation (“CIO”); (ii) the partnership interests in City Office REIT Operating Partnership, L.P., a Maryland limited partnership (“CIO OP”); (iii) the partnership or membership interests in all or substantially all of the limited partnerships or limited liability companies that are direct or indirect subsidiaries of CIO OP or CIO, including, without limitation, the Seller (collectively, the “Subsidiaries”); or (iv) the direct or indirect real property and other assets (in each case, excluding the Property) of CIO, CIO OP, and/or the Subsidiaries, in all cases on such terms and conditions as CIO, CIO OP, and/or the applicable Subsidiaries shall determine in their sole and absolute discretion. For the avoidance of doubt, the CIO Sale Transaction may include, whether directly or indirectly, the equity interests in the Seller and nothing contained in this Agreement shall preclude, prohibit, or otherwise affect any transfer of such equity interests. Notwithstanding anything to the contrary contained in this Agreement, Buyer’s delivery of an Approval Notice and any other waiver by Buyer of its termination right under Section 4.1.4 or of its rights to conduct inspections and other due diligence investigations during the Property Approval Period in accordance with this Section 4.1 shall not serve to accelerate the Contingency Date or shorten the Property Approval Period, such date and period being fixed hereunder, subject only to Seller’s foregoing extension rights under this Section 4.1.6.

4.2 Title Commitment and Additional Title Matters. As soon as practicable after Opening of Escrow, Seller shall cause Title Company to deliver to Buyer one or more preliminary title commitments for the Real Property (individually and collectively, as the context may require, the “Title Commitment”), and copies of all underlying title documents described in the Title Commitment. Buyer shall have until the date that is five (5) business days prior to the Contingency Date (the “Interim Date”) to provide written notice (the “Title Notice”) to Seller and Escrow Holder of any matters shown by the Title Commitment which are not satisfactory to Buyer. If Seller has not received such written notice from Buyer by the Interim Date, that shall be deemed Buyer’s unconditional approval of the condition of title to the Property as of the Interim Date. Except as provided hereinbelow, Seller shall have until five (5) days prior to the Closing Date to make such arrangements or take such steps as the parties shall mutually agree to satisfy Buyer’s objection(s); provided, however, that, except with respect to liens secured by mortgages or deeds of trust securing loans made to Seller, mechanics’ liens relating to work (other than Tenant Improvement Work and Capital Improvement Work, subject to Section 3.3) pursuant to any agreements to which Seller is a party, judgment liens against Seller, and delinquent taxes (herein “Monetary Liens”, which Seller agrees to have removed on or before the Closing Date), Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any title objections. For the avoidance of doubt, subject to Section 3.3, any mechanics’ liens or similar lien rights (whether filed, recorded, choate, or inchoate) arising out of any Tenant Improvement Work and Capital Improvement Work shall constitute Permitted Exceptions (and shall not constitute Monetary Liens) and Buyer shall have no right hereunder to object thereto. To the extent Buyer timely delivers a Title Notice, then Seller shall deliver, on or before the date that is two (2) business days prior to the Contingency Date, written notice to Buyer and Escrow Holder identifying which disapproved items (other than Monetary Liens) Seller shall undertake to cure or not cure (“Seller’s Response”). If Seller does not timely deliver a Seller’s Response, Seller shall be deemed to have elected to not remove or otherwise cure any exceptions disapproved by Buyer. If Seller elects, or is deemed to have elected, not to remove or otherwise cure an exception disapproved in the Title Notice, Buyer shall

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have until the Contingency Date to notify Seller and Escrow Holder, in writing, of Buyer’s election to either waive the objection or terminate this Agreement and the Escrow. If Seller and Escrow Holder have not received written notice from Buyer by the Contingency Date, that shall be deemed Buyer’s waiver of Buyer’s objection and election to proceed with Closing; provided, however, Buyer’s timely delivery of Buyer’s Termination Notice in accordance with Section 4.1.4, above, shall be deemed Buyer’s disapproval of the actual or deemed Seller’s Response. Except for Monetary Liens, all matters shown in the Title Commitment issued as of the Interim Date and any survey of the Property obtained by Buyer with respect to which Buyer fails to give a Title Notice on or before the Interim Date shall be deemed to be approved by Buyer. Notwithstanding anything to the contrary in this Agreement, (i) at the Closing, Seller shall execute the applicable Title Company’s form of commercial owner’s affidavit in the applicable form attached hereto as Exhibit R and provide all necessary authority and entity information and documents required by Title Company (for purposes of clarity, Exhibit B of each owner’s affidavit will only describe the applicable portion of the Tenant Improvement Work and/or Capital Improvement Work, and no other work will be included), and (ii) Seller shall satisfy all other commercially reasonable requirements set forth in the Title Commitment that are applicable to Seller and that are not otherwise the responsibility of Buyer under this Agreement, and Buyer need not object to any such matters. Notwithstanding anything to the contrary in this Agreement, if Escrow Holder amends or issues an update to the Title Commitment at any time after the Interim Date (including after the expiration of the Property Approval Period) that discloses a new title exception or requirement that would materially and adversely affect the operation, ownership, marketability, or value of any parcel of the Property or the existing use thereof (as determined by Buyer in its reasonable business judgment), then Buyer will have five (5) business days after receipt of such amended or updated Title Commitment in order to deliver a Title Notice (an Interim Title Notice”) to Seller and Escrow Holder relating to any new matters disclosed in the amended or updated Title Commitment. If Seller does not undertake by written notice to Buyer delivered within five (5) business days after receipt of an Interim Title Notice to cause the matter that is the subject of such Interim Title Notice to be removed from the Title Commitment at or prior to Closing (or otherwise insured over at Closing, such that the applicable matter will not appear as an exception in the Title Policy), then Buyer will have the right to terminate this Agreement by delivering written notice to Seller and Escrow Holder, this Agreement shall be automatically terminated and the Deposit, together with all interest accrued thereon (if any), shall be returned to Buyer. In addition, within three (3) business days after the Opening of Escrow, Seller shall order a Certified Title Status Report certified by and from the LTRO relating to the Pima Real Property (“Certified TSR”). Upon receipt of the Certified TSR, Seller shall deliver to Title Company and Buyer a copy thereof.

4.3 Conditions Precedent to Buyer’s Obligations:

4.3.1 Title Policy; Certified TSR. On or before the Closing, (i) Title Company shall have irrevocably and unconditionally (subject to Buyer’s performance of any requirements in the Title Commitment applicable to Buyer) committed to issue to Buyer the Title Policy described in Section 3.3 and (ii) Buyer shall have received a Certified TSR having an effective date no earlier than ninety (90) days prior to the Closing.

4.3.2 Tenant Estoppel Certificates. On or before the date which is three (3) business days prior to the Closing Date (the “Estoppel Delivery Date”), Seller shall have delivered to Buyer an Estoppel Certificate in the form of Exhibit E-1 attached hereto (or in the form and/or substance a tenant is required to deliver under its Lease if the Lease specifies a specific form and/or substance of estoppel certificate) (the “Estoppel Certificate”) from tenants leasing no less than the Estoppel Certificate Percentage, and dated no older than sixty (60) days prior to the Closing (the “Estoppel Delivery Condition”). In the event Seller is unable to obtain Estoppel Certificates sufficient to satisfy the Estoppel Delivery Condition by the Estoppel Delivery Date, Buyer may elect to (i) subject to Seller’s right to

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postpone the Estoppel Delivery Date, below, terminate the Agreement and Escrow pursuant to Section 4.4, below, or (ii) waive such condition and proceed to the Closing. To the extent that an Estoppel Certificate executed by a tenant is a “Non-Complying Tenant Estoppel Certificate” (as defined in the following sentence), Buyer shall have two (2) business days after receipt of such Non-Complying Estoppel Certificate to approve or disapprove the applicable Estoppel Certificate so received (and the failure to timely do so shall constitute approval thereof). A “Non-Complying Tenant Estoppel Certificate” means an Estoppel Certificate which (a) discloses material adverse economic terms of the applicable Lease that were not disclosed to Buyer (either in the applicable Lease, this Agreement, any Due Diligence Items, or such Estoppel Certificate) prior to the expiration of the Property Approval Period, (b) alleges a material default of Seller (as landlord) under the applicable Lease, (c) discloses a material dispute between the landlord and a tenant in connection with the applicable Lease, (d) is not in the form required pursuant to this Section 4.3.2, or (e) discloses information that is materially inconsistent with any of Seller’s representations or warranties in this Agreement. Any Non-Complying Tenant Estoppel Certificate that is disapproved by Buyer will not count towards the satisfaction of the Estoppel Delivery Condition. If Seller is unable to obtain enough Estoppel Certificates to achieve the Estoppel Certificate Percentage, Seller may (but is not required to) deliver estoppel certificates (each, a “Seller Estoppel Certificate”) substantially in the form of Exhibit E-2 attached hereto executed by Seller covering such leases as are sufficient, when aggregated with the Estoppel Certificates previously delivered to Buyer, to satisfy the Estoppel Certificate Percentage; provided that (i) Seller Estoppel Certificates shall not, in the aggregate, cover more than ten percent (10%) of the total leased rentable square footage of the Buildings for purposes of satisfying the Estoppel Certificate Percentage on an aggregate basis; and (ii) Seller Estoppel Certificates shall not, with respect to any individual parcel comprising the Real Property, cover more than ten percent (10%) of the leased rentable square footage required to satisfy the minimum sixty percent (60%) threshold applicable to such parcel under the parcel-level component of the Estoppel Certificate Percentage. Seller’s representations and warranties in any Seller Estoppel Certificates will survive the Closing for the duration of the Survival Period, subject to the limitations set forth in Section 16.5, below. In the event that Buyer receives an Estoppel Certificate from a tenant, whether prior to or following the Closing, complying with the requirements of this Section and for which Seller previously delivered a Seller Estoppel Certificate, Seller shall be automatically released from any liability or obligation under such Seller Estoppel Certificate. Notwithstanding the foregoing, if Seller has not satisfied the Estoppel Delivery Condition by the Estoppel Delivery Date, Seller shall have the right, by delivering written notice to Buyer prior to 5:00 p.m. Pacific time, on the Estoppel Delivery Date, to postpone the Estoppel Delivery Date for up to thirty (30) days in order to obtain sufficient estoppel certificates to satisfy the Estoppel Delivery Condition prior to the Closing Date. To the extent of such postponement, the Closing Date shall also be postponed to be the date which is three (3) business days following the postponed Estoppel Delivery Date. Notwithstanding the foregoing, Buyer will have the right to cancel such postponement of the Estoppel Delivery Date and Closing Date by delivering written notice to Seller and Escrow Holder waiving the Estoppel Delivery Condition.

4.3.3 Seller’s Performance. Seller shall have duly performed in all material respects each and every covenant of Seller hereunder.

4.3.4 Accuracy of Representations and Warranties. On the Closing Date, all representations and warranties made by Seller in Section 11 shall be true and correct in all material respects as if made on and as of the Closing Date except for (i) any inaccuracies therein known by Buyer prior to the Contingency Date as set forth in Section 11.15 below, and (ii) any changes in circumstances expressly permitted by this Agreement.

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4.3.5 Pima Ground Lease Assignment Approvals. On or before the Closing, Pima Seller shall have obtained and delivered to Escrow Holder all Pima Ground Lease Assignment Approvals. As used herein, the term “Pima Ground Lease Assignment Approvals” means all required approvals from the Master Lessor, Community, and the Secretary for (i) the assignment of the Pima Ground Sublease to the Buyer and the duly executed and acknowledged original signature of each such party on the Pima Assignment, and (ii) an estoppel certificate relating to the Substitute Business Lease and Pima Ground Sublease in the form attached hereto as Exhibit N (the “Pima Estoppel”), and the duly executed and acknowledged original signature of each such party and the landlords under the Pima Ground Sublease on such estoppel. As used herein, (a) “Substitute Business Lease” means, collectively, (i) that certain Substitute Business Lease B-040-XIII dated February 15, 2005 (the “Parcel 13 SBL”) between certain allotted landowners of land within the sovereign and jurisdictional boundaries of the Community, as lessor (“Master Lessor”), and MS-PFA 13, LLC, a Delaware limited liability company (“Parcel 13 Ground Lessee”), as lessee; and (ii) that certain Substitute Business Lease B-040-XV dated February 15, 2005 (“Parcel 15 SBL”) between Master Lessor and MS-PFA 15, LLC, a Delaware limited liability company (“Parcel 15 Ground Lessee”), as lessee; (b) “Pima Ground Sublease” means, collectively, (i) that certain Ground Sublease, dated February 15, 2005, between Parcel 13 Ground Lessee, as sublessor with respect to its interest under the Parcel 13 SBL, and Pima Seller, as sublessee, as amended prior to the Effective Date, and (ii) that certain Ground Sublease, dated February 15, 2005, between Parcel 15 Ground Lessee, as sublessor with respect to its interest under the Parcel 15 SBL, and Pima Seller, as sublessee, as amended prior to the Effective Date; (c) “Community” means the Salt River Pima-Maricopa Indian Community; and (d) “Secretary” means the Secretary of the Interior, acting through duly-authorized signatories of the Bureau of Indian Affairs.

Without limitation of the provisions of Section 17, below, not later than the date that is twenty-one (21) days following the Effective Date, Buyer must designate in writing to Seller the entity or entities that will acquire the ground subleasehold interest under the Pima Ground Sublease at the Close of Escrow pursuant to the Pima Assignment (whether one or more, the “Successor Ground Sublessee”). The designated Successor Ground Sublessee shall be either Buyer or an Affiliate of Buyer. If Buyer fails, for any reason, to timely designate the entity that will be the Successor Ground Sublessee as provided in the first sentence of this paragraph above, then it shall be conclusively presumed that Buyer shall be the entity that will be the Successor Ground Sublessee. Buyer acknowledges that the process of obtaining necessary approvals related to this transaction will not commence until such designation has been made, and that once the designation of the Successor Ground Sublessee has been made, it cannot be changed. With respect to the preparation, execution, and delivery of the Pima Assignment, the term “Buyer” as used in this Agreement shall mean and refer to either the Buyer or the Successor Ground Sublessee, as the context may require.

On or prior to the date that is thirty (30) days following the Effective Date, Seller shall submit to the Community for initial review the form of the Pima Assignment, the Pima Estoppel, and the deed of trust (and any other documents required by Buyer’s lender), if any, in the form provided by Buyer relating to the Pima Real Property. Each of Seller and Buyer agrees to promptly respond to any requests by the Community for changes or revisions to the Pima Assignment, the Pima Estoppel, and such deed of trust (if any), to the extent such changes or revisions are commercially reasonable. Within three (3) business days following Seller’s notification to Buyer that the Pima Assignment, the Pima Estoppel, and such deed of trust (if any) are in form acceptable to the Community, Buyer shall execute and acknowledge four (4) originals of the Pima Assignment and deed of trust, and deliver the executed originals of the Pima Assignment and deed of trust (if any) to Seller. Within three (3) business days following the expiration of the Property Approval Period, Seller shall execute four (4) originals of the Pima Assignment and Pima Estoppel, exert commercially reasonable efforts to cause four (4) originals of the Pima Assignment, Pima Estoppel, and deed of trust (if any) to be executed by the Master Lessor and the landlord(s) under the Pima Ground Sublease (as applicable), and deliver the executed originals of such documents to the Community for approval and execution. Seller shall exert commercially reasonable efforts to obtain the Pima Ground Lease Assignment Approvals; provided, however, that Buyer understands and acknowledges that Seller has no

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authority to require Master Lessor, Community leadership, or Secretary approval of the transfer, nor does Seller have any control over the timeline. Based upon past experience, Seller estimates this stage of the process, following submittal of the executed Pima Assignment, could take approximately 2 to 6 weeks to complete. Upon notice that the Secretary has completed its review and has approved the Pima Assignment, Seller shall deliver, or cause to be delivered to Escrow Holder the fully-executed Pima Assignment, Pima Estoppel, and deed of trust (if any) within five (5) business days after the date the Community indicates the executed documents are available for pickup. The Community may, in its discretion, withhold filing the approved Assignment with the Bureau of Indian Affairs Division of Land Titles and Records office for the Community (the “LTRO”) until receipt of notice of closing from the Escrow Holder. Buyer and Seller acknowledge that the Community deems the Secretary’s signature as the completion of the Community transfer process. As such, time is of the essence for Buyer and Seller to close the transaction as set forth in this Agreement upon delivery of the Assignment into Escrow.

Any documents delivered by Buyer under this Section 4.3.5 shall be deemed delivered in trust for the sole benefit of the signing party and no such documents shall be binding upon Buyer unless and until the Closing shall occur under this Agreement.

Buyer acknowledges that the terms of the Parcel 13 Ground Sublease and Parcel 15 Ground Sublease condition any assignment thereof on the delivery of a Phase I Environmental Site Assessment satisfying the requirements of Section 8.2 of each such ground sublease (a “Phase I”) with respect to the applicable Pima Real Property, dated no earlier than sixty (60) days prior to the effective date of such assignment, to the Parcel 13 Ground Lessee and Parcel 15 Ground Lessee, as applicable. In order to satisfy such condition, Buyer shall obtain (and cause to be updated as necessary), at its sole cost and expense, one or more Phase Is with respect to the Pima Real Property, and shall on or before the date that is thirty (30) days prior to the Closing Date deliver to Seller (or at Seller’s direction, directly to the Parcel 13 Ground Lessee and Parcel 15 Ground Lessee) such Phase I or Phase Is.

4.3.6 Block 23 Ground Lease Assignment Approvals. On or before the Closing, Block 23 Seller shall have obtained and delivered to Escrow Holder all Block 23 Ground Lease Assignment Approvals. As used herein, the term “Block 23 Ground Lease Assignment Approvals” means all required approvals from the City of Phoenix, Arizona, an Arizona municipal corporation (the “City”), for (i) the assignment of the Block 23 Ground Lease to the Buyer and the duly executed and acknowledged original signature of the City on the Block 23 Assignment, and (ii) an estoppel certificate relating to the Block 23 Ground Lease in the form attached hereto as Exhibit O (the “Block 23 Estoppel”), and the duly executed and acknowledged original signature of the City on such estoppel. As used herein, “Block 23 Ground Lease” means that certain Unsubordinated Development Lease (Block 23), City Contract No. 121451-USL, dated December 22, 2016, as amended and assigned.

Without limitation of the provisions of Section 17, below, not later than the date that is twenty-one (21) days following the Effective Date, Buyer must designate in writing to Seller the entity or entities that will acquire the ground leasehold interest under the Block 23 Ground Lease at the Close of Escrow pursuant to the Block 23 Assignment (whether one or more, the “Successor Block 23 Ground Lessee”). The designated Successor Block 23 Ground Lessee shall be either Buyer or an Affiliate of Buyer. If Buyer fails, for any reason, to timely designate the entity that will be the Successor Block 23 Ground Lessee as provided in the first sentence of this paragraph above, then it shall be conclusively presumed that Buyer shall be the entity that will be the Successor Block 23 Ground Lessee. Buyer acknowledges that the process of obtaining necessary approvals related to this transaction will not commence until such designation has been made, and that once the designation of the Successor Block 23 Ground Lessee has been made, it cannot be changed. With respect to the preparation, execution, and delivery of the Block 23 Assignment, the term “Buyer” as used in this Agreement shall mean and refer to either the Buyer or the Successor Block 23 Ground Lessee, as the context may require.

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On or prior to the date that is thirty (30) days following the Effective Date, Seller shall submit to the City for initial review the form of the Block 23 Assignment, the Block 23 Estoppel, and the deed of trust (and any other documents required by Buyer’s lender), if any, in the form provided by Buyer relating to the Block 23 Property. Each of Seller and Buyer agrees to promptly respond to any requests by the City for changes or revisions to the Block 23 Assignment, Block 23 Estoppel, and such deed of trust (if any), to the extent such changes or revisions are commercially reasonable. Within three (3) business days following Seller’s notification to Buyer that the Block 23 Assignment, Block 23 Estoppel, and such deed of trust (if any) are in form acceptable to the City, Buyer shall execute and acknowledge four (4) originals of the Block 23 Assignment and deed of trust, and deliver the executed originals of the Block 23 Assignment and deed of trust (if any) to Seller. Within three (3) business days following the expiration of the Property Approval Period, Seller shall execute four (4) originals of the Block 23 Assignment and deliver the executed originals of such document together with the Block 23 Estoppel to the City for approval and execution. Seller shall exert commercially reasonable efforts to obtain the Block 23 Ground Lease Assignment Approvals; provided, however, that Buyer understands and acknowledges that Seller has no authority to require City approval of the transfer, nor does Seller have any control over the timeline. Upon notice that the City has completed its review and has approved the Block 23 Assignment, Seller shall deliver, or cause to be delivered to Escrow Holder the fully-executed Block 23 Assignment, Block 23 Estoppel, and deed of trust (if any) within five (5) business days after the date the City indicates the executed documents are available for pickup.

Notwithstanding the foregoing, the deed of trust will only be included in the process described above to the extent that the City has approval rights over the deed of trust. Any documents delivered by Buyer under this Section 4.3.6 shall be deemed delivered in trust for the sole benefit of the signing party and no such documents shall be binding upon Buyer unless and until the Closing shall occur under this Agreement.

4.4 Failure of Conditions Precedent to Buyer’s Obligations. Buyer’s obligations with respect to the transactions contemplated by this Agreement are subject to the satisfaction of the conditions precedent to such obligations for Buyer’s benefit set forth in Section 4.3. If any of the foregoing conditions are not satisfied as and when required above, then Buyer will have the right to terminate this Agreement by delivering written notice to Seller and Escrow Holder, in which event (i) Escrow Holder shall return the Deposit to Buyer (plus interest accrued on the Deposit only while held by Escrow Holder) in accordance with Buyer’s written instructions within five (5) business days following Buyer’s delivery of a written termination notice to Seller and Escrow Holder so long as Buyer is not then in material breach or default under this Agreement (subject to any applicable notice and cure periods expressly set forth in this Agreement), which material breach or default would give Seller the right under Section 16.2 to terminate this Agreement, (ii) Seller and Buyer shall each pay one-half (1/2) of any Escrow cancellation fees or charges, and (iii) except for Buyer’s indemnity and confidentiality obligations and any other provisions under the Agreement which expressly survive termination of the Agreement, the parties shall have no further rights or obligations to one another under this Agreement.

4.5 Conditions Precedent to Seller’s Obligations. The Close of Escrow and Seller’s obligations with respect to the transactions contemplated by this Agreement are subject to the timely satisfaction or waiver of the following conditions: (i) Buyer shall have duly performed in all material respects each and every covenant of Buyer hereunder, including, without limitation, the timely delivery of the Purchase Price pursuant to the provisions of Section 2, above (subject to any notice and cure periods expressly set forth in this Agreement), (ii) Buyer’s representations and warranties set forth in this

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Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, (iii) Pima Seller shall have obtained the Pima Ground Lease Assignment Approvals relating to the Pima Assignment (the “Seller Pima Ground Lease Assignment Approvals Condition Precedent”), (iv) Block 23 Seller shall have obtained the Block 23 Ground Lease Assignment Approvals relating to the Block 23 Assignment (the “Seller Block 23 Ground Lease Assignment Approvals Condition Precedent”), and (v) Seller shall not have exercised the Seller Termination Right pursuant to the provisions of Section 26. Notwithstanding the foregoing or anything to the contrary in this Agreement:

4.5.1 If the Seller Block 23 Ground Lease Assignment Approvals Condition Precedent has not been satisfied as of the originally-scheduled Closing Date (regardless of the status of the Seller Pima Ground Lease Assignment Approvals Condition Precedent), then (i) Seller and Buyer shall nevertheless proceed to consummate the Closing of the remaining Majority Real Property (i.e., excluding the Block 23 Real Property) and the Pima Real Property (if applicable in accordance with Section 4.5.2 below) in accordance with the terms and conditions of this Agreement, (ii) the Purchase Price and Deposit shall be allocated among the Block 23 Real Property, the remainder of the Majority Real Property, and the Pima Real Property in accordance with Exhibit M attached hereto, and (iii) the Closing Date with respect to solely the Block 23 Real Property shall be automatically extended to the earlier of (the “Block 23 Delayed Closing Date”): (a) three hundred sixty-five (365) days after the originally-scheduled Closing Date (the “Block 23 Outside Date”); or (b) ten (10) days after Block 23 Seller obtains the Block 23 Ground Lease Assignment Approvals. If the Seller Block 23 Ground Lease Assignment Approvals Condition Precedent has not been satisfied by the Block 23 Outside Date, then Buyer shall have the rights set forth in Section 4.4 to terminate this Agreement, in which event the portion of the Deposit allocated to the Block 23 Real Property will be returned to Buyer.

4.5.2 If the Seller Pima Ground Lease Assignment Approvals Condition Precedent has not been satisfied as of the originally-scheduled Closing Date (regardless of the status of the Seller Block 23 Ground Lease Assignment Approvals Condition Precedent), then (i) Seller and Buyer shall nevertheless proceed to consummate the Closing of the Majority Real Property (including the Block 23 Real Property, but only to the extent that portion of the Majority Real Property has not been excluded pursuant to Section 4.5.1 above) in accordance with the terms and conditions of this Agreement, (ii) the Purchase Price and Deposit shall be allocated among the Block 23 Real Property, the remainder of the Majority Real Property, and the Pima Real Property in accordance with Exhibit M attached hereto, and (iii) the Closing Date with respect to solely the Pima Real Property shall be automatically extended to the earlier of: (a) two hundred ten (210) days after the originally-scheduled Closing Date (the “Pima Outside Date”); or (b) ten (10) days after Pima Seller obtains the Pima Ground Lease Assignment Approvals. If the Seller Pima Ground Lease Assignment Approvals Condition Precedent has not been satisfied by the Pima Outside Date, then Buyer shall have the rights set forth in Section 4.4 to terminate this Agreement solely with respect to the Pima Real Property, in which event the portion of the Deposit allocated to the Pima Real Property will be returned to Buyer, and this Agreement shall continue in full force and effect with respect to the Block 23 Real Property to the extent that the Closing has not already occurred for the Block 23 Real Property.

5. Deliveries to Escrow Holder.

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5.1 Seller’s Deliveries. Seller hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder on or prior to the Closing Date (or other date specified) the following funds, instruments and documents, the delivery of each of which shall be a condition to the Close of Escrow:

5.1.1 Deeds; Assignments. (i) a Special Warranty Deed (each, a “Deed” and collectively, the “Deeds”) in the form of Exhibit B-1 attached hereto with respect to each applicable parcel of Real Property, duly executed and acknowledged in recordable form by the applicable Seller, conveying such Seller’s interest in the applicable Real Property to Buyer, together with a corresponding Affidavit of Property Value based on the allocations set forth in Exhibit M; (ii) an Assignment and Assumption of Ground Subleases (the “Pima Assignment”) in the form of Exhibit B-2 attached hereto with respect to the Pima Real Property, duly executed and acknowledged in recordable form by Pima Seller, conveying Pima Seller’s interest in the Pima Real Property to Buyer; and (iii) an Assignment and Assumption of Unsubordinated Development Lease and Consent (the “Block 23 Assignment”) in the form of Exhibit B-3 attached hereto with respect to the Block 23 Real Property, duly executed and acknowledged in recordable form by Block 23 Seller, conveying Block 23 Seller’s interest in the Block 23 Real Property to Buyer.

5.1.2 Non-Foreign Certifications. Certificates duly executed by each applicable Seller in the form of Exhibit C-1 attached hereto (the “Tax Certificates”);

5.1.3 Assignment and Assumption of Leases. Two (2) counterparts of the Assignment and Assumption of Leases in the form of Exhibit D attached hereto pursuant to which each applicable Seller shall assign to Buyer all of such Seller’s right, title and interest in, under and to the Leases to which such Seller is a party (the “Lease Assignments”);

5.1.4 Assignment of Contracts and Assumption Agreement. Two (2) counterparts of the Assignment of Contracts and Assumption Agreement (“Assignment of Contracts”) duly executed by each applicable Seller in the form attached hereto as Exhibit F pursuant to which such Seller shall assign to Buyer all of such Seller’s right, title and interest in, under and to the Approved Contracts to which such Seller is a party;

5.1.5 Bill of Sale. Two (2) counterparts of a Bill of Sale (“Bill of Sale”) duly executed by each applicable Seller in the form attached hereto as Exhibit G conveying such Seller’s right, title and interest in and to the Personal Property;

5.1.6 General Assignment. Two (2) counterparts of a General Assignment duly executed by each applicable Seller in the form of Exhibit H attached hereto (the “General Assignment”);

5.1.7 Tenant Letter. A letter (“Tenant Notice Letter”) signed by each applicable Seller addressed to the tenants under the Leases to which such Seller is a party advising such tenants of the sale of the Property to Buyer, the transfer of such tenant’s security deposit to Buyer, and directing that all future rent payments and other charges under the Leases be forwarded to Buyer at an address to be supplied by Buyer, in the form of Exhibit R attached hereto;

5.1.8 Letters of Credit. In accordance with Section 8.4, below and if applicable, such transfer documentation as may be necessary to transfer all tenant security deposits held by Seller under the Leases in the form of a letter of credit (“Letters of Credit”) or any other non-cash form, together with all original Letters of Credit (“LC Documentation”);

5.1.9 Proof of Authority. Such proof of each Seller’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of each such Seller to act for and bind such Seller, as may be reasonably required by Title Company; and

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5.1.10 Turnover. To the extent Seller is obligated under this Agreement to deliver the Personal Property and any materials, items or any other portion of the Property (e.g., keys, equipment manuals, on-site equipment, copies of Leases and tenant files, etc.) to Buyer as of the Closing, Seller shall do so either by (i) delivering the same directly to Buyer outside of Escrow, or (ii) leaving such materials and items at the Real Property.

5.1.11 Block 23 Ancillary Agreements. With respect to the Block 23 Ancillary Agreements, two (2) counterparts of a Quitclaim Assignment of Rights duly executed by Block 23 Seller (the “Quitclaim Assignment”) and a written resignation of all officers or directors of the CityScape Block 23 Condominium Association, Inc., an Arizona non-profit corporation, affiliated with Block 23 Seller and/or appointed by Block 23 Seller, all of which shall be in such form and content as shall be reasonably agreed to by the parties.

5.1.12 Tax Clearance. With respect to the Pima Real Property, a tax compliance letter or equivalent from the Community’s Office of the Treasurer indicating that all sales and other taxes applicable to Pima Seller and the Pima Real Property have been paid or, if any amount is shown therein to be due and payable and Buyer would be subject under applicable law to successor liability with respect thereto, Seller shall pay such amount to the applicable taxing authority through the escrow at Closing. With respect to the Majority Real Property, tax clearance certificates from the Arizona Department of Revenue (and the applicable municipality, if applicable), each showing that no amount of transaction privilege (sales) taxes, excise taxes, use taxes and other taxes (including penalties and interest) is due with respect to any other Seller or the Majority Real Property or, if any amount is shown therein to be due and payable and Buyer would be subject under applicable law to successor liability with respect thereto, Seller shall pay such amount to the applicable taxing authority through the escrow at Closing.

5.1.13 Updated Lease Documents. At least five (5) business days prior to the Closing Date, Seller shall deliver to Buyer: (i) an updated list of Leases; (ii) an updated schedule identifying any tenant improvement allowances, leasing commissions, or landlord initial build-out or tenant improvement construction obligations under the Leases that remain outstanding, including a statement of whether the work has been completed or remains in progress; (iii) an updated schedule of any unrealized Rent Concessions; and (iv) an updated Exhibit T. The foregoing items shall be updated as of a date that is no earlier than thirty (30) days prior to the Closing.

5.2 Buyer’s Deliveries. Buyer hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder on or prior to the Closing Date the following funds, instruments and documents, the delivery of each of which shall be a condition to the Close of Escrow:

5.2.1 Buyer’s Funds. The balance of the applicable portion of the Purchase Price, and such additional funds, if any, necessary to comply with Buyer’s obligations hereunder regarding prorations, credits, costs and expenses;

5.2.2 Pima Assignment and Block 23 Assignment. Two (2) counterparts of each of (i) the Pima Assignment and (ii) the Block 23 Assignment, each duly executed and acknowledged by Buyer in recordable form;

5.2.3 Lease Assignment. Two (2) counterparts of the Lease Assignment duly executed by Buyer;

5.2.4 Assignment of Contracts. Two (2) counterparts of the Assignment of Contracts duly executed by Buyer;

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5.2.5 Bill of Sale. Two (2) counterparts of the Bill of Sale duly executed by Buyer;

5.2.6 General Assignment. Two (2) counterparts of the General Assignment duly executed by Buyer;

5.2.7 Quitclaim Assignment. Two (2) counterparts of the Quitclaim Assignment duly executed by Buyer; and

5.2.8 Proof of Authority. Such proof of Buyer’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer, as may be reasonably required by Title Company.

5.3 Multiple Closings. If, pursuant to the terms of this Agreement, the Closing occurs on more than one date for different portions of the Property, then any reference in this Agreement to the “Closing Date” shall mean the applicable Closing Date for the portion of the Property being conveyed at that time. Seller’s and Buyer’s obligations set forth in Sections 5.1 and 5.2 shall apply separately and fully with respect to each Closing, and Seller and Buyer shall deliver all required and applicable instruments, documents, and items with respect to each applicable portion of the Property as of its respective Closing Date. In addition, and notwithstanding anything to the contrary contained in this Agreement, upon the Closing of a particular portion of the Property, the applicable Seller shall be released from all obligations and liabilities under this Agreement except for those obligations and liabilities that by their express terms survive the Closing hereunder, which shall thereupon be limited to those surviving obligations arising out of the portion of the Property sold by such Seller on the Closing Date therefor and the Survival Period, the deadline for the Final Reconciliation, and any other period commencing on the Closing Date hereunder shall, with respect to such particular portion of the Property, commence on the Closing Date therefor.

6. Deliveries Upon Close of Escrow. Upon the Close of Escrow, Escrow Holder shall promptly undertake all of the following:

6.1 Tax Filings. The Title Company shall file the information return for the sale of the Property required by Section 6045 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

6.2 Prorations. Prorate all matters referenced in Section 8 based upon the statement delivered into Escrow signed by the parties;

6.3 Recording. Cause the Deed, Pima Assignment, Block 23 Assignment, and any other documents which the parties hereto may direct, to be recorded in the Official Records in the order directed by the parties;

6.4 Seller Funds. Deduct all items chargeable to the account of Seller pursuant to Section 7, below. If, as the result of the net prorations and credits pursuant to Section 8, amounts are to be charged to the account of Seller, deduct the total amount of such charges (unless Seller elects to deposit additional funds for such items in Escrow); and if amounts are to be credited to the account of Seller, disburse such amounts to Seller, or in accordance with Seller’s instructions, at Close of Escrow. Disburse the Purchase Price to Seller, or as otherwise directed by Seller, promptly upon the Close of Escrow in accordance with Seller’s wire transfer instructions.

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6.5 Buyer Funds. Disburse from funds deposited by Buyer with Escrow Holder towards payment of all items and costs (including, without limitation, the Purchase Price, which shall be disbursed in accordance with Section 6.4 above and this Section 6.5) chargeable to the account of Buyer pursuant hereto in payment of such items and costs and disburse the balance of such funds, if any, to Buyer;

6.6 Documents to Seller. Deliver to Seller counterpart originals of the Lease Assignment, the Assignment of Contracts, the Bill of Sale, the General Assignment, and the Quitclaim Assignment executed by Buyer and conformed recorded copies of the recorded Deed, Pima Assignment, and Block 23 Assignment;

6.7 Documents to Buyer. Deliver to Buyer an original of the Tax Certificates, and counterpart originals of the Lease Assignment, Assignment of Contracts, Bill of Sale, General Assignment, and Quitclaim Assignment appropriately executed by Seller, originals of the LC Documentation, conformed recorded copies of the Deed, Pima Assignment, and Block 23 Assignment, and, when issued, the Title Policy; and

6.8 Title Policy. Direct the Title Company to issue the Title Policy to Buyer.

7. Costs and Expenses. Seller shall pay through Escrow (i) one-half (1⁄2) of that portion of the Title Policy premium for standard owner’s coverage (excluding any additional premium or cost for extended coverage and any endorsements) and any search and exam fees, (ii) any and all documentary transfer taxes, and (iii) one-half (1⁄2) of the Escrow Holder’s fee. In addition, Seller shall pay outside of Escrow all legal and professional fees and costs of attorneys and other consultants and agents retained by Seller. Buyer shall pay through Escrow (w) all document recording charges, (x) one-half (1⁄2) of that portion of the Title Policy premium for standard owner’s coverage and any search and exam fees and the entire additional Title Policy premium for ALTA extended coverage and any title endorsements requested by Buyer and, if applicable, all premiums, costs, expenses, and fees for any loan policy of title insurance and endorsements thereto in connection with the Buyer’s financing of its acquisition of the Property, (y) one-half (1⁄2) of the Escrow Holder’s fee, and (z) all charges for the ALTA survey. Buyer shall pay outside of Escrow all costs and expenses related to the Due Diligence Investigations and any financing obtained by Buyer, and all legal and professional fees and costs of attorneys and other consultants and agents retained by Buyer.

8. Prorations. The following prorations between Seller and Buyer shall be made by Escrow Holder computed as of the Close of Escrow:

8.1 Ad Valorem Taxes. All real estate and personal property taxes and assessments, including, without limitation, any assessments under declarations of covenants, conditions, and restrictions, attributable to the Property will be prorated at Closing on an accrual basis. Seller shall be charged with all such taxes and assessments accruing up to, but not including, the Closing Date. If the applicable tax rate and assessments for the Property have not been established for the year in which Closing occurs, the proration of real estate and/or personal property taxes, as the case may be, will be based upon the rate and assessments for the preceding year. All taxes imposed because of a change of use of the Property after Closing will be paid by Buyer. Real property tax refunds and credits received after the Closing which are attributable to a fiscal tax year prior to the Closing shall belong to Seller, and those which are attributable to the fiscal tax year in which the Closing occurs shall be prorated based upon the date of Closing. All fees, costs, and expenses paid, incurred, or that may become payable under the Tax Consulting Contracts shall be apportioned between Seller and Buyer at Closing in proportion to the amount of any real estate tax refunds or savings that will be payable to or realized by Seller and/or Buyer, respectively, as a result of the services provided under such Tax Consulting Contracts, taking into account the fiscal periods to which such refunds or savings apply.

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8.2 Excise, Transfer and Sales Taxes. Buyer will be responsible for the payment of all excise, transfer, sales and use taxes imposed with respect to the conveyance of the Personal Property contemplated by this Agreement and will indemnify, defend and hold Seller harmless from the payment of such taxes.

8.3 Lease Rentals. All non-delinquent rents (including all accrued tax and operating expense pass-throughs), charges and revenue of any kind receivable from the Leases and other income of the Property will be prorated at Closing. Seller will receive all rents (including all accrued tax and operating expense pass-throughs), charges and other revenue of any kind receivable from the Leases up to, but not including, the Closing Date. No proration will be made with respect to any delinquent rents of any kind receivable from the Leases for any period before Closing. All amounts collected by Buyer subsequent to Closing relating to delinquent rents or other income from the Property will be promptly remitted to Seller; provided, however, all rents or other income from the Property that do not identify a specific invoice number received by Buyer after Closing will be applied first to the rental or other income period in which the Closing occurred, second to any then-current rental or other income period following the Closing, and third to satisfy delinquent rental or other income obligations for any period before Closing not prorated at Closing. Seller will retain all ownership rights relating to any such delinquent rents or income; if Buyer has not collected the same within thirty (30) days from the Closing Date, then Seller may take such action as it deems necessary to collect such delinquent rents or other income, including the commencement of an action against the tenants under the Leases or any other person liable for such delinquent rents, but not including any action for unlawful detainer or other action seeking to terminate such tenant’s occupancy of its premises. Notwithstanding the foregoing, if any of such operating expenses and other charges and expenses are payable by tenants under the Leases (collectively, the “Tenant Charges”) on an estimated basis, then the Tenant Charges shall be reconciled against actual charges and expenses as of and at the Closing, to the extent then feasible, and Seller shall provide a proposed reconciliation for Buyer’s approval. Buyer shall have a period of one hundred eighty (180) days following the actual Closing Date to provide Seller with a final reconciliation of Tenant Charges (“Final Reconciliation”). Upon Buyer’s written request, Seller agrees to provide Buyer with reasonable accounting records or a copy of the general ledger for Seller’s 2025 ownership period to be used by Buyer when preparing the Final Reconciliation. If the Final Reconciliation shows that Seller owes Buyer additional sums, Seller shall deliver such amount to Buyer, together with the delivery of the Final Reconciliation of the Tenant Charges. If the Final Reconciliation shows that Buyer owes Seller additional sums, Buyer shall pay such amount to Seller within ten (10) days after Buyer’s receipt of such Final Reconciliation. Other than as set forth above, there shall not be any further reconciliation of such Tenant Charges after the Final Reconciliation thereof, the proration of such Tenant Charges pursuant to the Final Reconciliation being conclusively presumed to be accurate. After the Final Reconciliation of Tenant Charges is made by and between the parties, Buyer shall be solely liable and responsible to the tenants under the Leases for such reconciliation of Tenant Charges under the Leases. The foregoing covenants made by the parties with respect to the Final Reconciliation of the Tenant Charges shall survive the Closing.

8.4 Security Deposit. Buyer shall be credited and Seller shall be charged with the balance of any unapplied security deposits then held by Seller under the Leases (including any interest due to tenants thereon). With respect to any security deposits that are held in the form of Letters of Credit or any form other than cash, then at least one (1) business day prior to the Closing Seller shall (i) execute and deliver to Escrow Holder such original assignment and/or transfer documentation as may be necessary to effect the transfer of each Letter of Credit or other non-cash security deposit to Buyer, and (ii) deliver into Escrow the originals of such Letters of Credit or other applicable documents. Seller shall be responsible for the amount of the transfer fee required under such Letters of Credit.

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8.5 Operating Expenses. All utility service charges for electricity, heat and air conditioning service, other utilities, elevator maintenance, common area maintenance, taxes other than real estate taxes such as rental taxes, other expenses incurred in operating the Property that Seller customarily pays and that are not paid by tenants on an estimated or other basis, and any other costs incurred in the ordinary course of business or the management and operation of the Property not so paid by tenants, shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue prior to the Close of Escrow and Buyer shall pay all such expenses accruing on the Close of Escrow and thereafter. Seller and Buyer shall use commercially reasonable efforts to obtain billings and meter readings as of the Close of Escrow to aid in such prorations.

8.6 Leasing Costs. If the Closing occurs, (i) Seller shall be responsible and shall pay for the costs of tenant improvement work or allowances, third-party leasing commissions and other leasing costs (collectively, the “Leasing Costs”) relating to the initial term of those Leases executed as of the Effective Date (and those Leases pending execution that are otherwise set forth on Exhibit K hereto (“Pending Leases”), the outstanding amounts of which are set forth on Exhibit K hereto and are designated as being the obligation of Seller, and (ii) Buyer shall be responsible and shall pay for the Leasing Costs relating to or arising from (a) the exercise by any tenant, after the Effective Date, of a renewal, expansion or extension option contained in any of the Leases executed as of the Effective Date; (b) any New Leases (including modifications to Leases in effect as of the Effective Date) entered into after the Effective Date in accordance with the terms of Section 9.2, below, and (c) any Leasing Costs which are specifically designated as being the responsibility of Buyer as set forth in Exhibit K hereto. Any Leasing Costs which are the responsibility of Buyer which are paid by Seller prior to the Closing shall be reimbursed by Buyer to Seller at the Closing through the Escrow. If, on the Closing, there are any outstanding or unpaid Leasing Costs which are the responsibility of Seller as set forth herein, then on the Closing Buyer shall be entitled to a credit toward the payment of the Purchase Price at Closing in the amount of such unpaid Leasing Costs, and following the Closing (A) Buyer shall assume and be responsible for the payment of such Leasing Costs to the extent of such credit, (B) Seller shall assign to Buyer all construction contracts relating to such outstanding Leasing Costs, and (C) Buyer shall indemnify, defend and hold harmless Seller for the failure to complete such work related to such outstanding Leasing Costs for which Buyer received a credit.

8.7 Contracts. Amounts payable under the Approved Contracts shall be prorated on an accrual basis. Seller shall pay all amounts due thereunder which accrue prior to the Close of Escrow and Buyer shall pay all amounts accruing on the Close of Escrow and thereafter.

8.8 Rent Concessions. Buyer shall receive a credit against the Purchase Price at Closing equal to the amount of the unrealized free rent, abated rent, and reduced rent (collectively, “Rent Concessions”) available to tenants under Leases executed prior to the Effective Date and shown on Exhibit L (and to the extent Exhibit L indicates “TBD” or similar language, then Exhibit L will be updated prior to the Closing to complete such missing information). Notwithstanding anything set forth herein to the contrary, the credit with respect to unrealized Rent Concessions shall be subject to adjustment only based on Seller’s and Buyer’s respective periods of ownership of the Property such that Buyer will be entitled to a credit for all Rent Concessions that will be realized post-Closing, and not with respect to amount or any other factor; provided that Seller shall be responsible for the payment of all unrealized Rent Concessions which become due and payable (whether before or after Closing) as a result of any renewals or modifications of the Leases entered into by Seller prior to the Effective Date, and accordingly, Buyer shall receive a credit at Closing for all such amounts. Subject to the foregoing credit for unrealized Rent Concessions, from and after Closing, Buyer shall be solely responsible for all Rent Concessions associated with the Leases.

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8.9 Ground Leases. Fixed monthly rents, ground rents, and any percentage rent, escalation charges for real property taxes, parking charges, utility charges, administrative charges, operating expenses and maintenance escalation rents or charges, cost of living increases or other charges of a similar nature, if any, payable by the ground tenants under the Pima Ground Subleases and Block 23 Ground Lease will be prorated at Closing. Seller will be responsible for all such amounts up to, but not including, the Closing Date and Buyer shall be responsible for all such amounts thereafter.

8.10 Proration Statement. At least two (2) business days prior to the Close of Escrow, the parties shall agree upon all of the prorations to be made and submit a statement to Escrow Holder setting forth the same. Buyer and Seller shall cooperate in good faith to make a final reconciliation of prorations, apportionments or computations made under this Section 8 within one hundred eighty (180) days after the Close of Escrow. In the event that any prorations, apportionments or computations made under this Section 8 shall require final adjustment following the Closing, then the parties shall make the appropriate adjustments promptly when accurate information becomes available and either party hereto shall be entitled to an adjustment to correct the same, but in no event shall such final adjustment occur later than one hundred eighty (180) days following the Close of Escrow (other than with respect to the Final Reconciliation). Any corrected adjustment or proration shall be paid in cash to the party entitled thereto within thirty (30) days after written demand and reasonable supporting documentation. The provisions of this Section 8 shall survive the Close of Escrow.

9. Covenants of Seller. Seller hereby covenants with Buyer, as follows:

9.1 Contracts. Between the Effective Date and the expiration of the Property Approval Period, Seller may freely enter into any new Contracts or any amendments, modifications, or supplements to existing Contracts (collectively, “New Contracts”) without any obligation to obtain the approval or consent of Buyer. Subsequent to the expiration of the Property Approval Period, and continuing until the Closing (provided the Agreement has not been terminated), Seller will not enter into any New Contracts without Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion, and which consent will be deemed to have been given by Buyer if Buyer does not notify Seller in writing to the contrary within three (3) business days after Seller provides written notice to Buyer of such New Contract. Without limiting the generality of the foregoing, Seller will provide Buyer with copies of all New Contracts.

9.2 Leases. Between the Effective Date and the expiration of the Property Approval Period, Seller may freely enter into any new Leases or any amendments, modifications, or supplements to existing Leases (collectively, “New Leases”) without any obligation to obtain the approval or consent of Buyer, provided, that Seller shall deliver to Buyer notice of each New Lease including the material economic terms thereof prior to or promptly after the execution thereof. Subsequent to the expiration of the Property Approval Period, and continuing until the Closing (provided the Agreement has not been terminated), Seller will not enter into any New Leases without Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion, and which consent will be deemed to have been given by Buyer if Buyer does not notify Seller in writing to the contrary within three (3) business days after Seller provides written notice to Buyer of such New Lease. Notwithstanding anything to the contrary contained in this Agreement, Seller’s notifications and requests for consent pursuant to this Section 9.2 may be made by Seller solely by e-mail to Buyer’s Notice Address party described in Article I.

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9.3 Operation in the Ordinary Course. Subject to Sections 9.1 and 9.2, above, and except to the extent that such maintenance is the obligation of any tenant under the Leases, from the date of this Agreement until the Close of Escrow, Seller shall exert commercially reasonable efforts to (i) operate and manage the Property in the ordinary course and consistent with Seller’s past practices, (ii) maintain all present services and amenities in the ordinary course and consistent with Seller’s past practices, (iii) maintain the Property in good condition, repair and working order in the ordinary course and consistent with Seller’s past practices (but Seller shall not be required to make any capital improvements or incur any capital expenditures), and (iv) perform as and when due, and otherwise comply in all material respects with, all of Seller’s obligations and duties under the Leases, Pima Ground Sublease, Block 23 Ground Lease, and Approved Contracts. None of the Personal Property shall be removed from the Real Property by Seller, unless replaced by unencumbered personal property of equal or greater utility and value or unless otherwise obsolete and with no material utility to the remaining Property. All Personal Property and Intangible Personal Property shall be conveyed to Buyer by Seller at the Close of Escrow free from any liens, encumbrances or security interests of any kind or nature other than the Permitted Exceptions.

9.4 Additional Covenants. Except as otherwise expressly permitted pursuant to Section 9.1 or Section 9.2 above, prior to the Closing, (i) Seller is not permitted to grant, convey, execute, renew, extend, terminate, or amend any easement, lease (including, without limitation, the Pima Ground Sublease and Block 23 Ground Lease), license, or any other legal or beneficial interest in or to the Property without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed, (ii) Seller shall not violate, or willfully allow the violation of, any Government Regulations (as defined below) affecting the Property, and (iii) subject to the provisions of Section 8, Seller agrees to pay, prior to delinquency, all payments on any encumbrances or assessments presently affecting the Property and any and all taxes, assessments, and levies with respect to the Property through the Closing. Notwithstanding anything to the contrary contained in this Agreement, in connection with a real estate tax mitigation strategy with respect to the parcel of Real Property located at 3100 and 3200 West Ray Road, Chandler, Arizona 85226, Seller may execute and cause to be recorded (i) a certain minor land division map to effect a lot line adjustment between said parcels, and (ii) a certain special warranty deed between the Sellers owning the respective parcels of such Real Property to effect the conveyance of an internal parcel of land from one such Seller to the other (it being understood and agreed that, after giving effect to such conveyance, the Real Property collectively owned by such Sellers shall be the same as the Real Property collectively owned by such Sellers prior to such conveyance) and said instruments shall constitute Permitted Exceptions.

9.5 CC&Rs Estoppels. Upon Buyer’s preparation of its requested estoppel certificate forms and delivery of the same to Seller, Seller shall deliver to the applicable counterparties described below and request that the same execute and return to Seller estoppel certificates (for the benefit of Buyer) in substantially the form attached hereto as Exhibit P relating to all declarations of covenants, conditions, and restrictions that affect any portion of the Property, executed by the necessary parties thereto. Buyer will have the right to modify and/or add additional provisions to the form attached hereto as Exhibit P on a parcel by parcel basis in Buyer’s reasonable discretion. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, receipt of such estoppel certificates, or any of them, is not (and shall not be) a condition to either party’s obligations under this Agreement, including, without limitation, the obligations of the parties to proceed to Closing in accordance with the terms and conditions of this Agreement.

9.6 Ancillary Estoppels. Upon Buyer’s preparation of its requested estoppel certificate forms and delivery of the same to Seller, Seller shall deliver to the applicable counterparties under the Block 23 Ancillary Agreements and request that the same execute and return to Seller estoppel certificates (for the benefit of Buyer) in substantially the form attached hereto as Exhibit S or otherwise in the form and/or substance required under such applicable Block 23 Ancillary Agreements. Buyer will have the right to modify and/or add additional provisions to the form attached hereto as Exhibit S on a parcel by parcel basis in Buyer’s reasonable discretion. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, receipt of such estoppel certificates, or any of them, is not (and shall not be) a condition to either party’s obligations under this Agreement, including, without limitation, the obligations of the parties to proceed to Closing in accordance with the terms and conditions of this Agreement.

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9.7 Block 23 Ancillary Agreements. Buyer acknowledges that the City Payment Sharing Agreement, Marketing Agreement, and Marketing Revenue Sharing Agreement may not, by their terms, be assigned by Block 23 Seller without obtaining the written consent of the applicable counterparties thereto (collectively, the Third-Party Consents”). From and after the Effective Date and through the expiration of the Property Approval Period (and continuing through the Closing if not obtained by the expiration of the Property Approval Period), Block 23 Seller shall exert commercially reasonable efforts to obtain Third-Party Consents for each of the City Payment Sharing Agreement, Marketing Agreement, and Marketing Revenue Sharing Agreement; provided, however, that receipt of such Third-Party Consents, or any of them, is not (and shall not be) a condition to either party’s obligations under this Agreement, including, without limitation, the obligations of the parties to proceed to Closing in accordance with the terms and conditions of this Agreement. If any one or more Third-Party Consents has not been obtained at or prior to Closing, then the underlying agreement for which such Third-Party Consent has not been obtained will not be assigned at Closing and following Closing (a) Block 23 Seller shall continue to exert commercially reasonable efforts to obtain such outstanding Third-Party Consent(s) and upon receipt thereof, if at all, Block 23 Seller and Buyer shall each promptly execute and deliver to the other an Assignment of Contracts with respect to the agreement to which such Third-Party Consent relates, (b) any payments received by Block 23 Seller with respect to the City Payment Sharing Agreement, Marketing Agreement, or Marketing Revenue Sharing Agreement for which a Third-Party Consent remains outstanding shall be received and held by Block 23 Seller in trust for the sole benefit of Buyer and shall be promptly remitted to Buyer pursuant to its written payment instructions delivered to Block 23 Seller (the “Block 23 Payment Obligation”), (c) Seller shall indemnify, defend, and hold harmless Buyer for, from, and against any and all lost marketing and tax reimbursement revenues and income arising out of or resulting from Block 23 Seller’s failure to obtain a Third-Party Consent or failure to pay any amounts owed to Buyer pursuant to this Section 9.7, in each case, solely to the extent such revenue or income is actually received by Block 23 Seller (the “Block 23 Indemnity”), and (d) upon receipt of the final outstanding Third-Party Consent, Block 23 Seller’s execution and delivery of an Assignment of Contracts with respect to the agreement to which such Third-Party Consent relates, and Block 23 Seller’s payment to Buyer of any remaining amounts held by Block 23 Seller pursuant to subpart (b) above, all obligations and liabilities of Block 23 Seller under this Section 9.7 shall automatically and without further action terminate. The provisions of this Section 9.7 shall survive the Closing until terminated in accordance with the immediately preceding sentence.

10. AS-IS Sale and Purchase. Buyer acknowledges, by its initials as set forth below, that the provisions of this Section 10 have been required by Seller as a material inducement to enter into the contemplated transactions, and the intent and effect of such provisions have been explained to Buyer by Buyer’s counsel and have been understood and agreed to by Buyer.

10.1 Buyer’s Acknowledgment. As a material inducement to Seller to enter into this Agreement and to convey the Property to Buyer, Buyer hereby acknowledges and agrees that:

10.1.1 AS-IS. Except as otherwise expressly set forth in this Agreement, in any Seller Estoppel Certificate, or in the documents to be executed by Seller for the Closing, and subject to Seller’s representation and warranties set forth in Section 11 of this Agreement (collectively, the “Express Representations”), Buyer is purchasing the Property in its existing condition, “AS-IS, WHERE-IS, WITH ALL FAULTS,” and upon the Closing Date has made or has waived all inspections and investigations of the Property and its vicinity which Buyer believes are necessary to protect its own interest in, and its contemplated use of, the Property.

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10.1.2 No Representations. Except for the Express Representations, neither Seller, nor CIO, CIO OP, or any of their respective affiliates, predecessors, successors, partners, members and assigns, and their respective past, present and future partners, members, officers, directors, trustees, employees, agents, lenders, representatives, attorneys and all persons acting by, through, under or in concert with the foregoing, or any of them (Seller and all of said entities and individuals are collectively referred to herein as the “Seller Group”) has made any representation, warranty, inducement, promise, agreement, assurance or statement, directly or indirectly, oral or written, of any kind to Buyer upon which Buyer has or is relying, or in connection with which Buyer has made or will make any decisions concerning the Property or its vicinity including, without limitation, its use, condition, value, compliance with “Governmental Regulations,” as that term is defined below, the existence or absence of Hazardous Substances on or under the Property, or the permissibility, feasibility, or convertibility of all or any portion of the Property for any particular use or purpose, including, without limitation, its present or future prospects for sale, lease, development, occupancy or suitability as security for financing. As used in this Agreement, the following definitions shall apply: (i) the term “Governmental Regulations” means any laws (including “Environmental Laws,” as that term is defined below), ordinances, rules, requirements, resolutions, policy statements and regulations (including, without limitation, those relating to land use, subdivision, zoning, Hazardous Substances, occupational health and safety, handicapped access, water, earthquake hazard reduction, and building and fire codes) of any governmental or quasi-governmental body or agency claiming jurisdiction over the Property, (ii) the term “Environmental Laws” shall mean all federal, state and local laws, ordinances, rules and regulations now or hereafter in force, as amended from time to time, and all federal and state court decisions, consent decrees and orders interpreting or enforcing any of the foregoing, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 United States Code section 9601, et seq., the Resource Conservation and Recovery Act, 42 United States Code section 6901, et seq., and the Clean Water Act, 33 United States Code section 1251, et seq., (iii) “Hazardous Substances” shall mean any substance or material that is or becomes described as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in any of the Environmental Laws, and includes asbestos or asbestos containing material, petroleum (including, without limitation, flammable explosives, crude, oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum, petroleum-based products and petroleum additives and derived substances, lead-based paint, viruses, mold, fungi or bacterial matter, the group of compounds known as polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity.

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10.1.3 No Implied Warranties. Except with respect to any Express Representations, Seller hereby specifically disclaims: (a) all warranties implied by law arising out of or with respect to the execution of this Agreement, any aspect or element of the Property, or the performance of Seller’s obligations hereunder including, without limitation, all implied warranties of merchantability, habitability and/or fitness for a particular purpose; and (b) any warranty, guaranty or representation, oral or

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written, past, present or future, of, as to, or concerning (i) the nature and condition of the Property or other items conveyed hereunder, including, without limitation, the water, soil, and geology, the suitability thereof and of the Property or other items conveyed hereunder for any and all activities and uses which Buyer may elect to conduct thereon, the existence of any environmental hazards or conditions thereon (including but not limited to the presence of asbestos or other Hazardous Substances) or compliance with applicable Environmental Laws; (ii) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise; and (iii) the compliance of the property or other items conveyed hereunder or its operation with any Governmental Regulations.

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10.1.4 Information Supplied by Seller. Buyer specifically acknowledges and agrees that, except with respect to the Express Representations, the Seller Group has made no representation or warranty of any nature concerning the accuracy or completeness of any documents delivered or made available for inspection by Seller to Buyer, including, without limitation, the Due Diligence Items, and that Buyer has undertaken such inspections of the Property as Buyer deems necessary and appropriate and that Buyer is relying solely upon such investigations and not on any of the Due Diligence Items or any other information provided to Buyer by or on behalf of Seller. As to the Due Diligence Items, except with respect to the Express Representations, Buyer specifically acknowledges that they have been prepared by third parties with whom Buyer has no privity and Buyer acknowledges and agrees that no warranty or representation, express or implied, has been made, nor shall any be deemed to have been made, to Buyer with respect thereto, either by the Seller Group or by any third parties that prepared the same. Buyer specifically acknowledges that Seller has disclosed to Buyer the matters (collectively, “Special Disclosure Matters”) described on Schedule 1 attached hereto.

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10.1.5 Release. AS OF THE CLOSE OF ESCROW, BUYER AND THE BUYER PARTIES HEREBY FULLY AND IRREVOCABLY RELEASE AND FOREVER DISCHARGE THE SELLER GROUP OF AND FROM ANY AND ALL MANNER OF ACTION OR ACTIONS, CAUSE OR CAUSES OF ACTION, AT LAW OR IN EQUITY (INCLUDING, WITHOUT LIMITATION, IN TORT), SUITS, DEBTS, LIENS, CONTRACTS, AGREEMENTS, PROMISES, LIABILITIES, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS OR EXPENSES, OF ANY NATURE WHATSOEVER, KNOWN OR UNKNOWN, FIXED OR CONTINGENT (COLLECTIVELY, “CLAIMS”) THAT THE BUYER PARTIES MAY HAVE OR HEREAFTER ACQUIRE AGAINST EACH AND ANY OF THE SELLER GROUP ARISING FROM OR RELATED TO IN ANY WAY THE PROPERTY, THE CONDITION OF THE PROPERTY, THIS AGREEMENT, THE OTHER DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY LATENT OR PATENT CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS, COMPLIANCE WITH LAW MATTERS, THE PRESENCE, DISCOVERY OR REMOVAL OF HAZARDOUS SUBSTANCES AND OTHER ENVIRONMENTAL MATTERS WITHIN, UNDER OR UPON, OR IN THE VICINITY OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS AND THE SPECIAL DISCLOSURE MATTERS. THE FOREGOING RELEASE BY BUYER AND THE BUYER PARTIES SHALL INCLUDE, WITHOUT LIMITATION, ANY CLAIMS BUYER AND/OR THE BUYER PARTIES MAY HAVE PURSUANT TO ANY STATUTORY OR COMMON LAW RIGHT BUYER MAY HAVE TO RECEIVE DISCLOSURES FROM SELLER, INCLUDING, WITHOUT LIMITATION, ANY DISCLOSURES AS TO THE PROPERTY’S LOCATION WITHIN AREAS DESIGNATED AS SUBJECT TO FLOODING, FIRE,

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SEISMIC OR EARTHQUAKE RISKS BY ANY FEDERAL, STATE OR LOCAL ENTITY, THE PRESENCE OF HAZARDOUS SUBSTANCES ON OR BENEATH THE PROPERTY, THE NEED TO OBTAIN FLOOD INSURANCE, THE CERTIFICATION OF WATER HEATER BRACING AND/OR THE ADVISABILITY OF OBTAINING TITLE INSURANCE, OR ANY OTHER CONDITION OR CIRCUMSTANCE AFFECTING THE PROPERTY, ITS FINANCIAL VIABILITY, USE OR OPERATION, OR ANY PORTION THEREOF. THIS RELEASE INCLUDES CLAIMS OF WHICH BUYER IS PRESENTLY UNAWARE OR WHICH BUYER DOES NOT PRESENTLY SUSPECT TO EXIST IN ITS FAVOR WHICH, IF KNOWN BY BUYER, WOULD MATERIALLY AFFECT BUYER’S RELEASE OF THE SELLER GROUP.

Notwithstanding anything to the contrary set forth in this Section 10.1.5, the foregoing release is not intended to and does not cover or apply to (i) fraud by Seller, (ii) any breach by Seller of any of the Express Representations, (iii) as between Seller and any third party, any claim by such third party against Seller that arises out of any event occurring during Seller’s period of ownership of the Property, or (iv) any breach by Seller of an express obligation of Seller under this Agreement which by its terms survives the Close of Escrow.

10.2 Survival. This Section 10 shall survive any termination of this Agreement and the Closing.

11. Seller’s Representations and Warranties. Subject to the Special Disclosures Matters and the matters contained in the Due Diligence Items, if any, each Seller, as to itself only, hereby makes the following representations and warranties as of the Effective Date solely with respect to the Property owned by such Seller:

11.1 Formation; Authority. Seller is duly formed, validly existing, and in good standing under laws of the state of its formation. Seller has full power and authority to enter into this Agreement and to perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained. All requisite action has been taken (or will be taken prior to Closing) by Seller in connection with the entering into of this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

11.2 No Conflict. Neither the execution and delivery of this Agreement and the documents and instruments referenced herein, nor the occurrence of the obligations set forth herein, nor the consummation of the transaction contemplated herein, nor compliance with the terms of this Agreement and the documents and instruments referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreement or instrument to which Seller is a party.

11.3 Bankruptcy. Seller has not (a) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (b) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (c) made an assignment for the benefit of creditors.

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11.4 Prohibited Persons and Transactions.

11.4.1 Prohibited Persons; Foreign Corrupt Practices Act and Anti-Money Laundering. Neither Seller nor any of its affiliates, nor any of their respective members, partners or other equity holders, and none of their respective officers, directors or managers is, nor prior to Closing or the earlier termination of this Agreement, will they become a person or entity with whom U.S. persons or entities are restricted from doing business under (a) the Patriot Act (as defined below), (b) any other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including any “blocked” person or entity listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and any modifications thereto or thereof or any other person or entity named on OFAC’s Specially Designated Blocked Persons List) or (c) any other U.S. statute, Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action (collectively, “Prohibited Persons”). During Seller’s period of ownership of the Property, Seller, and to Seller’s Knowledge, its employees and any person or entity (“Person”) acting on its behalf have at all times fully complied with, and are currently in full compliance with, the Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption laws. Seller is not entering into this Agreement, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. As used herein, “Patriot Act” shall mean the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the U.S. government and its various executive departments, agencies and offices interpreting and implementing the Patriot Act.

11.4.2 Prohibited Transactions. Seller shall not, directly or indirectly, use, lend or otherwise make available the proceeds paid to it under this Agreement to any subsidiary, joint venture partner or other person or entity to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is a Prohibited Person.

11.5 Leases. Other than the Leases listed on Exhibit I hereto, any New Leases executed in accordance with Section 9.2, above, and as disclosed in the Title Commitment, to Seller’s knowledge Seller is not currently a party to any other leases, licenses or other similar occupancy agreements with respect to the leasing or occupancy of the Property. Buyer acknowledges and agrees that the expiration or termination of any Lease or New Lease on or prior to Closing shall not constitute a change of representation or warranty under this Article 11. Seller has delivered to Buyer true, correct, and complete copies of the Leases that are in Seller’s actual physical possession. As of the Effective Date, the Leases are each in full force and effect and have not been previously amended or modified by Seller, except for those amendments or modifications that are disclosed in Exhibit I hereto or copies of which have otherwise been provided to Buyer by Seller. As of the Effective Date, Seller has not delivered to any tenant under a Lease, and Seller has not received from any tenant under a Lease, a notice of default under the Lease which has not otherwise been cured. To Seller’s knowledge and except for Buyer’s rights under this Agreement, no person has any options, rights of first refusal, rights of offer, or other preferential rights to purchase Seller’s interest in the Real Property. Seller is the current owner of the landlord’s interest under the Leases.

11.6 Legal Compliance. Except as otherwise disclosed in the Due Diligence Items, Seller has not received any written notice alleging or asserting that the Property or any condition existing thereon or any present use thereof currently violates any Governmental Regulations (including, without limitation, any Environmental Laws) or declarations of covenants, conditions, and restrictions (or similar documents) applicable to the Property, which violation remains unremedied.

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11.7 Litigation. To Seller’s knowledge, and except as otherwise disclosed in the Due Diligence Items, Seller has not received written notice of any litigation, arbitration or other legal or administrative suit, action, proceeding or investigation of any kind pending or threatened in writing against or involving Seller relating to the Property or any part thereof, including, but not limited to, any condemnation action relating to the Property or any part thereof.

11.8 Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

11.9 No Violations of Environmental Laws. To Seller’s knowledge, and except as otherwise disclosed in the Due Diligence Items: (a) the Property is not in, nor has it been during Seller’s ownership of the Property, or is it currently under investigation by any governmental authority for violation of any Environmental Laws, which violation remains uncured; (b) during Seller’s ownership thereof, the Property has not been subject to a deposit or release of any Hazardous Substance in violation of any Environmental Laws that has not otherwise been remediated in compliance with Environmental Laws; (c) neither Seller nor any third party has used, generated, manufactured, stored, released, or disposed in, at, on, or under the Property any Hazardous Substance in violation of Environmental Laws, that have not otherwise been remediated in compliance with Environmental Laws; and (d) there is not now in, on, or under the Property any underground or above ground storage tanks or surface impoundments, any asbestos containing materials, or any polychlorinated biphenyls used in hydraulic oils, electrical transformers, or other equipment, unless maintained in accordance with all Environmental Laws.

11.10 No Liens. As of the Effective Date only, to Seller’s knowledge and except as now or hereafter otherwise disclosed in the Title Commitment, there are no mechanic’s or materialmen’s liens or similar claims or liens now asserted against the Property for work performed or commenced prior to the Effective Date.

11.11 Condemnation. Seller has not received written notice of any condemnation proceedings relating to the Real Property that are currently pending or threatened.

11.12 Employees. There are no employees who are employed by Seller in the operation, management or maintenance of the Property whose employment with Seller in such operation, management or maintenance will continue after the Closing. There will be no obligations concerning any employees of Seller which will be binding upon Buyer or the Property following the Closing.

11.13 Contracts. To Seller’s knowledge, the Approved Contracts are each in full force and effect and have not been previously amended or modified by Seller, except for those amendments copies of which have been provided to Buyer by Seller. Seller has not delivered to any party under an Approved Contract, and Seller has not received from any party under an Approved Contract, a notice of material default under the Approved Contract which has not otherwise been cured or will not otherwise be cured at or prior to Closing.

11.14 Block 23 Ancillary Agreements. To Seller’s knowledge, the Block 23 Ancillary Agreements are each in full force and effect and have not been previously amended or modified by Seller, except for those amendments copies of which have been provided to Buyer by Seller. Seller has not delivered to any party under a Block 23 Ancillary Agreement, and Seller has not received from any party under a Block 23 Ancillary Agreement, a notice of material default under the Block 23 Ancillary Agreement which has not otherwise been cured or will not otherwise be cured at or prior to Closing. Except for this Agreement, the Leases, Contracts, and as otherwise included or disclosed in the Title Commitment and Due Diligence Items, to Seller’s knowledge, Seller is not, as of the Effective Date, a party to any material agreement concerning the Block 23 Ground Lease or the generation of revenue for the Block 23 Real Property other than the Block 23 Ancillary Agreements.

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11.15 Subsequent Changes. Each of the foregoing representations and warranties of Seller shall be deemed remade as of Closing, subject to the following provisions of this Section 11.15 and other provisions of this Agreement. If after the Effective Date Seller obtains knowledge of any fact or circumstance which would materially and adversely change one of its foregoing representations or warranties, then Seller will promptly give written notice of such changed fact or circumstance to Buyer. Upon Buyer receiving such written notice of any fact or circumstance which would materially and adversely change any of the representations or warranties contained in this Section 11 or elsewhere in this Agreement or in any other document to be executed by Seller for the Closing (collectively, “Seller’s Representations”) or would otherwise constitute a breach thereof by Seller and provided that such fact or circumstance was not contained in the Due Diligence Items or any other materials provided or made available to Buyer by Seller or received by Buyer from any third party (including without limitation any report provided to Buyer by any contractor or consultant engaged by Buyer in connection with Buyer’s investigation of the Property), in each case on or prior to the Contingency Date, Buyer, as its sole and exclusive remedy at law or in equity, shall have the option of (i) waiving the breach of warranty or change, and proceeding with the Close of Escrow, or (ii) terminating this Agreement, in which event the Deposit and any other funds deposited by Buyer into the Escrow and all interest earned thereon shall be returned to Buyer so long as Buyer is not then in breach or default under this Agreement (subject to any applicable notice and cure period expressly set forth in this Agreement). Any such election shall be made by Buyer not later than three (3) business days from Buyer receiving such written notice. Notwithstanding the foregoing, if Buyer elects to proceed under clause (ii) above, Seller shall have the right, in its sole discretion, within three (3) business days following receipt of such election from Buyer, to elect by written notice to Buyer to cure such matter prior to Closing (and for purposes of effectuating such cure Seller shall have the right to postpone the Closing Date for up to thirty (30) days by written notice thereof delivered to Buyer and Escrow Holder on or prior to the then-scheduled Closing Date). If Seller makes such foregoing election, then Buyer’s original notice under clause (ii) above shall be deemed Buyer’s election to not terminate this Agreement and proceed pursuant to clause (i) above. If Buyer does not timely elect to terminate this Agreement pursuant to this Section 11.15, then Buyer shall be deemed to have (i) irrevocably elected to waive its rights to terminate this Agreement pursuant to this Section 11.15, (ii) elected to acquire the Property on the terms set forth in this Agreement, and (iii) waived all remedies at law or in equity with respect to any changed Seller’s Representations resulting from the facts or circumstances disclosed by Seller in its written notice to Buyer prior to Closing and Seller’s Representations shall be deemed to have been modified by all such disclosures. Anything contained herein to the contrary notwithstanding, if (x) Buyer has actual knowledge of any inaccuracy in any of Seller’s Representations, whether as a result of notice from Seller, Buyer’s own investigations or inquiries or otherwise, or (y) any information contained in the Due Diligence Items or any other materials provided or made available to Buyer by Seller or received by Buyer from any third party (including without limitation any report provided to Buyer by any contractor or consultant engaged by Buyer in connection with Buyer’s investigation of the Property), in each case that is provided or made available to or received by Buyer on or before the date that is five (5) business days prior to the expiration of the Property Approval Period, is in any way inconsistent with any of Seller’s Representations, whether or not actually known to Buyer, and notwithstanding clause (x) and clause (y) Buyer nonetheless proceeds with the Closing of the transactions contemplated hereby, then Seller’s Representations shall be deemed qualified and amended or modified to the full extent of Buyer’s knowledge and such inconsistent information, Buyer shall be deemed to have accepted and approved Seller’s Representations as so qualified and amended or modified, and Buyer shall have no right or remedy, and Seller shall have no obligation or liability, on account thereof. In no event shall Seller be liable to Buyer for (except to the extent expressly elected by Seller pursuant to this Section 11.15), or be deemed to be in default under this Agreement by reason of, any breach of a representation or warranty if Buyer had knowledge thereof prior to Closing. The foregoing provisions of this Section 11.15 shall not serve to limit Buyer’s rights and remedies under Section 16.1 of this Agreement with respect to any default by Seller under this Agreement (subject to any applicable notice and cure periods expressly set forth in this Agreement) that also causes any of Seller’s Representations to no longer be accurate in any material respect.

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11.16 Seller’s Knowledge. Whenever phrases such as “to Seller’s knowledge” or “Seller has no knowledge” or similar phrases are used in the foregoing representations and warranties or otherwise used herein with regard to the “knowledge” of Seller, they will be deemed to refer exclusively to matters within the current actual (as opposed to constructive or imputed) knowledge of the Seller’s Representative. Seller represents and warrants to Buyer that such person is the individual within Seller’s organization who has the most knowledge about the matters covered in this Section 11. No duty of inquiry or investigation on the part of Seller or Seller’s Representative will be required or implied by the making of any representation or warranty which is so limited to matters within Seller’s current actual knowledge, and in no event shall Seller’s Representative have any personal liability therefor.

11.17 Survival. All of the foregoing representations and warranties of Seller, as remade and/or updated as of the Closing in accordance with the terms of this Agreement, will survive Closing for a period of ninety (90) days following the Closing (the “Survival Period”). No claim for a breach of any representation or warranty of Seller will be actionable or payable if (i) Buyer does not notify Seller in writing of such breach and commence a “legal action” thereon within said Survival Period, or (ii) the breach in question results from or is based on a condition, state of facts or other matter which was actually known to Buyer (or deemed to have been known to Buyer in accordance with Section 11.15, above) to Buyer prior to Closing.

12. Buyer’s Representations and Warranties. In addition to any express agreements of Buyer contained herein, the following constitute representations and warranties of Buyer, which shall be true and correct as of the date of this Agreement and as of the Closing and shall survive Closing for a period of ninety (90) days:

12.1 Formation; Authority. Buyer is duly formed, validly existing and in good standing under the laws of the state of its formation. Buyer has full power and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby. All requisite action has been taken by Buyer in connection with the entering into this Agreement and the instruments referenced herein, and the consummation of the transactions contemplated hereby. The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof.

12.2 No Conflict. Neither the execution and delivery of this Agreement and the documents and instruments referenced herein, nor the occurrence of the obligations set forth herein, nor the consummation of the transaction contemplated herein, nor compliance with the terms of this Agreement and the documents and instruments referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreement or instrument to which Buyer is a party.

12.3 Bankruptcy. Buyer has not (a) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (b) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (c) made an assignment for the benefit of creditors.

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12.4 Prohibited Persons and Transactions.

12.4.1 Prohibited Persons; Foreign Corrupt Practices Act and Anti-Money Laundering. Neither Buyer nor any of its affiliates, nor any of their respective members, partners or other equity holders, and none of their respective officers, directors or managers is, nor prior to Closing or the earlier termination of this Agreement, will they become a Prohibited Person. Buyer, and to Buyer’s knowledge, its employees and any Person acting on its behalf have at all times fully complied with, and are currently in full compliance with, the Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption laws. Buyer is not entering into this Agreement, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering.

12.4.2 Prohibited Transactions Buyer shall not, directly or indirectly, use, lend or otherwise make available the proceeds paid to it under this Agreement to any subsidiary, joint venture partner or other person or entity to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is a Prohibited Person.

12.5 ERISA. Buyer is not a “benefit plan investor” within the meaning of 29 C.F.R. 2510.3-101, as modified by Section (3)(42) of the Employee Retirement Income Security Act of 1974, as amended.

12.6 Litigation. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which could challenge or impair Buyer’s ability to enter into this Agreement or perform its obligations hereunder or under any of the documents to be delivered by Buyer at Closing.

13. Casualty and Condemnation.

13.1 Material Casualty. In the event that prior to the Close of Escrow the Real Property, or any material portion thereof, is destroyed or materially damaged, Buyer shall have the right, exercisable by giving written notice to Seller within ten (10) days after receipt of written notice of such damage or destruction, either (i) to terminate this Agreement in which event the Deposit and all interest accrued thereon shall be promptly returned to Buyer, any other money or documents in Escrow shall be returned to the party depositing the same, and the provisions of Section 4.4 shall apply, or (ii) to accept the Real Property in its then condition and to proceed with the consummation of the transaction contemplated by this Agreement, with an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage, and to receive an assignment of all of Seller’s rights to any insurance proceeds payable by reason of such damage or destruction, other than rental abatement/rent loss insurance attributable to the period of time prior to the Closing which shall be retained by or paid to Seller. If Buyer fails to deliver written notice to Seller of Buyer’s election within the time period specified in this paragraph, Buyer shall be deemed to have elected the alternative under clause (i) above. If Buyer elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer’s prior written consent.

13.2 Non-Material Casualty. In the event that prior to the Close of Escrow there is any non-material damage to the Real Property, or any part thereof, and no Tenant of all or a portion of the Property is obligated by the terms of its Lease to repair such damage or destruction, Seller shall, subject to the following sentence, repair or replace such damage prior to the Close of Escrow. Notwithstanding the preceding sentence, in the event Seller elects not to or is unable to repair or replace such damage, Seller

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shall notify Buyer in writing of such fact and Buyer shall thereafter accept the Real Property in its then condition, and proceed with the transaction contemplated by this Agreement and Buyer shall receive an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage, and Buyer shall be entitled to an assignment of all of Seller’s rights to any insurance proceeds payable by reason of such damage or destruction, other than rental abatement/rent loss insurance attributable to the period of time prior to the Closing which shall be retained by or paid to Seller, and only if and to the extent such deductible is not any Tenant’s responsibility under any Lease. In the event Seller does not repair or replace such damages, Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer’s prior written consent.

13.3 Material Condemnation. In the event that prior to the Close of Escrow, all or any material portion of the Real Property is subject to a taking by a public or governmental authority, Buyer shall have the right, exercisable by giving written notice to Seller within ten (10) days after receiving written notice of such taking, either (i) to terminate this Agreement, in which event the Deposit and all interest accrued thereon shall be promptly returned to Buyer, any other money or documents in Escrow shall be returned to the party depositing the same, and (ii) to accept the Real Property in its then condition, without a reduction in the Purchase Price, and to receive an assignment of all of Seller’s rights to any condemnation award or proceeds payable by reason of such taking (other than any award or proceeds applicable to pre-Closing periods, for example in the case of a temporary taking). If Buyer fails to deliver written notice to Seller of Buyer’s election within the time period specified in this paragraph, Buyer shall be deemed to have elected alternative (i) above. If Buyer elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such award without Buyer’s prior written consent.

13.4 Non-Material Condemnation. In the event that prior to the Close of Escrow, any non-material portion of the Real Property is subject to a taking by any public or governmental authority, Buyer shall accept the Real Property in its then condition and proceed with the consummation of the transaction contemplated by this Agreement, in which event Buyer shall be entitled to an assignment of all of Seller’s rights to any award or proceeds payable in connection with such taking (other than any award or proceeds applicable to pre-Closing periods, for example in the case of a temporary taking). In the event of any such non-material taking, Seller shall not compromise, settle or adjust any claims to such award without Buyer’s prior written consent.

13.5 Materiality Standard. For purposes of this Section 13, damage to the Real Property or a taking of a portion thereof shall be deemed to involve a material portion thereof if (i) the estimated cost of restoration or repair, as estimated by Buyer and Seller in their reasonable discretion, of such damage shall exceed five percent (5%) of the Purchase Price, (ii) the amount of the condemnation award with respect to such taking shall exceed five percent (5%) of the Purchase Price, or (iii) the landlord or lessor is entitled to terminate the Block 23 Ground Lease or Pima Ground Sublease as a result of such damage, unless such termination right is waived in writing prior to Buyer’s termination of this Agreement in accordance with the foregoing provisions of this Section 13.

13.6 Notice of Casualty and Condemnation. Seller agrees to give Buyer prompt written notice of any taking of, proposed taking of, damage to or destruction of the Real Property.

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14. Notices. All notices, consents, requests, reports, demands or other communications hereunder (collectively, “Notices”) shall be in writing and shall be given personally or by Federal Express (or other reputable overnight delivery service) or by email as follows:

To Seller:	c/o City Office REIT, Inc.
666 Burrard Street, Suite 3210
Vancouver, BC V6C 2X8
Attn: James Farrar
E-mail: jfarrar@cioreit.com

With a copy to:	Miller, Canfield, Paddock and Stone, P.L.C.
101 North Main Street, 7th Floor
Ann Arbor, Michigan 48104
Attn: Joseph M. Fazio, Esq.
E-mail: Fazio@millercanfield.com

To Buyer:	At Buyer’s Notice Address set forth in the Summary and Definition of Basic Terms.

With a copy to:	SWVP Acquisitions LLC
12770 El Camino Real, Suite 200
San Diego, CA 92130
Attn: Kirk Carson, Esq.
E-mail: kcarson@swvp.com

And with a copy to:	Fennemore
2394 E. Camelback Rd., Suite 600
Phoenix, AZ 85016
Attn: James Bond
E-mail: jbond@fennemorelaw.com

To Escrow Holder:	At Escrow Holder’s Address set forth in the Summary and Definition of Basic Terms.

or to such other address or such other person as the addressee party shall have last designated by Notice to the other party. Any Notice will be deemed given on the date of receipted delivery, the date of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no Notice was given. Notwithstanding the foregoing, to the extent a Notice is delivered via electronic mail, then such Notice shall be deemed given upon the date of transmission of such e-mail if transmitted prior to 5:00pm (Arizona time), provided, that, in the case of any notice alleging a default or breach of this Agreement by the recipient thereof, a copy of such notice shall also be delivered by personal delivery or by overnight delivery service within one (1) business day thereafter. In any event, the party delivering Notice shall use commercially reasonable efforts to provide a courtesy copy of each such Notice to the receiving party via electronic mail.

15. Broker Commissions. With respect to the transaction contemplated by this Agreement, Seller and Buyer each represents to the other that no brokerage commission, finder’s fee or other compensation of any kind is due or owing to any person or entity other than to Broker pursuant to a separate written agreement between Seller and Broker. Each party hereby agrees that if any person or entity makes a claim for brokerage commissions or finder’s fees related to the sale of the Property by Seller or the acquisition of the Property by Buyer, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, then said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys’ fees) in connection therewith. The provisions of this paragraph shall survive Closing or any termination of this Agreement.

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16. Default.

16.1 Default by Seller. In the event that Seller fails to perform any of the material covenants or agreements contained herein which are to be performed by Seller and Seller does not cure such failure within five (5) business days of receipt of written notice thereof from Buyer (provided that no such notice and cure right shall apply to Seller’s failure to consummate the Closing on the Closing Date in accordance with the terms and conditions of this Agreement and such failure shall constitute an immediate default hereunder), Buyer may, at its option and as its exclusive remedy, either (i) subject to the terms of Section 11.9 above, terminate this Agreement by giving written notice of termination to Seller whereupon Escrow Holder will return to Buyer the Deposit, Seller shall reimburse Buyer for the actual, documented, out-of-pocket costs and expenses incurred by Buyer in connection with this transaction in an amount not to exceed $300,000.00, and both Buyer and Seller will be relieved of any further obligations or liabilities hereunder, except for those obligations which expressly survive any termination hereof, or (ii) Buyer may seek specific performance of this Agreement; provided, however, if specific performance is not available to Buyer due to Seller’s willful and voluntary conveyance or encumbrance of the Property, then Buyer shall have the right to bring a claim for actual, direct damages (but not consequential, incidental, punitive, or any other indirect or special damages) against Seller. Buyer shall be deemed to have elected to terminate this Agreement and receive back the Deposit if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the date upon which the Closing was to have occurred. Except as specifically set forth in this Section 16.1, Buyer does hereby specifically waive any right to pursue any other remedy at law or in equity for any default of Seller under this Agreement, including, without limitation, any right to seek, claim or obtain damages, punitive damages or consequential damages.

16.2 Default by Buyer. IN THE EVENT THAT BUYER FAILS TO PERFORM ANY OF THE MATERIAL COVENANTS OR AGREEMENTS CONTAINED HEREIN WHICH ARE TO BE PERFORMED BY BUYER AND BUYER DOES NOT CURE SUCH FAILURE WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF WRITTEN NOTICE THEREOF FROM SELLER (PROVIDED THAT NO SUCH NOTICE AND CURE RIGHT SHALL APPLY TO BUYER’S FAILURE TO CONSUMMATE THE CLOSING ON THE CLOSING DATE IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND SUCH FAILURE SHALL CONSTITUTE AN IMMEDIATE DEFAULT HEREUNDER), SELLER MAY, AT ITS OPTION AND AS ITS SOLE AND EXCLUSIVE REMEDY, TERMINATE THIS AGREEMENT BY GIVING WRITTEN NOTICE OF TERMINATION TO BUYER AND ESCROW HOLDER, WHEREUPON ESCROW HOLDER WILL DELIVER THE DEPOSIT TO SELLER AS LIQUIDATED DAMAGES. BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE BUYER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT BUYER DEFAULTS IS AND SHALL BE AN AMOUNT EQUAL TO THE DEPOSIT, TOGETHER WITH THE ACCRUED INTEREST THEREON; AND, AS SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), SAID AMOUNT SHALL BE DISBURSED TO SELLER AS THE FULL, AGREED AND LIQUIDATED DAMAGES FOR A BREACH OF THIS AGREEMENT BY BUYER, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN RESPECT OF BUYER’S BREACH OF THIS AGREEMENT BEING HEREIN EXPRESSLY WAIVED BY SELLER. SUCH PAYMENT OF THE DEPOSIT IS NOT INTENDED AS A PENALTY, BUT AS FULL LIQUIDATED DAMAGES. NOTHING CONTAINED IN THIS SECTION SHALL LIMIT SELLER’S RIGHT TO RECEIVE REIMBURSEMENT FOR COSTS AND EXPENSES PURSUANT TO SECTION 18.5 BELOW, NOR WAIVE OR AFFECT BUYER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER OBLIGATIONS OF BUYER THAT BY THEIR TERMS SURVIVE THE TERMINATION OF THIS AGREEMENT.

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/s/ GT	/s/ MS
SELLER’S INITIALS	BUYER’S INITIALS

16.3 Waivers. AS A MATERIAL CONSIDERATION FOR SELLER ENTERING INTO THIS AGREEMENT, BUYER EXPRESSLY WAIVES FOR ANY DEFAULT BY SELLER (A) ANY RIGHT UNDER ANY STATE OR FEDERAL STATUTE, OR AT COMMON LAW OR OTHERWISE TO RECORD OR FILE A LIS PENDENS OR A NOTICE OF PENDENCY OF ACTION OR SIMILAR NOTICE AGAINST ALL OR ANY PORTION OF THE PROPERTY UNLESS AND UNTIL BUYER HAS ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT AND HAS FILED AN ACTION SEEKING SUCH REMEDY, (B) ANY RIGHT TO SEEK DAMAGES IN THE EVENT OF SELLER’S DEFAULT HEREUNDER EXCEPT AS PROVIDED ABOVE, AND (C) ITS RIGHT TO BRING ANY ACTION THAT WOULD IN ANY WAY AFFECT TITLE TO OR RIGHT OF POSSESSION OF ALL OR ANY PORTION OF THE PROPERTY EXCEPT AS PROVIDED ABOVE. BUYER ACKNOWLEDGES AND AGREES THAT PRIOR TO THE CLOSING, BUYER SHALL NOT HAVE ANY RIGHT, TITLE OR INTEREST IN AND TO THE PROPERTY OR ANY PORTION THEREOF UNLESS AND UNTIL BUYER HAS ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT AND HAS FILED AN ACTION SEEKING SUCH REMEDY. BUYER HEREBY EVIDENCES ITS SPECIFIC AGREEMENT TO THE TERMS OF THIS WAIVER BY PLACING ITS SIGNATURE OR INITIALS IN THE SPACE PROVIDED HEREINAFTER.

/s/ MS	/s/ GT
BUYER’S INITIALS	SELLER’S INITIALS

16.4 Indemnities; Defaults After Closing or Termination. The limitations on the parties’ remedies set forth in Sections 16.1 and 16.2, above, will not be deemed to prohibit either party from (i) specifically seeking indemnification from the other for any matter with respect to which such other party has agreed hereunder to provide indemnification or from seeking damages from such other party in the event such other party fails or refuses to provide such indemnification; (ii) subject to the terms, conditions and limitations of this Agreement, seeking damages incurred during the period of time after Closing that a representation or warranty given as of the Closing Date by the other party hereunder survives Closing, for the other party’s breach of such representation or warranty discovered after such Closing; or (iii) subject to the terms, conditions and limitations of this Agreement seeking damages or such equitable relief as may be available for the other party’s failure to perform after any termination of this Agreement any obligation hereunder which expressly survives such termination; provided, however, that in no event whatsoever will either party be entitled to recover from the other any punitive, consequential or speculative damages under or in connection with this Agreement. This Section 16.4 shall survive any termination of this Agreement and the Closing.

/s/ GT	/s/ MS
SELLER’S INITIALS	BUYER’S INITIALS

16.5 Limited Liability. Notwithstanding anything to the contrary herein, Buyer on its own behalf and on behalf of its agents, members, partners, employees, representatives, officers, directors, agents, related and affiliated entities, successors and assigns (collectively, the “Buyer Parties”) hereby agrees that in no event or circumstance shall any of the members, partners, employees, representatives, officers,

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directors, agents, property management company, affiliated or related entities of Seller or Seller’s property management company, have any personal liability under this Agreement. Seller on its own behalf and on behalf of its agents, members, partners, employees, representatives, related and affiliated entities, successors and assigns hereby agrees that in no event or circumstance shall any of the Buyer Parties have any personal liability under this Agreement. Notwithstanding anything to the contrary contained herein: (i) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty, indemnity, and/or covenant of Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, any Seller Estoppel Certificate and the Exhibits attached hereto (collectively, the “Other Documents”) shall, under no circumstances whatsoever, exceed One Million and No/100 Dollars ($1,000,000.00) (the “Cap Amount”); and (ii) no claim by Buyer alleging a breach by Seller of any representation, warranty, and/or covenant of Seller contained herein or any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty, and/or covenant is for an aggregate amount in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the Cap Amount set forth in clause (i) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto. Buyer agrees to first seek recovery under any insurance policies, title policies and other applicable agreements prior to seeking recovery from Seller, and Seller shall not be liable to Buyer to the extent Buyer’s claim is actually satisfied from such insurance policies, title policies or other applicable agreements. Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller be liable for any consequential damages of Buyer or any punitive or special damages with respect to Seller’s obligations under this Agreement, the Other Documents or otherwise with respect to the Property. Notwithstanding the foregoing provisions of this Section 16.5 or any other provisions of this Agreement to the contrary, the Cap Amount and Floor Amount will not apply to the Block 23 Payment Obligation, the Block 23 Indemnity, or the provisions set forth in Section 8.10. This Section 16.5 shall survive any termination of this Agreement and the Closing.

17. Assignment. Buyer may not assign, transfer or convey its rights and obligations under this Agreement or in the Property without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed, and no such approved assignment shall relieve Buyer from its liability under this Agreement. Seller consents in advance (and no further consent is required) to an assignment (or one or more partial assignments) by Buyer to any entity controlling, controlled by, or under common control with, Buyer (each, an “Affiliate”) for the purpose of acquiring one or more specific parcels comprising the Property, provided that (a) Buyer shall send Seller written notice of its request at least ten (10) business days prior to Closing, which request shall include the legal name and structure of the proposed assignee, as well as any other information that Seller may reasonably request, (b) Buyer and the proposed assignee shall execute an assignment and assumption of this Agreement in commercially reasonable form, (c) in no event shall any assignment of this Agreement release or discharge Buyer from any liability or obligation hereunder unless expressly agreed otherwise by Seller in writing, and (d) in no event shall any assignment of this Agreement interfere with or restrict Seller’s ability to qualify the sale of the Property as an exchange of like-kind property in accordance with the terms of Section 19 below. For the avoidance of doubt but subject to the foregoing provisions of this Section 17, Buyer shall be permitted to assign separate portions of this Agreement to multiple Affiliates, such that different Affiliates may take title to different parcels of the Property. The Closing documents shall be modified as necessary to reflect such assignments, including separate conveyance instruments, prorations, and tax reporting for each applicable Affiliate.

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18. Miscellaneous.

18.1 Governing Law. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Arizona.

18.2 Partial Invalidity. If any term or provision or portion thereof of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision or portion thereof to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

18.3 Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

18.4 Successors and Assigns. Subject to the provisions of Section 17, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

18.5 Professional Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit and any appeals therefrom, and enforcement of any judgment in connection therewith, including actual attorneys’ fees, accounting and engineering fees, and any other professional fees resulting therefrom. This Section 18.5 shall survive any termination of this Agreement and the Closing.

18.6 Entire Agreement. This Agreement (including all Exhibits attached hereto) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute a single instrument. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

18.7 Time of Essence/Business Days. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence in this Agreement as to each and every term, condition, obligation and provision hereof in which time is an element of performance and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a non-curable (but waivable) default under this Agreement by the party so failing to perform. Unless the context otherwise requires, all periods terminating on a given day, period of days, or date shall terminate at 5:00 p.m. (Pacific time) on such date or dates, and references to “days” shall refer to calendar days except if such references are to “business days” which shall refer to days which are not Saturday, Sunday or a legal holiday. Notwithstanding the foregoing, if any period terminates on a Saturday, Sunday or a legal holiday, under the laws of the State of Arizona, the termination of such period shall be on the next succeeding business day.

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18.8 Construction. Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to sections are to this Agreement. All exhibits referred to in this Agreement are attached and incorporated by this reference. In the event the date on which Buyer or Seller is required to take any action under the terms of this Agreement is not a business day, the action shall be taken on the next succeeding business day.

18.9 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller Group and Buyer only and are not for the benefit of any third party; and, accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

18.10 Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts and shall be valid and binding with the same force and effect as if all parties had executed the same Agreement. To facilitate the execution and/or delivery of this Agreement, the parties may execute and/or exchange signatures to this Agreement by facsimile transmission, electronic delivery of a PDF copy of the executed Agreement, or by any other means permitted under the Electronic Signatures in Global and National Commerce Act (the ESIGN Act), including, without limitation, through use of DocuSign or similar electronic signature software, which facsimile and PDF copies and electronic signatures shall be deemed valid and binding to the same extent as originals.

18.11 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Buyer. This Section 18.11 will survive the Closing.

19. 1031 Exchange. Upon the request of a party hereto (the “Requesting Party”), the other party (the “Cooperating Party”) shall cooperate with the Requesting Party in Closing the sale of the Property in accordance with this Agreement so as to qualify such transaction as an exchange of like-kind property; provided, however, the Cooperating Party shall not be required to take title to any exchange property and the Cooperating Party will not be required to agree to or assume any covenant, obligation or liability in connection therewith, the Closing hereunder shall not be delayed as a result of, or conditioned upon, such exchange, the Requesting Party shall pay all costs associated with such exchange, and the Requesting Party shall remain primarily liable under this Agreement and indemnify the Cooperating Party from any liability in connection with such exchange.

20. Buyer Confidentiality. Buyer agrees that (a) except as otherwise provided or required by valid law, (b) except to the extent Buyer considers such documents or information reasonably necessary to prosecute and/or defend any claim made with respect to the Property or this Agreement, (c) except to the extent reasonably necessary to deliver such documents or information to Buyer’s employees, paralegals, attorneys, consultants, partners, investors, and/or lenders in connection with Buyer’s evaluation of this transaction, and (d) except for information or documents that are generally and readily available to the public or involve a third party (such as, without limitation, the Leases, Contracts, certificates of occupancy, etc.) unless Seller is otherwise bound by any confidentiality or non-disclosure obligation to such third party, (i) Buyer, Buyer’s Parties and Buyer’s agents and consultants (collectively, the “Buyer’s Representatives”), shall keep the contents of this Agreement and the terms hereof and any materials,

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reports, documents, data, test results, and other information related to the transaction contemplated hereby, together with all other materials prepared by or for Buyer, with or that contain any such information, including, without limitation, the Due Diligence Items and all information regarding Buyer’s acquisition or ownership of the Property, strictly confidential, (ii) Buyer and Buyer’s Representatives shall keep and maintain the contents of this Agreement, including, without limitation, the amount of consideration being paid by Buyer for the Property strictly confidential, and (iii) Buyer and Buyer’s Representatives shall refrain from generating or participating in any publicity or press release regarding this transaction without the prior written consent of Seller. Buyer acknowledges that significant portions of the Due Diligence Items are proprietary in nature and that Seller would suffer significant and irreparable harm in the event of the misuse or disclosure of the Due Diligence Items. Without affecting any other rights or remedies that either party may have, Buyer acknowledges and agrees that Seller shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any breach, threatened breach or anticipatory breach of the provisions of this Section 20 by Buyer or any of Buyer’s Representatives. In addition, Buyer agrees that the provisions of this Section 20 shall supersede any prior confidentiality or access agreements made by Buyer (or its affiliate) in favor of Seller as of the date of this Agreement. The provisions of this Section 20 shall survive any termination of this Agreement but shall not survive the Closing except for Buyer’s covenants in clauses (ii) and (iii) hereof which covenants shall survive the Closing, but the foregoing shall not restrict Buyer’s ability to communicate with tenants, vendors, governmental agencies, investors, lenders, or the public regarding its ownership, operation, or marketing of the Property following the Closing.

21. Seller Press Release; Disclosure of Information. Seller agrees that, during the pendency of this Agreement and prior to Closing, it will not disclose the terms of this Agreement to any third party, except as is otherwise provided or contemplated in this Agreement or as reasonably required for Seller to perform its obligations under this Agreement. Notwithstanding any provision to the contrary set forth in this Agreement, Seller and members of the Seller Group shall be entitled at any time to (i) make any disclosures in filings with the U.S. Securities Exchange Commission or in connection with audits or the offering of securities or as otherwise required in order to comply with any Governmental Regulations applicable to Seller or any member of the Seller Group, (ii) make customary disclosures on investor/earnings calls or meetings or in earning releases (or the operation of the business of Seller or any member of the Seller Group), (iii) issue press releases in the ordinary course of business announcing that Seller is under contract to sell the Property, including customary disclosures; provided, however, that, except as required under any Governmental Regulations, Seller shall not specifically identify the Buyer in any such disclosures without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, and/or (iv) make disclosures of the terms, conditions, and provisions of this Agreement to any purchaser (or prospective purchaser) or otherwise in connection with a CIO Sale Transaction. The provisions of this Section 21 shall survive Closing.

22. Survival. Except as expressly set forth to the contrary herein, no representations, warranties, covenants or agreements of Seller contained herein shall survive the Closing.

23. Drafts Not an Offer to Enter Into a Legally Binding Contract. The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in its respective sole discretion, and both Seller and Buyer have fully executed, delivered and received each other’s counterpart of this Agreement.

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24. Joint and Several Liability. All entities constituting “Buyer” hereunder shall be jointly and severally liable for the faithful performance of the terms and conditions hereof, and of any other document executed in connection herewith, to be performed by Buyer. All entities constituting “Seller” hereunder shall be jointly and severally liable for the faithful performance of the terms and conditions hereof to be performed by Seller; provided, however, that all representations and warranties contained in this Agreement and in any document executed in connection herewith, are made severally by the applicable Seller and any claims or causes of action arising therefrom may be brought only against such applicable Seller and no other Seller shall have any liabilities or obligations with respect thereto.

25. Marketing and Solicitation. From and after the Effective Date and during the term of this Agreement, Seller agrees that it shall not, directly or indirectly, actively market, offer to sell, or solicit any offers to purchase or negotiate for the sale of the Property with any party other than Buyer; provided, however, that nothing contained in this Section 25 or Section 21 above shall preclude or prohibit CIO, CIO OP, or any Subsidiaries form conducting any such activities with respect to or in connection with a CIO Sale Transaction.

26. Seller Termination Right. Notwithstanding anything to the contrary contained in this Agreement, Seller shall have the unilateral right to terminate this Agreement for any reason, or no reason at all (the “Seller Termination Right”), by delivering written notice thereof to Buyer at any time prior to the expiration of the Property Approval Period, in which case this Agreement shall be terminated, and neither party shall have any further rights or obligations under this Agreement except for those obligations that expressly survive any termination hereof. In the event that Seller terminates this Agreement pursuant to this Section 26, then Buyer shall be entitled to the return of the Deposit in accordance with Sections 2.2.1 and 2.2.2 and, subject to the satisfaction of the Seller Termination Fee Payment Condition Precedent, Seller shall promptly pay to Buyer as a termination fee (and not as a penalty) (the “Seller Termination Fee”) either: (x) if Seller terminates this Agreement under this Section 26 prior to the expiration of the initial Property Approval Period because Seller determines (which determination shall be made in Seller’s sole and absolute but good faith discretion) that a CIO Sale Transaction is unlikely to proceed, $500,000.00; (y) if Seller exercises one or both of its options under Section 4.1.6 to extend the Property Approval Period and Seller thereafter terminates this Agreement under this this Section 26 prior to the expiration of the Property Approval Period (as so extended), for any reason or no reason at all, $1,000,000.00; or (z) if Seller terminates this Agreement under this Section 26 prior to the expiration of the Property Approval Period (as the same may have been extended in accordance with Section 4.1.6) because one or more purchasers under a CIO Sale Transaction requires that such transaction include the Property, $2,960,000.00. In connection with Seller’s termination of this Agreement pursuant to clauses (x), (y), or (z) above, Seller shall certify in its termination notice the applicable clause under which Seller is terminating this Agreement and the factual basis therefor (the “Seller Termination Certification”), which certification, if this Agreement is terminated pursuant to clause (z) above, shall include copies or excerpts of any public disclosures filed or otherwise made by CIO that reasonably support the basis of such termination, and shall otherwise be final and binding on both Seller and Buyer for purposes of determining the applicable Seller Termination Fee that is owed to Buyer hereunder. For the avoidance of doubt, (i) the Seller Termination Fee shall be determined under one of (but not more than one of) the foregoing clauses (x) through (z), inclusive, and (ii) in no event will any Seller Termination Fee be payable by Seller in connection with the termination of this Agreement under any other provision (i.e., other than Seller’s unilateral termination right set forth in this Section 26) of this Agreement. As used herein, “Seller Termination Fee Payment Condition Precedent” means that Buyer has acknowledged in writing its acceptance of the Seller Termination Certification and that Buyer has duly executed and delivered to Seller a written release, in commercially reasonable form and substance prepared by Seller, of all Claims of Buyer arising, or that may arise, under this Agreement (other than with respect to Seller’s obligation to pay the Seller Termination Fee upon the satisfaction of the Seller Termination Fee Payment Condition Precedent), including, without limitation, any Claims relating to the facts or circumstances underlying Seller’s exercise of the Seller Termination Right. The provisions of this Section 26 shall survive the termination of this Agreement.

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27. SNDAs. So long as Buyer provides Seller with drafts of each Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) contemplated under this Section 27 within twenty (20) days after the Effective Date, Seller agrees to deliver each such SNDA to each tenant under the Leases, if any, that by their express terms are either not automatically self-subordinating to future deeds of trust or for which such self-subordination is conditioned upon receipt of a non-disturbance agreement from the applicable lender, at the same time that Seller delivers the Estoppel Certificates to such tenants, and Seller will request that each SNDA be signed and notarized and returned to Seller. Buyer shall be responsible for the preparation of such SNDA form for each such tenant. Upon receipt of any such SNDAs so executed by tenants, Seller will deliver the same to Buyer. If any tenant requests to modify the form of the SNDA, Seller shall submit such proposed modifications to Buyer for review and approval; provided that all communications with tenants regarding the SNDAs shall be conducted by Seller, and Buyer shall have no direct communication with tenants regarding the SNDAs, unless Seller otherwise so directs in writing. In no event will Buyer’s receipt of executed SNDAs, or any of them, be a condition to Buyer’s obligation to close the transaction contemplated by this Agreement. In addition, Seller’s failure to obtain any executed SNDAs will not constitute a default by Seller under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year hereinabove written.

“SELLER”	CIO 5090, LIMITED PARTNERSHIP, a Delaware limited partnership

	By:	CIO 5090 GP, LLC, a Delaware limited liability company, its General Partner

		By:	/s/ Greg Tylee
		Name:	Greg Tylee
		Title:	Vice President & Secretary

CIO BLOCK 23, LLC, a Delaware limited liability company

		By:	/s/ Greg Tylee
		Name:	Greg Tylee
		Title:	Vice President & Secretary

CIO PAPAGO TECH HOLDINGS, LLC, a Delaware limited liability company

		By:	/s/ Greg Tylee
		Name:	Greg Tylee
		Title:	Vice President & Secretary

CIO SAN TAN I, LIMITED PARTNERSHIP, a Delaware limited partnership

	By:	CIO San Tan I GP, LLC, a Delaware limited liability company, its General Partner

		By:	/s/ Greg Tylee
		Name:	Greg Tylee
		Title:	Vice President & Secretary

[signatures continue on following page]

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CIO SAN TAN II, LIMITED PARTNERSHIP, a Delaware limited partnership

By:	CIO San Tan II GP, LLC, a Delaware limited liability company, its General Partner

	By:	/s/ Greg Tylee
	Name:	Greg Tylee
	Title:	Vice President & Secretary

CIO PIMA, LIMITED PARTNERSHIP, a Delaware limited partnership

By:	CIO Pima GP, LLC, a Delaware limited liability company, its General Partner

	By:	/s/ Greg Tylee
	Name:	Greg Tylee
	Title:	Vice President & Secretary

CIO QUAD, LIMITED PARTNERSHIP, a Delaware limited partnership

By:	CIO Quad GP, LLC, a Delaware limited liability company, its General Partner

	By:	/s/ Greg Tylee
	Name:	Greg Tylee
	Title:	Vice President & Secretary

CIO CAMELBACK, LIMITED PARTNERSHIP, a Delaware limited partnership

By:	CIO Camelback GP, LLC, a Delaware limited liability company, its General Partner

	By:	/s/ Greg Tylee
	Name:	Greg Tylee
	Title:	Vice President & Secretary

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“BUYER”	SWVP ACQUISITIONS LLC, a Delaware limited liability company

	By:	/s/ Mark Schlossberg
Name: Mark Schlossberg
Title: Manager

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Exhibit 10.2

FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS

This FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (this “Amendment”) is made as of the 23 day of July, 2025 (the “Amendment Effective Date”) by and among (i) CIO 5090, LIMITED PARTNERSHIP, a Delaware limited partnership; CIO BLOCK 23, LLC, a Delaware limited liability company; CIO PAPAGO TECH HOLDINGS, LLC, a Delaware limited liability company; CIO SAN TAN I, LIMITED PARTNERSHIP, a Delaware limited partnership; CIO SAN TAN II, LIMITED PARTNERSHIP, a Delaware limited partnership; CIO PIMA, LIMITED PARTNERSHIP, a Delaware limited partnership; CIO QUAD, LIMITED PARTNERSHIP, a Delaware limited partnership; and CIO CAMELBACK, LIMITED PARTNERSHIP, a Delaware limited partnership (individually and collectively, as the context may require, “Seller”); and (ii) SWVP ACQUISITIONS LLC, a Delaware limited liability company (“Purchaser”).

A. Seller and Purchaser have heretofore entered into that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated as of June 18, 2025 (the “Agreement”), pursuant to which Seller agreed to sell, and Purchaser agreed to purchase, inter alia, a portfolio of real property located in metropolitan Phoenix, Arizona, as more particularly described in the Agreement.

B. Seller and Purchaser desire to amend the Agreement as set forth below, subject to and in accordance with the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1. Recitals. The foregoing recitals are incorporated herein as if fully set forth in this Section 1.

2. Defined Terms. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

3. Interim Date. Notwithstanding anything in the Agreement to the contrary, (i) the definition of Interim Date is hereby deleted and replaced with “July 7, 2025,” (ii) the date by which Seller may deliver a Seller’s Response shall be July 14, 2025, and (iii) Seller’s failure to timely deliver a Seller’s Response shall not constitute a default or breach by Seller under the Agreement and in such event Seller shall be deemed to have elected to not remove or otherwise cure any exceptions disapproved by Buyer in its Title Notice, if any.

4. Contingency Date; Additional Deposit. In Section 9 of the Summary and Definition of Basic Terms in the Agreement (i.e., the definition of Contingency Date), “August 2, 2025” is hereby deleted and replaced with the date set forth above as the Amendment Effective Date. This Amendment shall constitute Buyer’s Approval Notice pursuant to Section 4.1.4 of the

Agreement. Accordingly, Buyer hereby waives its termination right pursuant to said Section 4.1.4 of the Agreement, which termination right is hereafter null, void, and of no further force or effect. Notwithstanding anything to the contrary contained in the Agreement: (a) the Initial Deposit shall hereafter be non-refundable except as is expressly provided for in the Agreement, including without limitation in Sections 4.2, 4.4, 13, and 16.1 of the Agreement, (b) Buyer shall have until 5:00 p.m. (Pacific Time) on the date that is one (1) business day following the Amendment Effective Date to deliver the Additional Deposit in accordance with Section 2.2.2 of the Agreement, and (c) Buyer’s failure to timely deliver any portion of the Additional Deposit in accordance with the preceding subpart (b) shall not cause the automatic termination of the Agreement and shall constitute a material default by Buyer thereunder.

5. SNDA. Notwithstanding anything in the Agreement to the contrary, Buyer must give Seller notice of any requested SNDA on or prior to the Amendment Effective Date, failing which Seller shall have no obligation under the Agreement to request any SNDAs from, or deliver any draft SNDAs to, any tenants under the Leases.

6. Pima Ground Lease Assignment Approvals. The fourth (4th) grammatical sentence of the third (3rd) grammatical paragraph of Section 4.3.5 of the Agreement is deleted in its entirety and replaced with the following:

“Within three (3) business days following the latest to occur of each of the following: (x) Seller’s receipt of written notice from the Community that the Pima Assignment, the Pima Estoppel, and such deed of trust (and the corresponding addendum and lender estoppel) are in form acceptable to the Community, (y) Seller’s receipt of Buyer’s executed and acknowledged originals of the Pima Assignment and deed of trust (and the corresponding addendum and lender estoppel) in accordance with the preceding sentence, and (z) the Contingency Date, Seller shall execute four (4) originals of the Pima Assignment and Pima Estoppel, exert commercially reasonable efforts to cause four (4) originals of the Pima Assignment, Pima Estoppel, and deed of trust (and the corresponding addendum and lender estoppel) to be executed by the Master Lessor and the landlord(s) under the Pima Ground Sublease (as applicable), and deliver the executed originals of such documents to the Community for approval and execution.”

7. Block 23 Ground Lease Assignment Approvals. The fourth (4th) grammatical sentence of the third (3rd) grammatical paragraph of Section 4.3.6 of the Agreement is deleted in its entirety and replaced with the following:

“Within three (3) business days following the latest to occur of each of the following: (x) Seller’s receipt of written notice from the City that the Block 23 Assignment, the Block 23 Estoppel, and such deed of trust (if any) are in form acceptable to the City, (y) Seller’s receipt of Buyer’s executed and acknowledged originals of the Block 23 Assignment and deed of trust in accordance with the preceding sentence, and (z) the Contingency Date, Seller shall execute four (4) originals of the Block 23 Assignment and deliver the executed originals of such documents together with the Block 23 Estoppel to the City for approval and execution.”

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8. Security Deposits. In addition to the proration of security deposits under Section 8.4 of the Agreement, Seller shall provide Buyer with a credit at Closing equal to the aggregate amount of the Existing Unpaid Security Deposits. As used herein, “Existing Unpaid Security Deposits” means any security deposits that are payable by Tenants to Seller (as landlord) under Leases that were executed, delivered, and in effect as of the Effective Date (expressly excluding any Leases entered into following the Effective Date) and that remain unpaid as of the date of Closing. For the avoidance of doubt, Existing Unpaid Security Deposits shall not include any amounts payable by any Tenant to Seller (as landlord) in order to replenish its security deposit under its Lease. Notwithstanding anything to the contrary contained in the Agreement, Seller may, but shall have no obligation to, pursue any Tenant for the payment of any Existing Unpaid Security Deposit prior to Closing. Following Closing, Buyer shall use commercially reasonable efforts to pursue and collect all Existing Unpaid Security Deposits from the applicable Tenants and, to the extent so collected, Buyer shall promptly reimburse Seller for up to (but not in excess of) the amount of the Existing Unpaid Security Deposits for which Seller provided a credit to Buyer at Closing.

9. Tax Clearance Certificates. Seller has heretofore made application to the Community and the Arizona Department of Revenue (the “ADOR”) to obtain the tax clearance certificates required by Section 5.1.12 of the Agreement. Notwithstanding anything to the contrary contained in the Agreement, in the event Seller is unable to obtain a tax clearance certificate, tax compliance certificate, certificate of good standing, or equivalent (collectively, a “Tax Clearance Certificate”) from the ADOR or Community, as applicable, with respect to any particular Property and/or Seller because taxes, other sums, or required filings are then outstanding, then Seller may pay all such outstanding taxes or other sums, or make all such outstanding filings, as applicable, prior to Closing and if so paid or filed by Seller prior to Closing, and if Seller delivers to Buyer at or prior to Closing reasonably sufficient evidence that such payments and/or filings have been made, then such evidence shall suffice in lieu of delivery of a Tax Clearance Certificate with respect to the applicable Seller and such Seller’s obligations under Section 5.1.12 of the Agreement shall thereupon be deemed to have been satisfied. Additionally, if Seller is unable to obtain any Tax Clearance Certificate for any reason whatsoever by the Closing, then from and after the Closing, Seller shall indemnify, defend, and hold harmless Buyer for, from, and against any and all costs, loss, damages or expenses of any kind or nature arising out of or resulting from Seller’s failure to pay any taxes, sums or other amounts owed to the ADOR or Community. This Section 7 will survive the Closing.

10. Leasing Costs. Effective as of the Effective Date of the Agreement, Exhibit K attached to the Agreement is deleted in its entirety and Exhibit K attached to this Amendment is inserted in its place. All references in the Agreement to “Exhibit K” shall hereafter be deemed to mean and refer to Exhibit K attached to this Amendment.

11. Full Force and Effect. Except to the extent amended hereby, all of the terms and conditions of the Agreement shall remain in full force and effect.

12. Conflict or Inconsistency. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control and prevail.

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13. Miscellaneous. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors, personal representatives and assigns. To facilitate execution and delivery of this Amendment, the parties may execute and/or exchange signatures to this Amendment by facsimile transmission, electronic delivery of a PDF copy of the executed Amendment, or by any other means permitted under the Electronic Signatures in Global and National Commerce Act (the ESIGN Act), including, without limitation, through use of DocuSign or similar electronic signature software, which facsimile and PDF copies and electronic signatures shall be deemed valid and binding to the same extent as originals. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument. This Amendment shall be governed by and construed in accordance with the laws of the State of Arizona, without regard to conflict of laws principles.

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IN WITNESS WHEREOF, Seller and Purchaser have executed this Amendment as of the date first written above.

SELLER:

CIO 5090, LIMITED PARTNERSHIP, a Delaware limited partnership

By:	CIO 5090 GP, LLC, a Delaware limited liability company, its General Partner

	By:	/s/ James Farrar
	Name:	James Farrar
	Title:	President

CIO BLOCK 23, LLC, a Delaware limited liability company

By:	/s/ James Farrar
Name:	James Farrar
Title:	President

CIO PAPAGO TECH HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ James Farrar
Name:	James Farrar
Title:	President

CIO SAN TAN I, LIMITED PARTNERSHIP, a Delaware limited partnership

By:	CIO San Tan I GP, LLC, a Delaware limited liability company, its General Partner

	By:	/s/ James Farrar
	Name:	James Farrar
	Title:	President

CIO SAN TAN II, LIMITED PARTNERSHIP, a Delaware limited partnership

By:	CIO San Tan II GP, LLC, a Delaware limited liability company, its General Partner

	By:	/s/ James Farrar
	Name:	James Farrar
	Title:	President

CIO PIMA, LIMITED PARTNERSHIP, a Delaware limited partnership

By:	CIO Pima GP, LLC, a Delaware limited liability company, its General Partner

	By:	/s/ James Farrar
	Name:	James Farrar
	Title:	President

CIO QUAD, LIMITED PARTNERSHIP, a Delaware limited partnership

By:	CIO Quad GP, LLC, a Delaware limited liability company, its General Partner

	By:	/s/ James Farrar
	Name:	James Farrar
	Title:	President

CIO CAMELBACK, LIMITED PARTNERSHIP, a Delaware limited partnership

By:	CIO Camelback GP, LLC, a Delaware limited liability company, its General Partner

	By:	/s/ James Farrar
	Name:	James Farrar
	Title:	President

PURCHASER:

SWVP ACQUISITIONS LLC, a Delaware limited liability company

By:	/s/ Mark Schlossberg
Name:	Mark Schlossberg
Title:	Authorized Representative

SWVP GUARANTOR’S CONSENT

The undersigned (the “SWVP Guarantor”): (i) hereby consents and agrees to the amendments, modifications, supplementations, and all other matters contained in this Amendment; (ii) ratifies and reaffirms to Seller each of the representations, warranties, covenants and agreements of SWVP Guarantor set forth in the Limited Guaranty; and (iii) acknowledges and agrees that the Limited Guaranty will continue in full force and effect with respect to the Agreement, as amended by this Amendment, in favor of Seller, and that all references in the Limited Guaranty to the Agreement shall refer to the Agreement, as amended by this Amendment.

SWVP GUARANTOR:

SOUTHWEST VALUE PARTNERS FUND 24 LP, a Delaware limited partnership

By:	SWVP Fund 24 GP LLC,
a Delaware limited liability company,
its General Partner

	By:	/s/ Mark Schlossberg
	Name:	Mark Schlossberg
	Its:	Manager

Exhibit 10.3

AMENDMENT NO. 3

TO

EXECUTIVE EMPLOYMENT AGREEMENT

In connection with the closing of the transaction (the “Transaction”) contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among (i) MCME Carell Holdings, LP, a Delaware limited partnership (“Parent”), (ii) MCME Carell Merger Sub, LLC, a Maryland limited liability company, and (iii) City Office REIT, Inc. (the “REIT”), this Amendment No. 3 (the “Amendment”) is intended to amend the Executive Employment Agreement (the “Agreement”) between City Office Management ULC (the “Company”), a wholly-owned subsidiary of the REIT, and Mr. James Farrar, as Chief Executive Officer of the REIT, dated as of February 1, 2018, pursuant to Section 17 of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement. Unless otherwise indicated, all section references in this Amendment refer to sections of the Agreement. This Amendment is effective as of (and conditional upon) the Closing Date (as defined in the Merger Agreement).

WHEREAS, Mr. Farrar is a shareholder of the REIT and an owner of a significant amount of the REIT’s equity interests, and Mr. Farrar shall receive significant consideration in connection with the Transaction;

WHEREAS, the amendments as set forth herein are necessary to preserve the value of the business of the REIT and its subsidiaries for Parent following the Transaction and Mr. Farrar acknowledges that the limitations of time, geography and scope of activity agreed to pursuant to the amendments are reasonable because, among other things, the Company is engaged in a highly competitive industry, and Mr. Farrar has had unique access to the trade secrets and know-how of the Company, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the Company;

WHEREAS, the Company desires to continue to employ Mr. Farrar and Mr. Farrar, desires to continue to be employed by the Company;

NOW, THEREFORE, in consideration of Mr. Farrar’s continued employment by the Company and the compensation now and later paid to Mr. Farrar, the payment by the Company to Mr. Farrar of $25,000.00 (twenty-five thousand U.S. dollars), paid within thirty (30) days following the Closing Date, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Mr. Farrar hereby agree as follows:

1.01	Amendment of Agreement. The Agreement is hereby amended as follows:

Section 15(a) is hereby amended and restated in its entirety as follows:

General Covenants of the Executive. The Executive acknowledges that as of July 23, 2025 the principal business of the Company is acquiring, owning and operating Suitable Properties. “Suitable Properties” are defined as (x) developed commercial real estate properties (i) where at least eighty-five percent (85%) of the net rentable area is allocated for office use, (ii) that have leases in place for at least eighty-five percent (85%) of the net rentable area of the building, and (iii) with leases that have, in the aggregate, a weighted average (based on square footage) of at least three years remaining at the time of acquisition or (y) any underdeveloped or unimproved real property that is contiguous to a property owned by the Company. The acquisition, ownership and operation of Suitable Properties are collectively referred to as the “Business”. The Executive also acknowledges that (i) the Company knows of a limited number of persons who have developed the Business; (ii) the Business is, in part, national in scope; (iii) the Executive’s work for the Company and its subsidiaries has given and will continue to give the Executive access to the confidential affairs, proprietary information and trade secrets of the Company; (iv) the covenants and agreements of the Executive contained in this Section 15 are essential to the business and goodwill of the Company; and (v) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 15.

Section 15(b) is hereby amended and restated in its entirety as follows:

Covenants Against Competition. The covenant against competition herein described shall apply during the Executive’s employment as provided herein and until the date that is the twelve (12) month anniversary of the termination of the Executive’s employment for any reason (the “Restriction Period”), throughout the United States (the “Restriction Territory”). During the Restriction Period the Executive shall not, anywhere within the Restricted Territory, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated with, in an executive, senior management, strategic or professional capacity, whether as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, that is similar to an engagement in an executive, senior management, strategic or professional capacity although otherwise named in any business or venture engaged in the Business; provided, however, that, notwithstanding the foregoing, (i) the Executive may own or participate in the ownership of any entity which the Executive owned or managed or participated in the ownership or management of prior to the Effective Date, which ownership, management or participation has been disclosed to the Board; (ii) the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System or equivalent non-U.S. securities exchange, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own two percent (2%) or more of any class of securities of such entity; (iii) the Executive may own or participate in the ownership of Second City Real Estate II, Limited Partnership, Clarity Real Estate Limited Partnership, as well as their respective general partners, related companies and future Clarity Real Estate Limited Partnership fund vehicles, which ownership, management or participation has been disclosed to the Board; and (iv) the Executive may, directly or indirectly, invest in commercial real estate or other assets so long as they are not Suitable Properties (as defined in Section 15(a)), and the Executive may own or participate in the ownership of Suitable Properties if such opportunity has been first provided to the Company and the Company has declined to acquire it in writing, providing that such ownership, management or participation has been disclosed to the Board.

Section 15(d) is hereby amended and restated in its entirety as follows:

Nonsolicitation. During the Restriction Period, the Executive shall not, without the Company’s prior-written consent, directly or indirectly, (i) knowingly solicit or knowingly encourage to leave the employment or other service of the Company or any of its affiliates, any employee employed by the Company; or (ii) whether for the Executive’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s relationship with, or endeavor to entice away from the Company any person who during the Executive’s employment with the Company is or was a lender, investor, customer, tenant or client of the Company and with whom the Executive had business contact in the preceding twelve (12) month period.

Section 18 is hereby amended and restated in its entirety as follows:

ARBITRATION. The parties agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between the Executive and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) arising out of or relating in any manner to the employment or the termination of employment of the Executive, including claims or controversies that arose, existed, or accrued prior to the signing of this Agreement (whether known or unknown at the time of signing) and that may arise or accrue after the signing of this Agreement, including but not limited to claims related to the interpretation, applicability, or enforceability of this Section 18, shall be resolved by final and binding arbitration. Except as specifically provided herein, any arbitration proceeding shall be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA Rules”), available at www.adr.org/rules or provided upon request by the Company. Claims subject to arbitration shall include without limitation contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Worker Adjustment and Retraining Act, the Florida Civil Rights Act, the Florida Equal Pay Act and the Florida Whistleblower Protection Act. However, claims for unemployment compensation, workers’ compensation, claims under the National Labor Relations Act, claims related to sexual assault and sexual harassment, and other claims that are or may be excluded by law shall not be subject to arbitration (the “Excluded Claims”). The parties agree that if any dispute involves both timely filed Excluded Claims and claims subject to this Section 18, the parties agree to bifurcate and stay for the duration of the arbitration proceedings any such Excluded Claims.

The parties agree that any claim subject to this Section 18 must be brought to arbitration within the statute of limitations for bringing such a claim in court or before the appropriate administrative agency, as applicable. Nothing in this Section 18 precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim, such as the Equal Employment Opportunity Commission, the Florida Commission on Human Relations or the National Labor Relations Board. In addition, either party may, at its option, seek injunctive or equitable relief in a court of competent jurisdiction, including, but not limited to, with respect to the covenants set forth in Section 15 of this Agreement.

EXCEPT AS PROVIDED OTHERWISE BY LAW AND HEREIN, THE EXECUTIVE AGREES THAT ALL CLAIMS MUST BE BROUGHT IN THEIR INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF OR PARTICIPATING CLASS MEMBER IN ANY PURPORTED CLASS, COLLECTIVE, OR CONSOLIDATED PROCEEDING OR IN ANY REPRESENTATIVE ACTION, AND THE EXECUTIVE EXPRESSLY WAIVES ANY RIGHT THE EXECUTIVE HAD OR MAY HAVE HAD TO HAVE ANY DISPUTE BROUGHT, HEARD, OR ARBITRATED AS A CLASS ACTION, COLLECTIVE ACTION AND/OR REPRESENTATIVE ACTION. THE ARBITRATOR HAS NO AUTHORITY TO ADJUDICATE CLASS, COLLECTIVE, OR CONSOLIDATED PROCEEDINGS OR REPRESENTATIVE ACTIONS, OTHER THAN TO ENFORCE THIS PROVISION. THIS CLASS ACTION WAIVER SHALL BE INTERPRETED CONSISTENT WITH APPLICABLE FEDERAL LAW (AND STATE LAW TO THE EXTENT IT IS NOT PREEMPTED BY FEDERAL LAW).

Either the Company or the Executive may bring an action in a court of competent jurisdiction to compel arbitration under this Section 18 and to enforce an arbitration award. All arbitration hearings under this Section 18 shall be conducted in Miami, Florida, unless otherwise required by applicable law. Because the Company engages in transactions involving interstate commerce and the Executive’s employment involves such transactions, this agreement to arbitrate shall be governed by the Federal Arbitration Act to the extent allowed by law. In ruling on procedural and substantive issues raised in the arbitration itself, the Arbitrator shall in all cases apply the substantive law of Florida unless otherwise required by applicable law.

The Company shall pay the costs of the arbitrator, forum, and filing fees, except that the Executive will be required to pay an amount equivalent to the filing fees the Executive would have incurred if filing in court for any claim initiated by the Executive. Each party shall pay its own costs and attorneys’ fees, unless a party prevails on a statutory or contract claim, and the statute or contract provides that the prevailing party is entitled to payment of its attorneys’ fees, or if there is a written agreement providing for attorneys’ fees and costs to be awarded to the prevailing party. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law.

The parties’ obligations under this Section 18 shall survive the termination of the Executive’s employment with the Company.

THE PARTIES UNDERSTAND AND AGREE THAT THIS SECTION 18 INCLUDES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS SECTION 18. THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY ARE EACH EXECUTING THIS AGREEMENT TO ARBITRATE WITHOUT DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE.

Section 19 is hereby amended and restated in its entirety as follows:

APPLICABLE LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

2.01

Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

3.01

Ratification. Except as expressly amended by this Amendment, the Agreement is in all respects ratified and confirmed and all of the terms and conditions and provisions of the Agreement shall remain in full force and effect.

4.01

Effectiveness. This Amendment shall be effective as of the Closing Date and, notwithstanding anything contained in this Amendment, in the event the Merger Agreement is terminated in accordance with its terms prior to the Closing (as defined in the Merger Agreement), this Amendment shall automatically terminate and be void ab initio and without any further force or effect and, at such time, no party hereto shall be bound by any of the terms of this Amendment.

5.01

Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto execute this Amendment, to be effective as of July 23, 2025.

CITY OFFICE MANAGEMENT ULC

By:	City Office REIT, Inc.

By:	/s/ John Sweet
Name: John Sweet
Title: Chairman of the Board of Directors

CITY OFFICE REIT Operating Partnership, L.P.

By:	City Office REIT, Inc.

By:	/s/ John Sweet
Name: John Sweet
Title: Chairman of the Board of Directors

/s/ James Farrar
James Farrar

[Signature Page to Amendment No. 3 to the Executive Employment Agreement of City Office REIT, Inc.]

Exhibit 99.1

City Office REIT Enters into Definitive Agreement for Sale at $7.00 per Share of Common Stock in Transaction Valued at Approximately $1.1 Billion

VANCOUVER—July 24, 2025— City Office REIT, Inc. (NYSE: CIO) (“City Office”, or the “Company”) today announced that it has entered into a definitive merger agreement (“the Merger Agreement”) with MCME Carell Holdings, LP and MCME Carell Holdings, LLC (collectively, “MCME Carell” or the “Buyer”) under which, subject to the satisfaction of the conditions set forth in the Merger Agreement, MCME Carell will acquire (other than shares owned by the Buyer, the Company or their respective affiliates) all of the issued and outstanding shares of City Office for $7.00 per share of common stock in cash (the “Transaction”).

Subject to the satisfaction of the conditions set forth in the Merger Agreement – which includes, among other things, the sale of the Company’s Phoenix portfolio (as more thoroughly described in the Merger Agreement and accompanying filing made by the Company on Form 8-K) – holders of City Office’s common stock will receive $7.00 per share in cash at closing of the Transaction. The Transaction price represents a premium of 26% to City Office’s common stock closing share price on the NYSE on the last trading day prior to the announcement of the Transaction, and a 39% premium to the volume weighted average share price on the NYSE over the previous 90 days. Upon the closing of the Transaction, holders of the Company’s 6.625% Series A Cumulative Preferred Stock will receive cash equal to $25.00 per share, plus all accrued and unpaid distributions (whether or not declared, and subject to deduction for any withholding tax) up to, but excluding, the date the Transaction is consummated. The Transaction is valued at approximately $1.1 billion, including the assumption or repayment of indebtedness, the redemption of the Company’s issued and outstanding preferred stock, and the sale of the Company’s Phoenix portfolio.

“After conducting an extensive process to explore potential strategic alternatives, we are pleased to have reached an agreement with MCME Carell” said James Farrar, City Office’s Chief Executive Officer. “In light of a challenging environment for the office sector, this Transaction delivers immediate and significant value to our shareholders.”

“We are pleased to have reached an agreement with City Office to effectuate this Transaction. This opportunity underscores our partnership’s continued belief in the recovery of the office sector and our interest in acquiring high-quality office assets in strong growth markets,” said Mukang Cho, Chief Executive Officer of Morning Calm Management, LLC.

Transaction Terms, Timing and Approvals

The Transaction is expected to close in the fourth quarter of 2025 and is subject to the satisfaction of a number of customary closing conditions more thoroughly described in the Merger Agreement, including the approval of City Office shareholders. The Transaction has been unanimously approved by City Office’s Board of Directors. The Transaction is not conditioned upon the receipt of financing by the Buyer.

City Office will pay its previously announced second quarter dividend on July 24, 2025, but the City Office Board of Directors has resolved to suspend future quarterly common stock dividend payments through the expected close of the Transaction. City Office will continue to pay regular quarterly dividends on its Series A Cumulative Preferred Stock.

Upon completion of the Transaction, City Office will become a private company and shares of City Office Common Stock and Series A Cumulative Preferred Stock will no longer trade on the NYSE.

As a result of today’s announcement, the Company does not plan to host a conference call or webcast to discuss its financial results for the quarter ended June 30, 2025, but expects to announce earnings before the market opens on July 31, 2025.

Advisors

Raymond James & Associates, Inc. and Jones Lang LaSalle Securities, LLC acted as City Office’s exclusive financial advisors. DLA Piper LLP (US) served as City Office’s special M&A legal counsel, and Hogan Lovells US LLP served as City Office’s corporate legal counsel. Eastdil Secured acted as the Buyer’s financial advisor, and Gibson Dunn & Crutcher LLP served as the Buyer’s legal counsel.

About City Office REIT, Inc.

City Office REIT is an internally-managed real estate company focused on acquiring, owning and operating office properties located predominantly in Sun Belt markets. City Office currently owns or has a controlling interest in 5.4 million square feet of office properties. The Company has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

About MCME Carell

MCME Carell is an affiliate of Elliott Investment Management L.P. and Morning Calm Management, LLC. Elliott Investment Management L.P. (together with its affiliates, “Elliott”) is a multi-strategy investment manager and one of the oldest funds of its kind under continuous management. As of December 31, 2024, Elliott manages approximately $72.7 billion in assets. Morning Calm Management, LLC is an investment and management firm with a focus on special situation investing and commercial real estate credit. The firm owns approximately 10 million square feet of commercial real estate on behalf of institutional and private capital and manages a series of investment strategies across the real estate capital structure.

Forward-looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company’s current beliefs as to the outcome and timing of future events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “approximately,” “anticipate,” “assume,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “hypothetical,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” or other similar words or expressions. There can be no assurance that actual results of forward-looking statements, including but not limited to the consummation of the proposed Transaction or the Phoenix Sale, or those pertaining to expectations regarding our financial performance, expectations as to the likelihood and timing of closing of acquisitions, dispositions, or other transactions, the expected operating performance of the Company’s current properties, and changes in local, regional, national and international economic conditions, including as a result of the systemic and structural changes in the demand for commercial office space. Forward-looking statements presented in this press release are based on management’s beliefs and assumptions made by, and information currently available to, management.

The forward-looking statements contained in this press release are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to us and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to the factors, risks and uncertainties described above, changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors described in our news releases and filings with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to those described in our Annual Report on Form 10-K for the year ended December 31, 2024 under the heading “Risk Factors” and in our subsequent reports filed with the SEC, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove to be incorrect, our actual results may vary in material respects from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company does not guarantee that the assumptions underlying such forward-looking statements contained in this press release are free from errors. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

Additional Information and Where to Find It

A full description of the terms of the Transaction and the Merger Agreement will be provided in the proxy statement that the Company intends to file with the SEC to be used at its special meeting of shareholders to approve the proposed Transaction. SHAREHOLDERS ARE ADVISED TO READ, WHEN AVAILABLE, CITY OFFICE’S PRELIMINARY PROXY STATEMENT AND DEFINITIVE PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING BECAUSE THESE STATEMENTS WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement will be mailed to shareholders as of a record date to be established for voting on the proposed Transaction. Shareholders will also be able to obtain a copy of the proxy statement, without charge, by directing a request to: City Office REIT, Inc., Investor Relations, 666 Burrard Street, Suite 3210, Vancouver, British Columbia, V6C 2X8, or at its website, https://cioreit.com. The preliminary proxy statement and definitive proxy statement, once available, can also be obtained, without charge, at the SEC’s internet site (http://www.sec.gov).

Participants in Solicitation

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from shareholders of the Company in favor of the proposed Transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed Transaction will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as filed with the SEC on February 20, 2025 or its annual proxy statement filed with the SEC on March 12, 2025.

Contacts

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cityofficereit.com